Exhibit T3E-1

CONFIDENTIAL OFFERING MEMORANDUM

Nuverra Environmental Solutions, Inc.

Offer to Exchange and Consent Solicitation

for

Any and All of its Outstanding 9.875% Senior Notes due 2018 and Related Guarantees

The Exchange Offer (as defined below) and Consent Solicitation (as defined below) will expire at 11:59 p.m., New York City time, on April 12, 2016, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).

Holders of the Existing Notes (as defined below) who validly tender their Existing Notes and deliver their Consents (as defined below) on or prior to 11:59 p.m., New York City Time, on March 29, 2016 (such date and time, as the same may be extended or earlier terminated, the “Early Exchange Date”) will be eligible to receive the Total Consideration as described below. Holders of the Existing Notes who validly tender their Existing Notes and deliver their Consents after the Early Exchange Date but on or prior to the Expiration Date will be eligible to receive the Exchange Consideration described below. Each Consent (as defined below) will constitute a consent to (i) the Waiver (as defined below), (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the proposed Warrant Agreement (as defined below), and (iii) for new holders of Common Stock (as defined below), a vote of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering (each as defined below).

The Exchange Offer is conditioned upon, among other things, the satisfaction of the Minimum Tenders Condition, the Requisite Consents Condition the Interest Payment Condition and the General Conditions (each as defined below). If the Requisite Consents (as defined below) are received, the Waiver will become effective on the Acceptance Date or the Early Acceptance Date, as the case may be (each as defined below). A holder who tenders the Existing Notes pursuant to the Exchange Offer, and therefore delivers a Consent, may not validly withdraw such tendered Existing Notes or revoke such Consent.

Nuverra Environmental Solutions, Inc. (which is referred to herein as “Nuverra”) and together with its subsidiaries (is referred to herein collectively as the “Company”, “we”, “our” or “us”), has proposed a financial restructuring (the “Proposed Restructuring”) which is described in this offering memorandum and consent solicitation statement (this “Offering Memorandum”).

In developing the Proposed Restructuring, the Company, along with its advisors, engaged in extensive discussions with representatives of certain holders of Existing Notes (such holders, the “Supporting Noteholders”), as well as representatives of its existing revolving asset-based credit facility lenders and certain of its existing equity holders. On March 11, 2016, those discussions resulted in a restructuring support agreement (as amended from time to time in accordance with its terms, the “Restructuring Support Agreement”), which we entered into with the holders of approximately 81% in aggregate principal amount of the Existing Notes. The Restructuring Support Agreement outlines the terms and conditions of the Proposed Restructuring and the obligations and commitments of the parties with respect to the Proposed Restructuring. The Restructuring Support Agreement is attached to this Offering Memorandum as Exhibit B.

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Offer to Exchange and Consent Solicitation Statement

In response to the Company’s financial results and concerns about long-term liquidity, the Company has reviewed various options to restructure its balance sheet to improve its overall capital structure. As a result, the Company’s board of directors, with assistance from its advisors, has developed the Proposed Restructuring, one component of which is the Exchange Offer and the Consent Solicitation, intended to restructure its balance sheet and improve its overall capital structure. See “The Proposed Restructuring” for additional details.

Pursuant to the Proposed Restructuring, the Company is hereby making an exchange offer (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this Offering Memorandum and in the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal,” and together with this Offering Memorandum, the “Exchange Offer Documents”), for its outstanding 9.875% Senior Notes due 2018 (the “Existing Notes”).

The consideration (the “Exchange Consideration”) for each $1,000 principal amount of the Existing Notes tendered on or prior to the Expiration Date, but after the Early Exchange Date, shall be, at the election of the holder of the Existing Notes either $1,000 in: (i) principal amount of the new Senior Secured Second Lien Notes due 2021 (the “Notes”) to be issued by the Company or (ii) shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Equity Conversion”), converted at the Conversion Price (as defined below). In no case shall the Equity Conversion exceed (a) a maximum aggregate principal amount of Existing Notes tendered in the Equity Conversion of $3.5 million or (b) a maximum number of shares of Common Stock of 10 million. If the aggregate principal amount of Existing Notes tendered in the Equity Conversion exceeds the applicable limit on the Equity Conversion, as described above, holders participating in the Equity Conversion shall receive a pro rata share of Common Stock. Any excess amounts of Existing Notes validly tendered and not converted into Common Stock as a result of such limit on the Equity Conversion being reached shall be exchanged for Notes, subject to minimum denomination requirements. Any portion of an unexchanged but validly tendered Existing Note in integral multiples of less than $1,000 that remains unexchanged for Common Stock, due to minimum denomination requirements, will be rounded to the nearest $1,000 multiple and exchanged for a Note as follows: (i) amounts equal to or greater than $500 will be rounded to the next higher $1,000 increment and (ii) amounts less than $500 will be rounded to the next lower $1,000 increment. The conversion price for the Equity Conversion shall be the higher of (x) the volume weighted average price of the Company’s Common Stock for the fifteen (15) Trading Days (as defined below) through and including March 11, 2016, and (y) the volume weighted average price of the Company’s Common Stock for the fifteen (15) Trading Days from and after March 14, 2016, (the “Conversion Price”). See “The Exchange Offer and the Consent Solicitation—Principal Terms of the Exchange Offer and the Consent Solicitation” for further information on the calculation of the volume weighted average price.

The consideration (the “Total Consideration”) for each $1,000 principal amount of the Existing Notes tendered on or prior to the Early Exchange Date shall be: (i) the Exchange Consideration and (ii) a pro rata share (based on the aggregate principal amount of the Existing Notes tendered on or prior to the Early Exchange Date) of penny warrants (the “Warrants”) sufficient to purchase 10% of shares of the Common Stock, subject to dilution only by the shares issued or to be issued in connection with a new management incentive plan that we expect to implement upon completion of the Proposed Restructuring. The Exchange Consideration and Total Consideration are together referred to as the “Consideration.”

In addition to the Consideration, the Company will pay in cash, (i) all interest due on the Existing Notes when due in accordance with that certain Indenture for 9.875% Senior Notes Due 2018, dated as of April 10, 2012, by and among Heckmann Corporation (as predecessor in interest to Nuverra), as Issuer, each of the Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Original Indenture”), to the extent such Existing Notes are outstanding (subject to the right of holders of the Existing Notes on the relevant record date to receive all interest due on the relevant interest payment date), and (ii) all accrued and unpaid interest on the Existing Notes accepted in the Exchange Offer from the applicable latest interest payment date to the Early Settlement Date or the Settlement Date, as the case may be.

The Notes offered hereby will be issued under a new indenture (the “Indenture”) to be entered into by and among Nuverra, the subsidiary guarantors named therein (which will be the same subsidiary guarantors under the Original Indenture) and a trustee (the “Trustee”). The Notes will be Nuverra’s secured second lien obligations and will be effectively junior to Nuverra’s existing and future secured first lien indebtedness, including indebtedness incurred under the Credit Facility and First Lien Term Loan (each as defined below), to the extent of the value of the collateral securing such indebtedness, effectively senior to all of Nuverra’s existing and future unsecured indebtedness and senior to any existing and future subordinated indebtedness that Nuverra may incur. For a description of the Notes, see “Description of the Notes”

The distributions of Warrants and Common Stock are subject to dilution of up to 5-10% resulting from the issuance of equity pursuant to a new management incentive plan that we expect to implement upon completion of the Proposed Restructuring.

In conjunction with the Exchange Offer, the Company hereby solicits (the “Consent Solicitation”) the Consents (the “Consents”). Any holder who tenders the Existing Notes pursuant to the Exchange Offer must also deliver a Consent. Each Consent will constitute a consent to (i) the waiver of certain provisions and events of default (the “Waiver”) to the Existing Notes (and related guarantees) and the Original Indenture pursuant to which the Existing Notes were issued, as described further in “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the proposed warrant agreement among the holders of Common Stock (the “Warrant Agreement”), on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and (iii) for new holders of Common Stock, an exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering. Holders may not deliver such Consent without tendering their Existing Notes.

If the Restructuring Support Agreement is terminated by the Supporting Noteholders in accordance with its terms, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Notes and delivery of related Consents and the Exchange Offer shall be terminated.

SEE “NOTICE TO INVESTORS” AND “IMPORTANT INFORMATION” BEGINNING ON PAGE ix AND PAGE viii, RESPECTIVELY, FOR IMPORTANT INFORMATION REGARDING THE EXCHANGE OFFER AND CONSENT SOLICITATION.

SEE “RISK FACTORS” BEGINNING ON PAGE 19 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Offering Memorandum is March 16, 2016

As used in this Offering Memorandum, the terms set forth in the columns below refer to the calendar dates and events ascribed to them. Holders of the Existing Notes should take note of the following dates in connection with the Exchange Offer and the Consent Solicitation.

Date	Calendar Date	Event
“Early Exchange Date”	11:59 p.m., New York City time, on March 29, 2016, unless extended by the Company in its discretion, subject to the terms and conditions of the Restructuring Support Agreement.	The last day for holders to elect to tender the Existing Notes and deliver their Consents pursuant to the Exchange Offer in order to receive the Total Consideration.

“Early Acceptance Date”	The Company expects that this date will be the date following the Early Exchange Date on which the conditions to the Company’s obligation to accept for exchange, and to deliver the Total Consideration, in exchange for, validly tendered Existing Notes are satisfied. See “The Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation.”	Acceptance of all validly tendered Existing Notes on or prior to the Early Exchange Date.

“Early Settlement Date”	At the Company’s election, with the consent of the Supporting Noteholders, at any time after the Early Exchange Date and prior to the Settlement Date, subject to the terms and conditions of the Restructuring Support Agreement.	Delivery of the Total Consideration in exchange for all validly tendered Existing Notes prior to the Early Exchange Date.

“Expiration Date”	11:59 p.m., New York City time, on April 12, 2016, unless extended by the Company in its discretion, subject to the terms and conditions of the Restructuring Support Agreement.	The last day for holders to tender the Existing Notes and deliver their Consents pursuant to the Exchange Offer in order to receive the Exchange Consideration.

“Acceptance Date”	The Company expects that this date will be the first business day following the Expiration Date on which the conditions to the Company’s obligation to accept for exchange, and to deliver the Exchange Consideration or Total Consideration, as applicable, in exchange for, validly tendered Existing Notes are satisfied. See “The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation.”	Acceptance of validly tendered Notes on or prior to the Expiration Date with the exception of any validly tendered Existing Notes accepted on the Early Acceptance Date.

“Settlement Date”	The Company expects that this date will be the first closing date in connection with the Proposed Restructuring and will be three business days after the Expiration Date, assuming such closing has not occurred on the Early Settlement Date.	Delivery of the Consideration in exchange for validly tendered Existing Notes prior to the Expiration Date with the exception of any Consideration delivered in exchange for Existing Notes on the Early Settlement Date.

Any holder who tenders the Existing Notes pursuant to the Exchange Offer must also deliver a Consent. Each Consent will constitute a consent to (i) the Waiver to the Existing Notes (and related guarantees) and the Original Indenture pursuant to which the Existing Notes were issued, as described further in “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and (iii) for new holders of Common Stock, an exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering. Holders may not deliver Consents without tendering Existing Notes. Holders who validly tender their Existing Notes pursuant to the Exchange Offer will be deemed to have delivered their Consents by such tender.

Upon the terms and subject to the conditions set forth in the Exchange Offer, the Company will deliver the (i) Exchange Consideration in exchange for all validly tendered Existing Notes on or prior to the Expiration Date, but after the Early Exchange Date and (ii) Total Consideration in exchange of all validly tendered Existing Notes on or prior to the Early Exchange Date, in each case, if such Existing Notes are accepted for exchange (the date of such acceptance being the Early Acceptance Date or the Acceptance Date, as the case may be, and the date of such delivery being the Early Settlement Date or the Settlement Date, as the case may be) upon satisfaction of the conditions specified herein.

The Waiver constitutes a single proposal which consists of two separate parts. If the Waiver becomes effective, holders who do not tender their Existing Notes on or prior to the Expiration Date or the Early Exchange Date, as the case may be, or at all, will waive:

(1) for the purposes of the Proposed Restructuring, (i) any redemption rights upon the occurrence of a Change of Control in connection with the issuance to Mark D. Johnsrud of Common Stock in exchange for the approximately $31.4 million in aggregate principal amount of the Existing Notes (the “Johnsrud Notes”) beneficially owned or controlled by Mark D. Johnsrud (the “Johnsrud Equity Conversion”); (ii) the “Limitation on Liens” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan or the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; (iii) the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan and the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; and (iv) any actual or potential defaults or events of default in connection with (i), (ii) and (iii); and

(2) for so long as the Existing Notes are outstanding, (i) substantially all of the restrictive covenants in the Original Indenture (other than the covenants to pay principal of and interest on the Existing Notes when due) including covenants requiring the Company to furnish reports filed with the SEC; deliver compliance certificates to the trustee under the Original Indenture; pay all material taxes of the Company; not to claim the benefit of stay, extension or usury law; not to make prohibited restricted payments; not to restrict the ability of the Company’s restricted subsidiaries from paying dividends or distributions; not to incur additional indebtedness other than permitted indebtedness; not to carry out certain asset sales; not to enter into or amend certain affiliate transactions; not to engage in any business other than permitted businesses; maintain its corporate existence and that of its restricted subsidiaries; not to designate any restricted subsidiary as an unrestricted subsidiary if such designation would cause a default; and not to merge the Company with another entity or sell or lease substantially all the assets of the Company unless additional debt could be incurred under a financial ratio test; and (ii) any and all potential defaults due to or in connection with any non-compliance or potential non-compliance with the Original Indenture, in each case, as such waiver relates to a violation or potential violation of the above restrictions. For a description of the Waiver to the Original Indenture for which Consents are being sought pursuant to the Consent Solicitation, see “The Waiver of Certain Provisions to the Original Indenture,” and Exhibit A.

Holders who do not tender their Existing Notes will not receive the Exchange Consideration or the Total Consideration. The Early Acceptance Date or the Acceptance Date, as the case may be, is expected to be the date

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following the Early Exchange Date or the Expiration Date, respectively, on which the conditions to the Company’s obligation to accept for exchange, and to deliver the Exchange Consideration or the Total Consideration, as applicable in exchange for, validly tendered Existing Notes are satisfied. See “The Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation.” The Early Settlement Date or the Settlement Date, as the case may be, is expected to be promptly following the Early Acceptance Date or the Acceptance Date, respectively. Under no circumstances will any interest be payable because of any delay by DTC (as defined below) in the transmission of funds to holders. In the event that the Exchange Offer and Consent Solicitation is withdrawn or otherwise not completed, neither the Exchange Consideration nor Total Consideration will be delivered or become deliverable.

In order to be effective, the Waiver requires the consent of the holders of a majority in aggregate principal amount of the outstanding Existing Notes (the “Requisite Consents”). In the Consent Solicitation, the Company is seeking Consents to all aspects of the Waiver to the Original Indenture as a single proposal, among other things. Accordingly, any Consent purporting to consent only to some of the Waiver will be a valid delivery of a Consent by a holder as to all of the Waiver. Promptly following the Expiration Date, if the Requisite Consents have been received with respect to the Original Indenture, the Company will notify the depositary for the Exchange Offer and the Consent Solicitation, Ipreo LLC (the “Exchange and Information Agent”), that the Existing Notes governed by the Original Indenture, the tender of which represents the Requisite Consents, are accepted for exchange. If the Exchange Offer is terminated or withdrawn, or the Existing Notes relating to the Exchange Offer are not accepted for exchange for any reason, the Original Indenture governing the Existing Notes will remain in effect in its present form. Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions thereof, the Supporting Noteholders are required to deliver Consents. If such Consents are validly delivered and not deemed revoked, no additional Consents are needed in order to adopt the Waiver.

If the Restructuring Support Agreement is terminated by the Supporting Noteholders in accordance with its terms, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Notes and delivery of related Consents and the Exchange Offer shall be terminated.

Any Existing Notes not tendered and exchanged pursuant to the Exchange Offer will remain outstanding. If the Requisite Consents are received and the Waiver becomes effective, such Existing Notes that are not exchanged pursuant to the Exchange Offer will not have the benefit of certain covenants and other related provisions, including certain events of default, that will be waived from the Original Indenture by the Waiver.

Notwithstanding any other provision of the Exchange Offer and Consent Solicitation, the Company’s obligation to accept for exchange, and to deliver the Consideration in exchange for validly tendered Existing Notes pursuant to the Exchange Offer is subject to, and conditioned upon, the satisfaction of or its waiver of the following conditions with respect to the Existing Notes:

•	there being validly tendered at least 95% of the aggregate principal amount of Existing Notes outstanding (other than the Johnsrud Notes) (the “Minimum Tenders Condition”);

•	there being validly received the Requisite Consents (the “Requisite Consents Condition”);

•	all interest due on the Existing Notes when due in accordance with the Original Indenture, to the extent such Existing Notes are outstanding (subject to the right of holders of the Existing Notes on the relevant record date to receive all interest due on the relevant interest payment date), and all accrued and unpaid interest on the Existing Notes accepted in the Exchange Offer from the applicable latest interest payment date to the Early Settlement Date or the Settlement Date, as the case may be having been paid (the “Interest Payment Condition”); and

•	the General Conditions (as defined below)

The Company reserves the right, subject to the terms and conditions of the Restructuring Support Agreement and applicable securities laws, to (i) waive any and all conditions to the Exchange Offer or the Consent Solicitation or (ii) extend or terminate the Exchange Offer or the Consent Solicitation at any time.

In the event that the Exchange Offer and the Consent Solicitation are terminated or otherwise not completed, neither the Exchange Consideration nor the Total Consideration will be delivered or become deliverable to holders of the Existing Notes who have validly tendered their Existing Notes and delivered Consents in connection with the Exchange Offer and the Consent Solicitation.

Neither the Company, any Supporting Noteholder, the Exchange and Information Agent nor the Trustee nor any of their agents or advisors makes any recommendation as to whether or not holders should (1) tender Existing Notes in response to the Exchange Offer or (2) deliver a Consent in response to the Consent Solicitation.

IMPORTANT INFORMATION

Concurrently with the Exchange Offer, the Company is soliciting “Consents” which will constitute consent to (i) the Waiver, as described in “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement”, and (iii) for new holders of Common Stock, an exercise of such holders’ full voting rights in favor of an increase in authorized Shares of Common Stock sufficient to cover the Equity Conversion and Rights Offering. Any holder who tenders the Existing Notes pursuant to the Exchange Offer must also deliver its Consent. Holders may not deliver their Consent without tendering the Existing Notes.

For a holder to tender the Existing Notes and deliver an accompanying Consent validly pursuant to the Exchange Offer, (i) either certificates for tendered Existing Notes must be received by the Exchange and Information Agent at its address set forth on the back cover of this Offering Memorandum or such Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange and Information Agent, in each case, on or prior to the Early Exchange Date or the Expiration Date, as the case may be, or (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) relating to the Exchange Offer, together with any signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange and Information Agent at its address set forth on the back cover of this Offering Memorandum. The Letter of Transmittal contains important information and detailed instructions, which should be read before any decision is made with respect to the Exchange Offer and the Consent Solicitation.

The Depository Trust Company (“DTC”) has authorized participants that hold the Existing Notes through DTC on behalf of beneficial owners of the Existing Notes to tender their Existing Notes and Consent as if they were holders. To effect a tender and consent, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Exchange Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer set forth in “Procedures for Tendering Existing Notes and Delivering Consents.” A beneficial owner of the Existing Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such holder to tender the Existing Notes on the beneficial owner’s behalf. See “Procedures for Tendering Existing Notes and Delivering Consents.”

The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No fractional Warrants or shares of Common Stock will be distributed in the Exchange Offer. If, under the terms of the Exchange Offer, a tendering holder would be otherwise entitled to receive a number of Warrants or shares of Common Stock that is not a whole number, the Warrants or shares of Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than  1⁄2 will be rounded to the next higher whole number; and (ii) fractions less than  1⁄2 will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional Warrants or shares of Common Stock that are rounded down.

Tendering holders will not be obligated to pay brokerage fees or commissions to the Company, the Trustee or the Exchange and Information Agent.

Requests for additional copies of this Offering Memorandum or the Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes or delivering Consents may be directed to the Exchange and Information Agent at the address and telephone number on the back cover page of this Offering Memorandum. Beneficial owners may contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Exchange Offer and the Consent Solicitation.

NOTICE TO INVESTORS

This Offering Memorandum (including the exhibits hereto) and the Letter of Transmittal contain important information, which should be read before any decision is made with respect to the Exchange Offer and the Consent Solicitation.

This Offering Memorandum constitutes neither an offer to purchase the Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. The delivery of this Offering Memorandum shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or any of its affiliates since the date hereof.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offering Memorandum and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or the Exchange and Information Agent.

This Offering Memorandum has not been approved or disapproved by the SEC (as defined below) or any state securities commission nor has the Commission or any state securities commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this Offering Memorandum and any related Letter of Transmittal. Any representation to the contrary is unlawful.

From time to time after the consummation of the Exchange Offer, the Company may purchase additional Existing Notes through open market purchases, redemption of the Existing Notes pursuant to the terms of the Original Indenture, privately negotiated transactions, tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of the Existing Notes than the terms of the Exchange Offer, as the Company or its affiliates may determine. Further, the Company may exercise its right under the Original Indenture to defease or otherwise discharge its remaining obligations with respect to the Existing Notes by depositing cash or United States government securities in accordance with the Original Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

In this Offering Memorandum, unless the context indicates otherwise and except as expressly set forth in the section captioned “Description of the Notes,” the terms the “Company,” “we,” “us” and “our” refer to Nuverra, together with its subsidiaries and the term “Nuverra” refers to Nuverra Environmental Solutions, Inc.

Documents Incorporated by Reference

The United States Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Offering Memorandum, and the information that we file later with the SEC will automatically update and supersede the information contained in this Offering Memorandum.

We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:

•	our Annual Report on Form 10-K filed on March 14, 2016, for the year ended December 31, 2015; and

•	our current reports on Form 8-K filed on March 14, 2016.

We also incorporate by reference into this Offering Memorandum all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Offering Memorandum and prior to the termination or expiration of the Exchange Offer made hereby. These documents include periodic reports, including current reports on Form 8-K. Unless expressly incorporated into this Offering Memorandum, information furnished under Items 2.02 and 7.01 on a Current Report on Form 8-K, and the exhibits furnished pursuant thereto, shall not be incorporated by reference into this Offering Memorandum. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offering Memorandum, except as so modified or superseded.

The Exchange and Information Agent will provide without charge to each person to whom this Offering Memorandum is delivered upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Exchange and Information Agent at its address set forth on the back cover of this Offering Memorandum.

We have not authorized anyone to provide you with information other than the information in this Offering Memorandum and the documents that are incorporated by reference. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this Offering Memorandum or any incorporated document is accurate as of any date other than the date of the document.

Cautionary Note Regarding Forward-Looking Statements

This Offering Memorandum includes certain “forward-looking statements” that involve many risks and uncertainties. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments;

•	the potential benefits of our completed and any future merger, acquisition, disposition and financing transactions, including the disposition of Thermo Fluids Inc.; and

•	plans to increase operational capacity, including additional trucks, saltwater disposal wells, frac tanks, landfills, processing and treatment facilities and pipeline construction or expansion.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this Offering Memorandum and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	financial results that may be volatile and may not reflect historical trends due to, among other things, changes in commodity prices or general market conditions, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	risks associated with our indebtedness, including our ability to manage our liquidity needs and to comply with covenants under our credit facilities, including the indenture governing our notes;

•	risks associated with our capital structure, including our ability to refinance or restructure our indebtedness to access necessary funding under our existing or future credit facilities and to generate sufficient operating cash flow to meet our debt service obligations;

•	changes in customer drilling, completion and production activities and capital expenditure plans, including impacts due to low oil and/or natural gas prices or the economic or regulatory environment;

•	difficulties in identifying and completing acquisitions and divestitures, and differences in the type and availability of consideration or financing for such acquisitions and divestitures;

•	difficulties in successfully executing our growth initiatives, including difficulties in permitting, financing and constructing pipelines and waste treatment assets and in structuring economically viable agreements with potential customers, financing sources and other parties;

•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business;

•	fluctuations in prices, transportation costs and demand for commodities such as oil and natural gas;

•	risks associated with the operation, construction and development of saltwater disposal wells, solids and liquids treatment assets, landfills and pipelines, including access to additional locations and rights-of-way, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives;

•	risks associated with new technologies and the impact on our business;

•	the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets;

•	changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty;

•	reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations or the loss of key customers;

•	the impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation treatment and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•	natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism, or extreme weather conditions, that may impact our corporate headquarters, assets, including wells or pipelines, distribution channels, or which otherwise disrupt our or our customers’ operations or the markets we serve;

•	the threat or occurrence of international armed conflict;

•	the unknown future impact on our business from legislation and governmental rulemaking, including the Affordable Care Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules to be promulgated thereunder;

•	risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal, transportation and treatment of liquid and solid wastes; and

•	other risks identified in this Offering Memorandum or referenced from time to time in our filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Offering Memorandum. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

Summary

This summary highlights information contained elsewhere in this Offering Memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this Exchange Offer and Consent Solicitation, we encourage you to read this entire Offering Memorandum, including the section entitled “Risk Factors,” and the documents referred to under the heading “Documents Incorporated by Reference” prior to deciding whether to participate in the Exchange Offer.

In this Offering Memorandum, unless the context indicates otherwise and except as expressly set forth in the section captioned “Description of the Notes,” the terms the “Company,” “we,” “us” and “our” refer to Nuverra Environmental Solutions, Inc., together with its subsidiaries and the term “Nuverra” refers to Nuverra Environmental Solutions, Inc. See “—Summary of the Proposed Restructuring.”

Our Company

Nuverra Environmental Solutions, Inc. is a leading provider of comprehensive, full-cycle environmental solutions to customers focused on the exploration, development, and ongoing production of oil and natural gas from shale formations in the United States. We provide one-stop, total environmental solutions, including delivery, collection, treatment, recycling, and disposal of water, wastewater, waste fluids, hydrocarbons, and restricted solids that are part of the drilling, completion, and ongoing production of shale oil and natural gas.

To meet our customers’ environmental needs, we utilize a broad array of assets to provide a comprehensive environmental solution. Our logistics assets include trucks and trailers, temporary and permanent pipelines, temporary and permanent storage facilities, ancillary rental equipment, treatment and processing facilities, and liquid and solid waste disposal sites. We provide a suite of solutions to customers who demand environmental compliance and accountability from their service providers.

We currently operate in select shale areas in the United States, including the predominantly oil-rich shale areas consisting of the Bakken, Eagle Ford, and Permian Shale areas and the predominantly gas-rich Haynesville, Marcellus, and Utica areas. Our business serves customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment, recycling or disposal of complex water flows, such as flowback and produced brine water, and solid such as drill cuttings, and management of other environmental products in connection with shale oil and natural gas hydraulic fracturing operations. Additionally, we rent equipment to customers, including providing for delivery and pickup.

Our business is divided into three operating divisions: (1) the Northeast division comprising the Marcellus and Utica Shale areas, (2) the Southern division comprising the Haynesville, Eagle Ford, Mississippian and Permian Basin Shale areas and (3) the Rocky Mountain division comprising the Bakken Shale area.

General Company Information

Headquartered in Scottsdale, Arizona, Nuverra Environmental Solutions, Inc. was incorporated in Delaware on May 29, 2007 as “Heckmann Corporation.” On May 16, 2013, we changed our name to Nuverra Environmental Solutions, Inc. Our address is 14624 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254, and our website is http://www.nuverra.com. The content of our website is not a part of this Offering Memorandum.

Company Organizational Structure

Below is a chart reflecting the Company’s organizational structure:

Summary of the Proposed Restructuring

In response to our financial results and concerns about long-term liquidity, we have reviewed various options to restructure our balance sheet to improve our overall capital structure. As a result, our board of directors, with assistance from our advisors, has developed the Proposed Restructuring, which is intended to restructure our balance sheet and improve our overall capital structure. The Exchange Offer and the Consent Solicitation is an integral part of the Proposed Restructuring.

Pursuant to the Proposed Restructuring, we anticipate entering into the following financing transactions, of which all but the Rights Offering and the Johnsrud Equity Conversion will be completed concurrently on the Settlement Date or the Early Settlement Date, as the case may be:

•	Amend the revolving asset-based credit facility (the “Credit Facility”) to (i) reduce the commitment from $125 million to $100 million; and (ii) amend certain rates and covenants, among other amendments.

•	The issuance of the Notes (and execution of the Indenture), Common Stock and Warrants pursuant to the Exchange Offer and the Consent Solicitation.

•	The Company and certain lenders will enter in a new last out first lien term loan in the aggregate amount of $24.0 million (“First Lien Term Loan”) and in connection therewith will issue penny warrants to the lenders under the First Lien Term Loan (the “FLTL Warrants”) to purchase 5% of shares of the Common Stock, on a fully diluted basis after taking into account the Common Stock to be issued in connection with the Johnsrud Equity Conversion, the Rights Offering (as defined below), and the Exchange Offer, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan we expect to implement upon completion of the Proposed Restructuring.

•	A rights offering (the “Rights Offering”) intended to yield proceeds of $5.0 million. The rights may be exercised only in exchange for cash. The Rights Offering will be fully backstopped by Mark D. Johnsrud, and Mark D. Johnsrud shall deposit $5 million into escrow on the earlier to occur of the Early Acceptance Date or Acceptance Date, as the case may be, which shall be available to the Company even if the conditions to the Rights Offering are not satisfied.

•	Mark D. Johnsrud will irrevocably tender the Johnsrud Notes to the Company on the Early Acceptance Date and the Company shall cancel the Johnsrud Notes. Mark D. Johnsrud shall be issued Common Stock in exchange for the Johnsrud Notes in the Johnsrud Equity Conversion. Shares of Common Stock issued in the Johnsrud Equity Conversion will not count towards the maximum aggregate principal amount of Existing Notes or the maximum number of shares of Common Stock limitations in the Equity Conversion.

The Amendment (as defined below), the issuance of the Notes, Common Stock and Warrants related thereto, the entry into the First Lien Term Loan and the issuance of the FLTL Warrants related thereto are expected to close on the Early Settlement Date or the Settlement Date, as the case may be. The Rights Offering is expected to close subsequent to the Amendment, the Johnsrud Equity Conversion issuance of Notes, Common Stock and Warrants and the funding of the First Lien Term Loan. The Company will seek an amendment to its charter to increase the number of authorized shares of Common Stock in order to cover the Johnsrud Equity Conversion and the Rights Offering.

For a more detailed description of the Credit Facility and the First Lien Term Loan see “Description of Certain Indebtedness;” for a more detailed description of the Rights Offering and the Johnsrud Equity Conversion see “The Proposed Restructuring;” and for a more detailed description of the Notes see “Description of the Notes.”

Restructuring Support Agreement

We have entered into a Restructuring Support Agreement with the holders of approximately 81% in aggregate principal amount of the Existing Notes, which is attached to this Offering Memorandum as Exhibit B. None of the holders has any agreements or commitments between or among them. Each holder is acting individually and not as a part of a group. The Restructuring Support Agreement sets forth the terms and conditions of the Proposed Restructuring and the obligations and commitments of the parties with respect to the Proposed Restructuring. See “Certain Relationships and Related Transactions—The Restructuring Support Agreement”. The holders who have entered into the Restructuring Support Agreement may have the right to withdraw from or terminate the Restructuring Support Agreement under certain circumstances. See “Certain Relationships and Related Transactions—The Restructuring Support Agreement.” If the Restructuring Support Agreement is terminated by the Supporting Noteholders in accordance with its terms, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Notes and delivery of related Consents and the Exchange Offer shall be terminated.

Summary of the Exchange Offer and the Consent Solicitation

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offering Memorandum and the Letter of Transmittal. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offering Memorandum.

Company	Nuverra Environmental Solutions, Inc., together with its direct and indirect subsidiaries, except as the context otherwise requires.

The Exchange Offer and the Consent Solicitation

The Existing Notes	9.875% Senior Notes due 2018 issued by Nuverra Environmental Solutions, Inc. and guaranteed by certain of its existing and future subsidiaries, of which $368.6 million in aggregate principal amount is outstanding as of the date hereof (CUSIP 422680 AF5, U42308 AC7, 422680 AG3 and 422680 AE8), excluding the $31.4 million in Existing Notes to be converted in the Johnsrud Conversion.

Purpose of the Exchange Offer and the Consent Solicitation	The principal purpose of the Exchange Offer and the Consent Solicitation is to acquire all outstanding Existing Notes and to waive certain restrictive covenants and certain events of default in the Original Indenture.

The Offer	Upon the terms and subject to the conditions set forth in this Offering Memorandum and in the accompanying Letter of Transmittal, the Company is offering the holders of the Existing Notes, (i) Exchange Consideration in exchange for all Existing Notes validly tendered on or prior to the Expiration Date, but after the Early Exchange Date and (ii) Total Consideration in exchange for all Existing Notes validly tendered on or prior to the Early Exchange Date, in each case, if such Existing Notes are accepted for exchange (the date of such acceptance being the Early Acceptance Date or the Acceptance Date, as the case may be, and the date of such delivery being the Early Settlement Date or the Settlement Date, respectively) upon satisfaction of the conditions specified herein.

Expiration Date	The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on April 12, 2016, unless extended by the Company, subject to the terms and conditions of the Restructuring Support Agreement.

Early Exchange Date	11:59 p.m., New York City time, on March 29, 2016, unless extended by the Company, subject to the terms and conditions of the Restructuring Support Agreement.

Early Acceptance Date

At the Company’s election with the consent of the Supporting Noteholders, at any time after the Early Exchange Date and prior to the Early Settlement Date, subject to the terms and conditions of the Restructuring Support Agreement. The Company expects that this date will be the date following the Early Settlement Date on which the conditions to the Company’s obligation to accept for exchange, and to deliver the Total Consideration, in exchange for, validly tendered Existing Notes are satisfied.

Early Settlement Date	At the Company’s election, with the consent of the Supporting Noteholders, at any time after the Early Exchange Date and prior to the Settlement Date, subject to the terms and conditions of the Restructuring Support Agreement.

Acceptance Date	At the Company’s election, with the consent of the Supporting Noteholders, at any time after the Expiration Date and prior to the Settlement Date, subject to the terms and conditions of the Restructuring Support Agreement. The Company expects that this date will be the first business day following the Expiration Date on which the conditions to the Company’s obligation to accept for exchange, and to deliver the Exchange Consideration or the Total Consideration, as applicable, in exchange for, validly tendered Existing Notes are satisfied.

Settlement Date	The Company expects that this date will be the first closing date of the Proposed Restructuring and is expected to be three business days after the Expiration Date.

We may elect, subject to the terms and conditions of the Restructuring Support Agreement, and with the consent of the Supporting Noteholders, to settle the Exchange Offer for any or all Existing Notes and issue the Notes with respect to such Existing Notes validly tendered prior to the Early Exchange Date (and not validly withdrawn) at any time after the Early Exchange Date and prior to the Settlement Date. Such Early Settlement Date will be determined at our option and with the consent of the Supporting Noteholders, subject to the terms and conditions of the Restructuring Support Agreement and subject to all conditions to the Exchange Offer having been satisfied or waived by us. If the earlier issuance of any Notes does not occur within 13 days of the Settlement Date, the Notes issued earlier and the Notes issued on the Settlement Date may not be fungible for U.S. federal income tax purposes and could have separate CUSIP numbers and ISIN.

The Consent Solicitation	Holders who tender the Existing Notes pursuant to the Exchange Offer are required to deliver a Consent, which will constitute a consent to (i) the Waiver to the Existing Notes (and related guarantees) and the Original Indenture pursuant to which the Existing Notes were issued, as described further in “The Waiver of Certain Provisions to the Original Indenture,” and Exhibit A (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and (iii) for new holders of Common Stock, exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering.

Restructuring Support Agreement	The Restructuring Support Agreement was entered into by Nuverra and holders of approximately 81% of the Existing Notes. The Restructuring Support Agreement, and its attachments, sets forth the terms, conditions and timetable for the Proposed Restructuring. The Restructuring Support Agreement is described in more detail in “Certain Relationships and Related Transactions—The Restructuring Support Agreement” and is attached hereto as Exhibit B.

Waiver of Certain Original Indenture Provisions	The Waiver to the Original Indenture constitutes a single proposal which consists of two separate parts. If the Waiver becomes effective, holders who do not tender their Existing Notes on or prior to the Expiration Date, or at all, will waive:

(1) for purpose of the Proposed Restructuring, (i) any redemption rights upon the occurrence of a Change of Control in connection with the Johnsrud Equity Conversion; (ii) the “Limitation on Liens” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan or the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; (iii) the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan and the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; and (iv) any actual or potential defaults or events of default in connection with (i), (ii) and (iii); and

(2) for so long as the Existing Notes are outstanding, (i) substantially all of the restrictive covenants in the Original Indenture (other than the covenants to pay principal of and interest on the Existing Notes when due) including covenants requiring the Company to furnish reports filed with the SEC; deliver compliance certificates to the trustee under the Original Indenture; pay all material taxes of the Company; not to claim the benefit of stay, extension or usury law, not to make prohibited restricted payments; not to restrict the ability of the Company’s restricted subsidiaries from paying dividends or distributions; not to incur additional indebtedness other than permitted indebtedness; not to carry out certain asset sales, not to enter into or amend certain affiliate transactions; not to engage in any business other than permitted businesses; maintain its corporate existence and that of its restricted subsidiaries; not to designate any restricted subsidiary as an unrestricted subsidiary if such designation would cause a default; and not to merge the Company with another entity or sell or lease substantially all the assets of the Company unless additional debt could be incurred under a financial ratio test; and (ii) any and all potential defaults due to or in connection with, any non-compliance or potential non-compliance with the Original Indenture, in each case, as such waiver relates to a violation or potential violation of the above restrictions.

For a description of the Waiver to the Original Indenture for which Consents are being sought pursuant to the Consent Solicitation, see “The Waiver of Certain Provisions to the Original Indenture,” and Exhibit A. The Consent of the holders of a majority in aggregate outstanding principal amount of the Existing Notes is needed to adopt the Waiver to the Original Indenture.

Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions thereof, the Supporting Noteholders are required to deliver Consents. If such Consents are validly delivered and not deemed revoked, no additional Consents are needed in order to adopt the Waiver. If the Restructuring Support Agreement is terminated by the Supporting Noteholders in accordance with its terms, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Notes and delivery of related Consents and the Exchange Offer shall be terminated.

Effect of the Waiver on Unexchanged Existing Notes	Any Existing Notes not tendered and exchanged pursuant to the Exchange Offer will remain outstanding. If the Requisite Consents are received and the Waiver becomes effective, such Existing Notes that are not exchanged pursuant to the Exchange Offer will not have the benefit of certain covenants and other related provisions, including certain events of default, that will be waived from the Original Indenture by the Waiver.

As a result of the consummation of the Exchange Offer, the aggregate principal amount of the Existing Notes that remains outstanding is expected to be significantly reduced, which may adversely affect the liquidity of the Existing Notes, if any, that remain outstanding after consummation of the Exchange Offer. See “Risk Factors—Risks Relating to the Exchange Offer” for other considerations relevant to the Exchange Offer and the Consent Solicitation.

Accrued and Unpaid Interest	In addition to the Exchange Consideration or Total Consideration, as the case may be, with respect to the Existing Notes accepted pursuant to the Exchange Offer, each holder will receive all accrued and unpaid interest on the Existing Notes, in cash, accepted in the Exchange Offer from the applicable latest interest payment date to the Early Settlement Date or the Settlement Date, as the case may be (subject to the right of holders of the Existing Notes on the relevant record date to receive all accrued and unpaid interest due on the Early Settlement Date or the Settlement Date, as the case may be).

Exchange Consideration

For each $1,000 principal amount of the Existing Notes tendered on or prior to the Expiration Date, but after the Early Exchange Date, shall be either $1,000 in: (i) principal amount of Notes or (ii) shares of Common Stock, converted at the Conversion Price. In no case shall the Equity Conversion exceed (a) a maximum aggregate principal amount of Existing Notes tendered in the Equity Conversion of

$3.5 million or (b) a maximum number of shares of Common Stock of 10 million. If the aggregate principal amount of Existing Notes tendered exceeds the applicable limit on the Equity Conversion, as described above, holders participating in the Equity Conversion shall receive a pro rata share of Common Stock. Any excess amounts of Existing Notes validly tendered and not converted into Common Stock as a result of such limit on the Equity Conversion being reached shall be exchanged for Notes, subject to minimum denomination requirements. Any portion of an unexchanged but validly tendered Existing Note in integral multiples of less than $1,000 that remains unexchanged for Common Stock, due to minimum denomination requirements, will be rounded to the nearest $1,000 multiple and exchanged for a Note as follows: (i) amounts equal to or greater than $500 will be rounded to the next higher $1,000 increment and (ii) amounts less than $500 will be rounded to the next lower $1,000 increment. The Conversion Price for the Equity Conversion shall be the higher of (x) the volume weighted average price of the Company’s Common Stock for the fifteen (15) Trading Days (as defined below) through and including March 11, 2016 and (y) the volume weighted average price of the Company’s Common Stock for the fifteen (15) Trading Days from and after March 14, 2016. See “The Exchange Offer and the Consent Solicitation—Principal Terms of the Exchange Offer and the Consent Solicitation” for further information on the calculation of the volume weighted average price.

Total Consideration	For each $1,000 principal amount of Existing Notes tendered on or prior to the Early Exchange Date, shall be: (i) the Exchange Consideration and (ii) a pro rata share (based on the aggregate principal amount of the Existing Notes tendered on or prior to the Early Exchange Date) of Warrants sufficient to purchase 10% of the shares of the Common Stock, subject to dilution only by the shares issued or to be issued in connection with a new management incentive plan we expect to implement upon completion of the Proposed Restructuring.

Acceptance of Tendered Existing Notes and Payment	Upon the terms of the Exchange Offer and the Consent Solicitation and upon satisfaction or waiver of the conditions thereto, the Company will accept for exchange no later than the Acceptance Date, all validly tendered Existing Notes (or defectively tendered, if such defect has been waived by the Company) prior to such date.

Provided that the conditions to the Exchange Offer and the Consent Solicitation have been satisfied or waived, the Exchange Consideration or the Total Consideration, as applicable, will be delivered to holders in exchange for the Existing Notes tendered in the Exchange Offer and Consents delivered in the Consent Solicitation.

Holders of Existing Notes that have been accepted by the Company on the Early Acceptance Date or the Acceptance Date, as the case may be, shall receive the Total Consideration or the Exchange Consideration, as applicable, in exchange for such Existing Notes on the Early Settlement Date or the Settlement Date, as the case may be, which is expected to be two business days following the Early Acceptance Date or Acceptance Date, respectively.

The Company reserves the right to accept for exchange all validly tendered Existing Notes on or prior to the Expiration Date (or the Early Exchange Date), and subject to applicable securities laws, to keep the Exchange Offer open or extend the Expiration Date (or the Early Exchange Date) or terminate the Exchange Offer, and may waive any condition to the Exchange Offer or the Consent Solicitation, subject to the terms and conditions of the Restructuring Support Agreement. See “Description of the Notes—Acceptance of Existing Notes for Exchange; Exchange of Existing Notes; Payment of Consideration.”

Conditions of the Offer	The Company’s obligation to accept for exchange the validly tendered Existing Notes is subject to, and conditioned upon, satisfaction or waiver on or prior to the Early Acceptance Date or the Acceptance Date, as the case may be, of (i) the Minimum Tenders Condition, (ii) the Requisite Consents Condition, (iii) the Interest Payment Condition, and (iv) the General Conditions. See “Conditions of the Exchange Offer and the Consent Solicitation.” The Company may waive any of the conditions of the Exchange Offer and the Consent Solicitation for the Existing Notes, in whole or in part, at any time, subject to the consent of the Supporting Noteholders and subject to the terms and conditions of the Restructuring Support Agreement. If the above conditions to the Exchange Offer are not satisfied, the Company may delay acceptance for exchange for any tendered Existing Notes, and may terminate or extend the Exchange Offer, subject to the terms and conditions of the Restructuring Support Agreement. See “Conditions of the Exchange Offer and Consent Solicitation.”

How to Tender Existing Notes and Deliver Consents	See “Procedures for Tendering Existing Notes and Delivering Consents.” For further information, call the Exchange and Information Agent or consult your broker, dealer, commercial bank or trust company for assistance.

United States Federal Income Tax Considerations	For a discussion of the United States federal income tax considerations of the Exchange Offer and the Consent Solicitation applicable to holders of Existing Notes, see “Certain United States Federal Income Tax Consequences.”

Exchange and Information Agent	Ipreo LLC is the Exchange and Information Agent in connection with the Exchange Offer and the Consent Solicitation. Requests for additional copies of the Exchange Offer Documents and any other required documents should be directed to the Exchange and Information Agent. The Exchange and Information Agent’s contact information appears on the back cover of this Offering Memorandum.

How to Tender Existing Notes and Deliver Consents	See “The Exchange Offer and the Consent Solicitation—Procedures for Tendering Existing Notes and Delivering Consents.” For further information, call the Exchange and Information Agent or consult your broker, dealer, commercial banker or trust company for assistance.

No Withdrawal Rights	A holder who tenders Existing Notes and therefore delivers a Consent may not validly withdraw such tendered Existing Notes or revoke such Consent.

The Notes

Issuer	Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Issuer”).

Notes Offered	In exchange for any and all of the Issuer’s outstanding Existing Notes, the Issuer is offering up to $368.6 million aggregate principal amount of Second Lien Notes due 2021 (the “Notes”) governed by an indenture (the “Indenture”).

Maturity Date	April 15, 2021

Interest Rate	On or before October 15, 2016, interest on the Notes will be paid by increasing the principal amount of the Notes (“Capitalized Interest”) or by issuing additional Notes (the “PIK Notes”) in an amount equal to the interest payment for the application interest period (rounded up to the nearest $1.00) as pay-in-kind interest to holders of the Notes on the relevant record date. Interest on the Notes during this period will accrue at a rate of 12.5% per annum.

After October 15, 2016 but on or before April 15, 2018, interest on the Notes will be paid by (i) increasing the principal amount of the Notes or by issuing PIK Notes in an amount equal to one-half (50%) of the interest for the application interest period (rounded up to the nearest $1.00) as Capitalized Interest and (ii) a cash payment in an amount equal to remaining interest for the application interest period, to holders of the Notes on the relevant record date. Interest on the Notes during this period will accrue at a rate of 10.0% per annum.

After April 15, 2018, interest on the Notes will be paid in cash. Interest on the Notes during this period will accrue at a rate of 10.0% per annum.

When Capitalized Interest is paid or PIK Notes are issued, the Notes will bear interest on the increased principal amount thereof, or the PIK Notes will bear interest, as the case may be, from and after the applicable interest payment date on which payment of Capitalized Interest or issuance of PIK Notes is made.

Interest Payment Dates	Semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. Interest on the Notes will accrue from the date of the first issuance of the Notes, and as described herein, the Issuer may elect, with the consent of the Supporting Noteholders, to settle the Exchange Offer and issue the Notes on the Early Settlement Date.

Guarantees	The Notes will be fully and unconditionally guaranteed, jointly and severally, by the Issuer’s subsidiaries who are guarantors under the indenture governing the Existing Notes (the “Guarantors”).

Second Lien Intercreditor and Collateral Agreement	A second lien intercreditor agreement (the “Second Lien Intercreditor Agreement”) will be entered into on the Early Settlement Date or the Settlement Date, as the case may be, among the agent under our Credit Facility, the agent under the First Lien Term Loan and the Trustee for the holders of the Notes. The Second Lien Intercreditor Agreement will govern the relative rights and priorities in shared collateral of the holders of Notes and the secured parties under our Credit Facility and First Lien Term Loan. The Notes will be secured by second-priority liens on the same assets that secure the Credit Facility and the First Lien Term Loan (the “Collateral”). Pursuant to the terms of the Second Lien Intercreditor Agreement the liens on the assets that secure the Notes and the guarantees will be contractually subordinated to liens thereon that secure the Credit Facility and the First Lien Term Loan. Consequently, the Notes and related guarantees will be effectively subordinated to the Credit Facility and the First Lien Term Loan to the extent of the value of such assets and effectively senior to the Issuer’s unsecured debt to the extent of the value of the collateral. See “Description of the Notes—Security” and “Description of the Notes—Intercreditor Agreement.”

Ranking of the Notes	The Notes will be senior second lien obligations and will:

•	be the Issuer’s senior obligations, without giving effect to any collateral arrangements;

•	be secured by second-priority liens on the Collateral;

•	rank equally in right of payment with all of the Issuer’s other existing and future senior indebtedness;

•	be senior in right of payment to all of the Issuer’s existing and future debt that is by its terms expressly subordinated to the Notes;

•	be effectively senior to all of the Issuer’s existing and future unsecured obligations, to the extent of the value of the collateral;

•	be effectively subordinated to the Issuer’s secured first lien debt, including secured first lien debt under the Credit Facility and the First Lien Term Loan, to the extent of the value of the Collateral;

•	be structurally subordinated to any existing and future debt or obligations of any existing or future non-Guarantor subsidiaries; and

•	be effectively subordinated to any existing or future debt secured by liens on assets other than the Collateral, to the extent of the value of such assets.

As of December 31, 2015, on an as-adjusted basis after giving effect to the Proposed Restructuring and assuming 100% participation (excluding the Johnsrud Notes), we would have had total consolidated debt of approximately $463.7 million, including approximately (i) $76.4 million of debt secured by a first priority lien, composed of (a) $52.4 million drawn on our Credit Facility, (b) $24.0 million of debt under the New First Lien Term Loan; (ii) $368.6 million of debt under the New Second Lien Notes; and (iii) $18.8 million of vehicle financings and other debt.

Ranking of the Guarantees	Each guarantee of the Notes will:

•	be the Guarantor’s senior obligations, without giving effect to any collateral arrangements;

•	be secured by a second-priority lien on the Collateral owned or held by that Guarantor;

•	rank equally in right of payment with all of that Guarantor’s other existing and future senior indebtedness;

•	be senior in right of payment to all of that Guarantor’s existing and future debt that is by its terms expressly subordinated to the guarantee;

•	be effectively senior to all of that Guarantor’s existing and future unsecured obligations, to the extent of the value of the collateral;

•	be effectively subordinated to that Guarantor’s secured first lien debt, including secured first lien debt under the Credit Facility, and the First Lien Term Loan to the extent of the value of the Collateral; and

•	be effectively subordinated to any existing or future debt of that Guarantor secured by liens on assets other than the Collateral, to the extent of the value of such assets.

As of the date hereof, we do not have any non-guarantor subsidiaries.

Optional Redemption	At any time on or after April 15, 2017, the Issuer may redeem all or any portion of the notes at the redemption prices set forth herein.

Prior to April 15, 2017, the Issuer may redeem all or any portion of the notes at 100% of their principal amount, plus a “make whole” premium, plus accrued interest, if any, to, but excluding, redemption date.

Change of Control	Following specified change of control events, each holder of the Notes will have the right to require the Issuer to offer to purchase all or any part of its Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest to the date of purchase, plus the premiums that would be due if the Issuer optionally redeemed the Notes (the “Prepayment Premium”). For more details, see “Description of the Notes—Change of Control.”

Asset Sale Offer	If the Issuer or the restricted subsidiaries engage in certain asset sales and does not reinvest such proceeds in the business or otherwise use such proceeds as required by the Indenture, the Issuer may be required to use the proceeds from such sales to make an offer to repurchase the Notes with such proceeds. The purchase price of each Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest, if any, and premium, if any to the date of the purchase, prepayment or redemption. For more details, see “Description of the Notes—Asset Sales.”

Certain Covenants	The Indenture, among other things, limits the ability of the Issuer and the restricted subsidiaries referred to therein to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends, redeem stock or make other distributions;

•	make other restricted payments and investments;

•	create or incur liens securing indebtedness;

•	incur dividend or other payment restrictions affecting restricted subsidiaries;

•	merge, consolidate or transfer or dispose of substantially all of our assets;

•	enter into certain types of transactions with affiliates; and

•	make certain acquisitions or investments.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Notes—Certain Covenants.”

Transferability	All Notes and Warrants issued in this Exchange Offer will be freely transferable by anyone who is not an affiliate of the Issuer. The Notes and Warrants will not carry any legends regarding restrictions on transfer.

Market for the Notes	We cannot assure you that a liquid market for the Notes will develop or be maintained, as the Notes will not be listed on any national securities exchange or automated system.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer and Consent Solicitation. We will bear the expenses of the Proposed Restructuring described in this Offering Memorandum. The Existing Notes exchanged in connection with the Exchange Offer will be retired or cancelled and not be reissued.

Risk Factors	Exchanging your Existing Notes for the Notes involves substantial risks. You should carefully consider all information in this Offering Memorandum including the information incorporated by reference herein and, in particular, you should evaluate the risks described under “Risk Factors.”

Governing Law	The Notes and the Indenture will be governed by the laws of the State of New York.

Risk Factors

You should carefully consider all of the information in this Offering Memorandum and each of the risks described below, together with the other information incorporated by reference in this Offering Memorandum, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015 before you decide to participate in the Exchange Offer and deliver a Consent in the Consent Solicitation. Some of the risks relate to not tendering in the Exchange Offer, tendering in the Exchange Offer, the Notes, the Existing Notes (which risks will also apply to the Notes, to the extent that such terms of the Existing Notes and the Notes are similar enough that the risks of the Existing Notes are still applicable to the Notes) and others related to our business. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this Offering Memorandum. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Relating to the Exchange Offer

If we are unable to consummate this Exchange Offer and Consent Solicitation, the Company will face an immediate liquidity crisis that could likely result in the Company filing for bankruptcy protection, which could materially adversely affect our financial condition and impair potential recoveries by creditors.

We may not be able to consummate this Exchange Offer and Consent Solicitation. In such circumstance, we would likely attempt to pursue an orderly restructuring, for example, through a ‘‘pre-packaged’’ or ‘‘pre-negotiated’’ bankruptcy proceeding, but there can be no assurance that we would be able to do so. In order for any proposed plan of reorganization to be confirmed, the United States Bankruptcy Code (the “Bankruptcy Code”), in addition to other legal requirements, requires that at least one impaired class of creditors votes to accept the plan of reorganization. In order for a class to approve a plan of reorganization, approval of over one-half in number of creditors and at least two-thirds in claim amount by those who vote in each impaired class of creditors are required. In addition to obtaining the required votes, the requirements for a bankruptcy court to approve a plan of reorganization include, among other judicial findings, that:

•	we acted in accordance with the applicable provisions of the Bankruptcy Code; and

•	the plan of reorganization has been proposed in good faith and not by any means forbidden by law.

In the event at least one class of impaired creditors or interest holders does not vote to accept the plan of reorganization, we also would have to satisfy the “cramdown” requirements of the Bankruptcy Code and show that the plan of reorganization does not unfairly discriminate and is fair and equitable with respect to those classes of claims and interests that did not vote to accept the plan of reorganization.

We may not be able to obtain approval of a disclosure statement and/or the required votes or the required judicial approval to a proposed plan of reorganization in a timely manner, if at all. In such event, a prolonged Chapter 11 bankruptcy proceeding could adversely affect our relationships with customers, suppliers and employees, among other parties, which in turn could adversely affect our business, competitive position, financial condition, liquidity and results of operations and our ability to continue as a going concern. A weakening of our financial condition, liquidity and results of operations could adversely affect our ability to implement any proposed plan of reorganization. In addition, any distributions that you may receive in respect of your Existing Notes under a liquidation or under a protracted reorganization case or cases under the Bankruptcy Code would likely be substantially delayed and the value of any potential recovery likely would be adversely impacted by such delay. Furthermore, if a plan of reorganization is not confirmed by the bankruptcy court, we may be forced to liquidate our assets, and there can be no assurance as to the value, if any, that would be available to holders of Existing Notes.

If a bankruptcy proceeding is commenced, it is also possible that the bankruptcy court may dismiss the proceeding or otherwise decide to abstain from hearing it on procedural grounds. In addition, the confirmation and effectiveness of any plan of reorganization would be subject to certain conditions and requirements in addition to those described above that may not be satisfied, and the bankruptcy court may conclude that the requirements for confirmation and effectiveness have not been satisfied.

The Waiver to the Original Indenture governing the Existing Notes will significantly reduce the protections afforded to non-tendering holders of the Existing Notes.

If the Requisite Consents are obtained, the Waiver will become effective on the Acceptance Date or the Early Acceptance Date, as the case may be. The Waiver will apply to all of the Existing Notes that remain outstanding and each holder of such Existing Notes not tendered in the Exchange Offer will be bound by the effects of the Waiver, regardless of whether such holder consented to the Waiver.

The Waiver to the Original Indenture will, ultimately, waive, for purposes of the Proposed Restructuring, the following covenants and events of default in the Original Indenture:

•	the limitation on our ability to incur liens;

•	the limitation on our ability to incur indebtedness;

•	obligations with respect to change of control events; and

•	any potential events of default resulting from a failure to comply with provisions relating to change of control events.

The Waiver to the Original Indenture will also waive, for as long as the Existing Notes are outstanding, the following covenants and provisions, including default and events of default, in the Original Indenture, requiring the Company:

•	to furnish reports filed with the SEC;

•	to deliver compliance certificates to the trustee under the Original Indenture;

•	to pay all material taxes of the Company;

•	not to claim the benefit of stay, extension or usury law;

•	not to make prohibited restricted payments;

•	not to restrict the ability of the Company’s restricted subsidiaries from paying dividends or distributions;

•	not to incur additional indebtedness other than permitted indebtedness;

•	not to carry out asset sales unless for fair market value and 75% cash consideration;

•	not to enter into or amend any affiliate transaction above $25 million;

•	not to engage in any business other than permitted businesses;

•	maintain its corporate existence and that of its restricted subsidiaries;

•	not to designate any restricted subsidiary as an unrestricted subsidiary if such designation would cause a default;

•	not to merge the Company with another entity or sell or lease substantially all the assets of the Company, unless the Company can incur additional debt in compliance with a financial ratio test; and

•	any and all potential defaults due to or in connection with, any non-compliance or potential non-compliance with the Original Indenture.

For a description of the Waiver, see “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A.

If less than all holders of the Existing Notes tender their Existing Notes and we were to liquidate, the holders of the Existing Notes who have not tendered their Existing Notes would be effectively subordinated to our Credit Facility and the First Lien Term Loan and the Notes but would have a priority on repayment over any equity interest in Nuverra.

If not all holders of the Existing Notes tender their Existing Notes and if we were to cease operations and liquidate our assets, the holders of the outstanding Existing Notes would be effectively subordinated to our Credit Facility and the First Lien Term Loan and the Notes to the extent of the assets securing such debt, but would be entitled to receive the principal and accrued and unpaid interest on such Existing Notes out of our assets before our equity holders would receive a distribution. All equity holders would thereafter receive a recovery only if assets remain after all of our debts, including our Credit Facility and the First Lien Term Loan and the Notes and any untendered Existing Notes, are paid in full. Accordingly, if there is not enough value from our assets to pay all noteholders in full in a liquidation scenario, then it is likely that holders who did not tender their Existing Notes would receive less than if they tendered their Existing Notes, due to such subordination.

The consideration to be received in the Exchange Offer does not reflect any valuation of the Existing Notes or the Notes and is subject to market volatility, and none of the Issuer, the Exchange and Information Agent or any other person is making a recommendation as to whether you should tender your Existing Notes in exchange for the Notes in the Exchange Offer.

We have not made, and will not make, any determination that the consideration to be received in the Exchange Offer represents a fair valuation of either the Notes or the Existing Notes. We have not obtained a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of the Existing Notes and the Notes. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Existing Notes for purposes of negotiating the terms of these Exchange Offer or the Notes. Therefore, if you tender your Existing Notes, you may not receive more, or as much, value as if you chose to keep them.

None of the Issuer, the Supporting Noteholders, the Exchange and Information Agent or any other person is making any recommendation as to whether you should tender your Existing Notes for exchange in the Exchange Offer. Holders of the Existing Notes must make their own independent decisions regarding their participation in the Exchange Offer.

Subsequent to the Exchange Offer and the Consent Solicitation, the liquidity of the Existing Notes held by non-tendering holders of Existing Notes may be impaired.

If holders of a large enough amount of the Existing Notes decide to participate in the Exchange Offer, the liquidity of the remaining Existing Notes may be impaired and your ability to sell the non-tendered Notes may be adversely affected.

The Exchange Offer is expected to result in reduced liquidity for the Existing Notes held by non-tendering holders, which may limit the marketability of the Existing Notes and adversely affect the market price of the Existing Notes.

The trading market for the Existing Notes not exchanged in the Exchange Offer could become more limited than the existing trading market for the Existing Notes and could cease to exist altogether due to the reduction in the principal amount of the Existing Notes outstanding upon consummation of the Exchange Offer. A more limited trading market might adversely affect the liquidity and trading price of the Existing Notes. If a market for the Existing Notes not exchanged in the Exchange Offer exists or develops, the Existing Notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. There can be no assurance that an active market in the Existing Notes will exist, develop or be maintained, or as to the prices at which the Existing Notes may trade, whether or not the Exchange Offer is consummated.

The holders of Existing Notes may need to appoint a successor trustee before they can pursue their remedies under the Original Indenture.

On March 11, 2016, The Bank of New York Mellon Trust Company, N.A., submitted a notice of resignation in connection with its duties as trustee under the Original Indenture. Under the Original Indenture, a resignation of the trustee and appointment of a successor trustee will only become effective upon the successor trustee’s acceptance of appointment.

Upon resignation of the trustee, the Company has the obligation to promptly appoint a successor trustee. If no successor trustee is appointed with 60 days after March 11, 2016, the date of the notice of resignation, the Company, holders of at least 10% in aggregate principal amount of Existing Notes then outstanding or the resigning trustee may petition a court for the appointment of a successor trustee.

As of the date hereof, the Company has engaged in discussions with several potential successor trustees and intends to appoint a successor trustee before the Settlement Date. Finding a suitable successor trustee could be time consuming and completion of this appointment process could significantly delay or impair the holders’ of the Existing Notes ability to exercise their rights under the Original Indenture.

Your decision to tender your Existing Notes with maturity dates prior to the maturity date of the Notes may expose you to the risk of nonpayment for a longer period of time.

The Notes will mature in 2021. If, following the maturity date of your Existing Notes but prior to the maturity date of the Notes, we were to become subject to a bankruptcy or similar proceeding, the holders of such Existing Notes who did not exchange such Existing Notes would potentially receive greater recoveries than holders of the Existing Notes who exchanged such Existing Notes for Notes. Your decision to tender your Existing Notes with maturity dates prior to the maturity date of the Notes may expose you to the risk of nonpayment for a longer period of time.

In the future, we may acquire any Existing Notes that are not tendered in the Exchange Offer for consideration different from that in the Exchange Offer.

Subject to the terms of the Credit Facility, the First Lien Term Loan and the Indenture, in the future, we may acquire the Existing Notes that are not tendered in the Exchange Offer through open market purchases, privately negotiated transactions, an exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, which may be more or less than the value of the Notes, Common Stock or Warrants being exchanged for the Existing Notes in the Exchange Offer, and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

The Exchange Offer may not be consummated.

The Exchange Offer is subject to the satisfaction of certain conditions, including the Minimum Tenders Condition, the Requisite Consents Condition, the Interest Payment Condition and the General Conditions. Even if the Exchange Offer is completed, it may not be completed on the schedule described in this Offering Memorandum. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive the Exchange Consideration or the Total Consideration, as the case may be, during which time those holders will not be able to effect transfers of their Existing Notes tendered in the Exchange Offer.

If not all holders tender their Existing Notes, we will incur ongoing expenses related to the Existing Notes.

The Original Indenture governing the Existing Notes requires us to make interest payments of approximately $39.5 million annually on the Existing Notes. If not all holders tender their Existing Notes, we will continue to incur certain of these ongoing expenses to the extent that, and until, any of the Existing Notes that were not tendered mature or are repaid in full.

Upon the consummation of the Johnsrud Equity Conversion, Mark D. Johnsrud will own more than 50% of our Common Stock, thus giving him control over the Company.

Upon the consummation of the Johnsrud Equity Conversion, Mark D. Johnsrud will own more than 50% of our Common Stock. As the owner of more than 50% of our outstanding Common Stock, Mr. Johnsrud would have a controlling position in the Company and would be able to determine the election of our board and have the ability to control votes of matters brought before our shareholders. He may have interests conflicting with those of the holders of the Notes. Furthermore, the Warrants and Common Stock that tendering holders will receive as Total Consideration will be subject to further dilution resulting from the issuance of shares in connection with a new management incentive plan that we expect to implement upon completion of the Proposed Restructuring.

Our credit ratings were recently downgraded and if we consummate the Exchange Offer, the current ratings for the Existing Notes remaining outstanding following completion of the Exchange Offer may not be maintained.

Our credit ratings were recently downgraded and we cannot assure you that, as a result of the Exchange Offer, the rating agencies, including S&P and Moody’s, will not further downgrade or negatively comment upon the ratings for the Existing Notes that remain outstanding following completion of the Exchange Offer. Any downgrade or negative comment would likely adversely affect the market price of the Existing Notes. Some ratings agencies may place a selective default rating on any Existing Notes that remain outstanding after the Exchange Offer under existing policies because the Exchange Offer would result in holders receiving Notes of a lesser principal amount than the exchanged Existing Notes.

The Internal Revenue Service (“IRS”) may argue that exchanging holders cannot recognize loss, if any, on the Exchange Offer at the time of the exchange

The tax treatment of holders participating in the Exchange Offer is uncertain. Holders may be treated as tendering their Existing Notes in exchange for Notes in a taxable transaction, resulting in the recognition of either gain or loss. Alternatively, the tender of Existing Notes in exchange for Notes may qualify as a tax-free recapitalization pursuant to which gain (if any) but not loss would be recognized. If the IRS successfully asserts that the Exchange Offer should be treated as a tax-free recapitalization, holders would not be permitted to recognize any loss. For a more detailed description of this risk, see “Certain United States Federal Income Tax Considerations—Tax Consequences to Exchanging U.S. Holders.”

The U.S. federal income tax consequences of the ownership and exercise of the Warrants is unclear.

The taxation of the Warrants is unclear and a holder may be taxed as if it owned our common stock underlying the Warrants. If a holder is not taxed as if it owned our common stock, the taxation of distributions on the Warrants is not clear, and it is possible a distribution would not be eligible for the dividends received deduction or be considered a qualified dividend, eligible for favorable tax treatment. You should review the section entitled “Certain United States Federal Income Tax Considerations.” You should also consult your own tax advisor regarding the taxation of any Warrants that you receive in the Exchange Offer.

Holders of the Existing Notes who do not participate in the Exchange Offer may incur adverse tax consequences.

Holders of Existing Notes may be deemed to have exchanged their Existing Notes for new modified notes in an exchange, which could result in the recognition of gain or loss for U.S. federal income tax purposes. For a more detailed description of the tax consequences to holders who do not participate in the Exchange Offer, see “Certain United States Federal Income Tax Considerations.”

Risks Relating to the Notes

We will pay interest on the Notes in Paid-in-Kind (PIK) Interest rather than cash for a period of time.

In accordance with the terms of the Notes, we will, for a period of time, pay all or part of the interest due on the Notes in Capitalized Interest, otherwise known as PIK interest, by either increasing the principal amount of the Notes or by issuing additional Notes for the entire amount of each applicable interest payment, thereby increasing the aggregate principal amount of the Notes during this period. As such, holders of the Notes may not receive cash interest on the Notes. The payment of interest through PIK Interest will increase the amount of the Company’s indebtedness and will exacerbate the risks associated with our high level of indebtedness, including our own interest expense.

The Notes will be issued with original issue discount.

The Notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes, and a U.S. Holder (as defined below) will generally be required to recognize ordinary taxable income in respect of such Notes in advance of the receipt of cash to which the income is attributable, regardless of the U.S. Holder’s regular method of tax accounting. See “Certain U.S. Federal Income Tax Considerations.”

Your right to receive payments on the Notes is effectively subordinated to the rights of our creditors with first priority liens or liens on assets not constituting the Collateral.

Holders of our secured indebtedness will have claims that are senior to your claims as holders of the Notes to the extent of the value of the assets securing our secured indebtedness with first priority liens or liens on assets not constituting Collateral for the Notes. In particular, the Credit Facility and First Lien Term Loan will be secured by first priority liens on substantially all of our assets, subject to certain exceptions and permitted liens. The Notes will be effectively subordinated to that secured indebtedness to the extent of the Collateral securing it. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of such secured indebtedness will have a prior claim to those assets that constitute their collateral.

As of December 31, 2015, on an as-adjusted basis after giving effect to the Proposed Restructuring, we would have had total consolidated debt of approximately $463.7 million, including approximately $76.4 million of debt secured by a first priority lien. The holders of obligations secured by first priority liens on the Collateral will be entitled to receive proceeds from any realization of the Collateral to repay their obligations in full before the holders of the Notes and other obligations secured by second priority liens on the Collateral will be entitled to any recovery from the Collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such Collateral would be sufficient to satisfy the amounts outstanding under the Notes and other obligations secured by the second priority liens on the Collateral, if any, after payment in full of all obligations secured by the first priority liens on the Collateral. If such proceeds were not sufficient to repay amounts outstanding under the Notes, then holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness.

Holders of the Notes will not control decisions regarding Collateral.

The lenders under our Credit Facility and First Lien Term Loan, as holders of first priority lien obligations, control substantially all matters related to the Collateral. The holders of the first priority lien obligations may cause the collateral agent to dispose of, release, or foreclose on, or take other actions with respect to, the Collateral with which holders of the Notes may disagree or that may be contrary to the interests of holders of the Notes.

The value of the Collateral securing the Notes may not be sufficient for a bankruptcy court to grant post-petition interest on the Notes in a bankruptcy case of the Issuer or any of the Guarantors. Should our obligations under the Notes, together with our obligations under our Credit Facility, First Lien Term Loan and any other priority lien obligations or parity lien obligations, equal or exceed the fair market value of the Collateral securing the Notes, the holders of the Notes may be deemed to have an unsecured claim for the difference between the fair market value of the Collateral, on the one hand, and the aggregate amount of the obligations under our Credit Facility, First Lien Term Loan and any other secured debt and the Notes, on the other hand.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or the Guarantors, holders of the Notes will be entitled to post-petition interest under the Bankruptcy Code only if the value of their security interest in the Collateral, taken in order of priority with other obligations secured by the Collateral, is greater than the amount of their pre-bankruptcy claim. Holders of the Notes may be deemed to have an unsecured claim if our obligations under the Notes, together with our obligations under our Credit Facility, First Lien Term Loan and any other priority lien obligations or parity lien obligations, exceed the fair market value of the Collateral securing the Notes. Holders of the Notes that have a security interest in the Collateral with a value less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. The bankruptcy trustee, the debtor in possession or competing creditors could assert that the fair market value of the Collateral with respect to the Notes on the date of the bankruptcy filing (or on the date of confirmation of a Chapter 11 plan) was less than the then current principal amount of the Notes. Upon a finding by a bankruptcy court that the Notes are under collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim equal to the value of the interest in the Collateral and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral.

Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of holders of the Notes to receive post-petition interest, fees or expenses and a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under bankruptcy law. In addition, if any payments of post-petition interest were made at the time of such a finding of under collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to Notes. No appraisal of the fair market value of the Collateral securing the Notes has been prepared in connection with the Exchange Offer and, therefore, the value of the collateral agent’s (the “Collateral Agent”) interests in the Collateral may not equal or exceed the principal amount of the Notes and other secured claims. In addition, we are seeking to and may continue to sell certain of our assets, which may reduce the value of the collateral. We cannot assure you that there will be sufficient Collateral to satisfy our and the Guarantors’ obligations under the Notes.

The provisions of the Second Lien Intercreditor Agreement relating to the Collateral securing the Notes will limit the rights of holders of the Notes with respect to that Collateral, even during an event of default.

Under the Second Lien Intercreditor Agreement among the Collateral Trustee, on behalf of the holders of the Notes, and the priority lien collateral agent or agents, on behalf of the lenders under our Credit Facility, First Lien Term Loan and other holders of priority lien obligations are generally entitled to receive and apply all proceeds of any Collateral to the repayment in full of the obligations under our Credit Facility and our other priority lien obligations before any such proceeds will be available to repay obligations under the Notes and other second priority claims. In addition, the priority lien collateral agent or agents is generally entitled to sole control of all decisions and actions, including foreclosure, with respect to Collateral, even if an event of default under the Notes has occurred, and neither the holders of Notes nor the Collateral Agent will generally be entitled to independently exercise remedies with respect to the Collateral. In addition, the priority lien collateral agent is entitled, without the consent of holders of Notes or the Collateral Agent, to amend the terms of the security documents securing the Notes and to release the liens of the secured parties on any part of the Collateral in certain circumstances. See “Description of the Notes—Intercreditor Agreement.”

Rights of holders of Notes in the Collateral may be adversely affected by the failure to perfect liens on the Collateral or on Collateral acquired in the future.

Pursuant to the Indenture and the collateral documents, subject to certain limited exceptions, our obligations to perfect the liens on the Collateral are limited to specified actions. See “Description of the Notes—Security.”

The failure to properly perfect liens on the Collateral could adversely affect the Collateral Agent’s ability to enforce its rights with respect to the Collateral for the benefit of the holders of the Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can be perfected only at or after the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the Collateral Agent will monitor, or that we or any Guarantor will inform the Trustee or the Collateral Agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The Trustee and the Collateral Agent for the Notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the Notes against third parties.

Security over certain Collateral on which a lien in favor of the Collateral Agent is required may not be perfected on the issue date.

Security interests over certain Collateral which are required under the Indenture that will govern the Notes, may not be perfected on the date of issuance of the Notes and there can be no assurance that such security interest will be perfected on a timely basis. In the event that more than a reasonable time passes between the issuance of the Notes and the perfection of the security interests on the Collateral, such security interests may be set aside or avoided as a preferential transfer if the owner of the Collateral becomes a debtor that is the subject of a voluntary or involuntary bankruptcy case under the Bankruptcy Code (or under certain similar state law insolvency proceedings) on or before 30 days from the perfection of the security interests. In the event of such a determination in such bankruptcy case or insolvency proceeding, the Collateral Agent will not have a perfected security interest in that Collateral. Recordation of the mortgages after the issuance date of the Notes materially increases the risk that the liens granted by those mortgages could be avoided, in the event of such a bankruptcy.

We will, in most cases, have control over the Collateral, and the sale or pledge of particular assets by us could reduce the pool of assets securing the Notes and the guarantees thereof.

The security documents relating to the Notes generally allow us to remain in possession of, retain exclusive control over, freely operate, dispose of and collect, and invest and dispose of any income from, the Collateral, with certain limited exceptions. Therefore, the pool of assets constituting the Collateral will change from time to time, and its fair market value may decrease from its value on the date the Notes are originally issued.

There are circumstances other than repayment or discharge of the Notes under which the Collateral and the guarantees thereof will be released automatically, without your consent or the consent of the Trustee, and the Indenture and the Second Lien Intercreditor Agreement permit, without the consent of holders of Notes or Collateral Agent, changes with respect to who controls actions with respect to Collateral, that could be adverse to holders of Notes.

Under various circumstances, all or a portion of the Collateral may be released, including:

•	upon release of a guarantee (with respect to the liens securing such note guarantee granted by such guarantor);

•	upon release of Collateral under our Credit Facility and/or our First Lien Term Loan;

•	to enable the disposition of such Collateral to the extent not prohibited under the Indenture; and

•	in connection with an amendment to the new or the related security documents that has received the required consent.

In addition, the guarantee of the Notes by a guarantor will be released in connection with a sale of such guarantor in a transaction not prohibited by the Indenture or if it constitutes an excluded subsidiary, in which case the Collateral held by that guarantor will also be released.

The Second Lien Intercreditor Agreement contains certain provisions benefiting holders of indebtedness under our Credit Facility and our First Lien Term Loan, including provisions prohibiting the Trustee and the Collateral Agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the Collateral and financing to be provided to us. After such filing, the value of this Collateral could materially deteriorate and holders of the Notes would be unable to raise an objection. In addition, the right of holders to foreclose upon and sell such Collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

The rights of the holders of the Notes with respect to the Collateral will be substantially limited by the terms of the lien ranking agreements set forth in the Indenture and the Second Lien Intercreditor Agreement, even during an event of default. Under the Indenture and the Second Lien Intercreditor Agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to (or in respect of) such Collateral, including the ability to cause the commencement of enforcement proceedings against such Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such Collateral from the lien of, and waivers of past defaults under, such documents relating to such Collateral will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of notes secured by lower priority liens may be adversely affected.

Under the terms of the Second Lien Intercreditor Agreement, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, if the holders of such indebtedness release the Collateral in certain circumstances, the second-priority security interest in such Collateral securing the Notes will be automatically and simultaneously released without any consent or action by the holders of the Notes. The Collateral so released will no longer secure our and the guarantors’ obligations under the Notes and the guarantees thereof. In addition, because the holders of the indebtedness secured by first-priority liens in the Collateral control the disposition of the Collateral, such holders could decide not to proceed against the Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the Indenture.

Rights of holders of the Notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral and the guarantees of the Notes may not be perfected with respect to the claims of the Notes and the guarantees thereof if the Collateral Agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the Indenture. If a security interest is not perfected with respect to any portion of the Collateral, the Notes and the guarantees thereof may not be effectively secured by such Collateral.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title, certain proceeds and other assets, can only be perfected at the time such property and rights are acquired and identified. The Issuer and the Guarantors have limited obligations to perfect the security interest for the benefit of the holders of the Notes in specified Collateral. We cannot assure you that the Trustee or the Collateral Agent will monitor, or that, despite our obligation to do so under the Indenture, we will inform such trustee or the Collateral Agent of, the future acquisition of assets and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Neither the Trustee nor the Collateral Agent has any obligation to monitor the acquisition of additional assets or rights that constitute Collateral or the perfection of any security interest. Such failure to monitor may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the Notes and the guarantees thereof against third parties. Furthermore, certain actions are required to be taken periodically to maintain certain perfected security interests granted in the Collateral, and a failure to do so may result in the loss of the perfected security interest in the Collateral or the priority of the security interest in favor of the Notes and the guarantees thereof, in each case, against third parties.

In addition, in certain jurisdictions, security interests created over particular assets can only be perfected by possession or “control” of the asset by the secured party. The terms of the security documents may not require possession or “control” to be granted to the secured party, meaning that the security interest will remain unperfected until possession or “control” is granted.

Any future pledge of Collateral may be avoidable in bankruptcy.

Any future pledge of Collateral in favor of the Collateral Agent, including pursuant to security documents delivered after the date of the Indenture, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy under U.S. law if certain events or circumstances exist or occur, including, among others, if:

•	the pledgor is insolvent at the time of the pledge;

•	the pledge permits the holder of the Notes to receive a greater recovery than if the pledge had not been given; and

•	a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The Collateral will be subject to casualty risks.

We will be obligated under the Indenture and Collateral arrangements that will govern the Notes to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the Collateral, we cannot assure you that any insurance proceeds received by the Issuer or any of Guarantors will be sufficient to satisfy all of our obligations, including the Notes. We may be required to apply the proceeds from any such loss to repay our obligations under our Credit Facility and/or our First Lien Term Loan.

Rights of holders of Notes in the Collateral may be adversely affected by bankruptcy proceedings.

The right of the Collateral Agent to repossess and dispose of the Collateral upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced in the United States by or against us prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor, such as the Collateral Agent for the holders of the Notes, is prohibited from repossessing its security from a debtor, such as us, in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use Collateral, and the proceeds, products, rents or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In light of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent would repossess or dispose of the Collateral, and whether or to what extent holders of the Notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due under the Credit Facility and the First Lien Term Loan, the Notes and any other parity lien obligations, the holders of the Notes would have “undersecured claims.” Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the Collateral Agent’s ability to foreclose on the Collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral. The debtor or trustee in a bankruptcy case may seek to void an alleged security interest in Collateral for the benefit of the bankruptcy estate, and it may be able to successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. If the security interest is avoided, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

In addition, a bankruptcy court may decide to substantively consolidate us and some or all of our subsidiaries in the bankruptcy proceeding. If a bankruptcy court substantively consolidated us and some or all of our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, a forced restructuring of the Notes could occur through the “cramdown” provisions of the Bankruptcy Code. Under those provisions, the Notes could be restructured over holders’ objections as to their interest rate, maturity and other general terms.

The Notes and the guarantees of the Notes and security interests provided by the Guarantors may not be enforceable and, under specific circumstances, federal and state statutes may allow courts to void or otherwise rescind the exchange of the Existing Notes for the Notes and the guarantees and security interests. If that occurs, you may not receive any payments on the Notes.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the exchange of the Existing Notes for Notes and the guarantee or the grant of a security interest could be deemed a fraudulent transfer if the guarantor or grantor of such security interest received less than reasonably equivalent value in exchange for the Notes or the giving of the guarantee or granting of the security interest, and one of the following is also true:

•	we or such guarantor or grantor was insolvent at such time or became insolvent as a result of thereof;

•	we or such guarantor or grantor was engaged in business or a transaction, or was about to engage in business or a transaction, for which our or its property remaining constituted an unreasonably small amount of capital; or

•	we or such guarantor or grantor intended to incur, or believed that it would incur, debts that would be beyond our or its ability to pay as those debts matured.

The exchange for the Notes and the guarantee or the grant of a security interest could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which we or the guarantor or grantor was or became, on or after the date Notes were issued or the guarantee was given or the security interest was granted, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot predict what standard a court would apply in order to determine insolvency, or whether, regardless of the method of valuation, a court would determine that we or the guarantor or grantor was insolvent on that date. We also cannot predict whether a court would determine that the payments on the Notes or under a guarantee or the realization on Collateral would constitute fraudulent transfers or fraudulent conveyances on other grounds.

The Indenture will contain a “savings clause” intended to limit each Guarantor’s liability under its guarantee of the Notes to the maximum amount that it could incur without causing such guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.

If the issuance of the Notes or a guarantee by a Guarantor is deemed to be a fraudulent transfer, they could be rescinded, voided altogether, or subordinated to other debts. In such case, any payment could be required to be returned or be set aside to a fund for the benefit of the creditors of the Issuer or the Guarantor. If guarantee of the Notes is voided or held unenforceable for any other reason, holders of the Notes would cease to have a claim against the Guarantor based on the such guarantee and would be creditors only of the Issuer and any Guarantor whose guarantee of the Notes was not similarly voided or otherwise held unenforceable.

In addition, enforcement of any of these guarantees or security against any Guarantor will be subject to certain defenses available to Guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the Indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the Indenture governing the Notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the Notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the Notes.

Your ability to transfer the Notes may be limited by the absence of an active trading market and an active trading market may not develop or be maintained for the Notes.

The Notes will be new issues of securities for which there is no established trading market. We do not intend to list the Notes on any national securities exchange or include the Notes in any automated quotation system.

Even if an active trading market for the Notes does develop, there is no guarantee that it will continue or that an active trading market for the Notes will develop or be maintained. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market for the Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specified change of control events, we are required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date, plus the Prepayment Premium. Additionally, under the terms of our Credit Facility and our First Lien Term Loan, a change of control (as defined therein) will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under our Credit Facility or our First Lien Term Loan, as applicable, and terminate their commitments to lend under our Credit Facility. The source of funds for any purchase of the Notes and repayment of borrowings under our Credit Facility or our First Lien Term Loan, as applicable would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and it may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes and events of default and potential breaches of our Credit Facility and our First Lien Term Loan, we may have to avoid certain change of control transactions that would otherwise be beneficial to it.

The term “change of control” under the Indenture governing the Notes is limited to certain specified events and may not include other events that might adversely affect the Issuer’s financial condition or result in a downgrade of the credit rating (if any) of the Notes, nor would the requirement that the issuer offer to repurchase the Notes upon a change of control necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization. See “Description of the Notes—Change of Control.”

Holders of the Notes may not be able to determine when a change of control event giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the Indenture governing the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale of less than all the Issuer’s assets to another person may be uncertain.

Future offerings of debt or equity securities that rank senior to our Common Stock may adversely affect the trading market, if any, of our Common Stock.

If we decide to issue debt or equity securities in the future that rank senior to our Common Stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Common Stock and may result in dilution to owners of our Common Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our Common Stock will bear the risk of our future offerings impacting the trading market, if any, of our common stock and diluting the value of their stock holdings in us.

In addition, upon completion of the Proposed Restructuring, we expect to implement a new management incentive plan, which will provide for issuance of 5-10% of the outstanding Common Stock on a fully diluted basis. The Warrants and Common Stock that tendering holders will receive as Total Consideration are subject to dilution of 5-10% resulting from the issuance of equity pursuant to the management incentive plan.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you acquire the Notes in the Exchange Offer and market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

If a bankruptcy petition were to be filed by or against us or a Guarantor, holders of the Notes may receive lesser amount for their claim than they would have been entitled to receive under the Indenture.

If a bankruptcy petition were filed by or against us or a guarantor under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, the holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture, even if sufficient funds are available.

We will not pay any dividends on our Common Stock in the foreseeable future.

We do not anticipate that we will be able to pay any dividends on our Common Stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. If the Proposed Restructuring is completed, we also expect to be subject to restrictions on the payment of dividends on the Common Stock under the terms of debt agreements that we may enter into in the future.

Risks Relating to Our Indebtedness

We may not be able to generate a sufficient amount of cash flow to meet our debt service obligations or to fund our other liquidity needs, which could adversely affect our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy.

Our ability to make scheduled payments or to refinance our obligations with respect our indebtedness will depend on our financial and operating performance which, in turn, is subject to prevailing economic conditions and to certain financial, competitive, business and other factors, including the availability of financing in the banking and capital markets as well as the other risks described herein, all of which are beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations and our other commitments, we could face substantial liquidity problems and may be forced to reduce or delay scheduled expansions and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In addition, we cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot provide assurance that we could effect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting certain or any of these alternatives.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable; and

•	we could be forced into bankruptcy or liquidation.

Our substantial indebtedness could have important consequences, including the following:

•	it may limit our ability to borrow money for our debt service requirements or other purposes;

•	a substantial portion of our cash flow will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are and will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

The terms of our proposed Indenture, the Original Indenture governing the Existing Notes, the Credit Facility and the First Lien Term Loan may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our Indenture, the Original Indenture, the Credit Facility and the First Lien Term Loan propose, and the terms of any of other future indebtedness would likely contain, a number of restrictive covenants that impose certain operating and other restrictions.

Our Indenture, the Original Indenture, the Credit Facility and the First Lien Term Loan include covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends, redeem stock or make other distributions;

•	make other restricted payments and investments;

•	create liens;

•	enter into sale and leaseback transactions;

•	merge, consolidate or transfer or dispose of substantially all of our assets; and

•	enter into certain types of transactions with affiliates.

A breach of any of the restrictive covenants in our Indenture would result in a default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable; and

•	we could be forced into bankruptcy or liquidation.

Furthermore, the covenants and provisions of the First Lien Term Loan Agreement, which are more restrictive than those applicable to the Notes after the end of the Non-Cash Pay Period, described in the “Description of the Notes” section, shall be applicable to the Notes during a Non-Cash Pay Period, further restricting our ability operate our business. Such covenants may be amended or waived by the Supporting Noteholders without the consent of any of the other holders of the Notes. For more information, see Exhibit C attached hereto.

The operating and financial restrictions and covenants in those agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

Our ability to meet our obligations under our indebtedness depends in part on our earnings and cash flows and those of our subsidiaries and on our ability and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct all of our operations through our subsidiaries. Consequently, our ability to service our debt is dependent, in large part, upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party.

We may recognize a significant amount of cancellation of indebtedness, which we refer to as “COD” income, as a result of the transactions contemplated by the Exchange Offer and the Restructuring Transactions.

The exchange of Existing Notes for Notes pursuant to the Exchange Offer and other Restructuring Transactions is expected result in COD income to us for United States federal income tax purposes. Because the amount of COD income to be recognized by us depends in part on the fair market value (and, thus, the issue price) of instruments to be issued on the date of the exchange, the precise amount of COD income resulting from the exchange of Existing Notes cannot be determined prior to the date of the exchange. However, we generally anticipate that any COD income that we recognize in the Exchange Offer will be offset, at least in part, by our existing net operating losses, or “NOLs,” and certain other tax attributes. To the extent that our existing NOLs and other tax attributes are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income. In this regard, we may incur a cash tax liability for “alternative minimum tax” even if we otherwise have sufficient NOLs to offset all of the COD income from the Exchange Offer and Restructuring Transactions.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the Notes in connection with the Exchange Offer and the Consent Solicitation. The Existing Notes exchanged in the Exchange Offer will be retired or cancelled and not be reissued.

Capitalization

The following table sets forth our capitalization, as of December 31, 2015, on an actual basis and on a pro forma adjusted basis to reflect the completion of the Exchange Offer (assuming that 100% of the Existing Notes are tendered in the Exchange Offer) and the related transactions. You should read this table in conjunction with information set forth under “Use of Proceeds” and our audited consolidated financial statements for the years ended December 31, 2013, 2014 and 2015, incorporated herein by reference.

	As of December 31, 2015
	Historical	Pro Forma As Adjusted (Unaudited)
	($ in thousands)
Cash and Cash Equivalents (1)	$39,309	$0
Restricted Cash	4,250	4,250

Total Cash and Restricted Cash	$43,559	$4,250

Debt:
ABL Facility (2)	101,832	52,352
New First Lien Term Loan (3)	—	24,000
New Second Lien Notes (4)	—	368,565
Vehicle Financings	12,303	12,303
Senior Notes Due 2018 (4)	399,548	—
AWS Note Payable	6,492	6,492

Total Debt	$520,175	$463,712

Shareholders’ Equity:

Total Shareholders’ Equity (5)	(38,271)	(12,770)

Total Capitalization	$525,463	$455,192

Notes:

(1)	Reflects payment of (i) $8.2 million of accrued interest on the Existing Notes, which would have been payable if the Proposed Restructuring closed on December 31, 2015 (the actual interest payable to the Existing Notes will be through the Settlement Date); (ii) payment of $5.6 million of fees and expenses associated with the Proposed Restructuring, with (iii) balance of cash (or $25.5 million) utilized to pay down the ABL Facility. As of December 31, 2016, pro forma for the transaction, the Company would have availability on the Credit Facility of $29.9 million.
(2)	Reflects pay down on the Credit Facility by (i) $24.0 million from the proceeds of the First Lien Term Loan, and (ii) $25.5 million from cash that is on the balance sheet prior to the Proposed Restructuring, having given effect to the payment of accrued interest on the Existing Notes and fees and expenses associated with the Proposed Restructuring. On a pro forma basis as of December 31, 2015, the Company would have $29.9 million of availability on the Credit Facility based on the new commitment amount of $100 million, net of $5.2 million of letters of credit, net of 12.5% of ABL Facility size, net $52.4 million of pro forma ABL Facility debt outstanding.
(3)	Reflects the issuance of $24.0 million of First Lien Term Loan.
(4)	$400 million principal is net of original issue discount/premium of $0.5 million. Assumes the issuance of the Notes in exchange for $368.6 million of the Existing Notes, which is all outstanding Existing Notes other than Johnsrud Notes. The remaining $31.4 million of Existing Notes (i.e. the Johnsrud Notes) will be converted into Common Stock.
(5)	Reflects the cancellation of indebtedness on the Existing Notes of $31.4 million, net of cancellation of deferred financing costs of $0.7 million related to Mark Johnsrud’s portion of the Existing Notes and $5.3 million of estimated third-party transaction fees.

The Proposed Restructuring

Background and Purpose of the Proposed Restructuring

Due to the difficult macro environment and the corresponding impact of the prolonged depression in oil and gas prices that has continued to negatively affect us and others in our industry, we have experienced a decline in demand and pricing for our services. These factors, coupled with our large outstanding debt service obligations, have diminished our cash position and capital resources and raised substantial doubt about our ability to continue as a going concern. In order to address short-term liquidity needs, we undertook a strategic review and assessment of our business and operations. We divested of our industrial solutions business when we sold Thermo Fluids Inc. in the first half of 2015, in order to focus exclusively on our core shale environmental solutions business. Further, we sought to maximize liquidity by implementing various cost-management initiatives, which included limiting our capital expenditures to only those deemed critical to our ongoing operations and those necessary to support our key growth initiatives. In addition, we offset the cash impact of these expenditures by selling underutilized or non-core assets.

To explore potential restructuring alternatives, we retained Shearman & Sterling LLP, as our legal advisor and Lazard Frères & Co. LLC and Lazard Middle Market LLC, as our investment banker, to assist us in exploring strategic alternatives. We thereafter engaged in discussions with our revolving agent and revolving lenders, their respective legal advisors, the Supporting Noteholders and their legal advisor, to discuss possible restructuring efforts and methods. Those discussions resulted in the development of the Proposed Restructuring, as summarized below.

Pursuant to the Proposed Restructuring, we anticipate entering into the following financing transactions, of which all but the Rights Offering and Johnsrud Equity Conversion will be completed concurrently on the Early Settlement Date or the Settlement Date, as the case may be:

•	Amend the revolving asset-based credit facility (the “Credit Facility”) to (i) reduce the commitment from $125 million to $100 million; and (ii) amend certain rates and covenants, among other amendments.

•	The issuance of the Notes (and execution of the Indenture), Common Stock and Warrants pursuant to the Exchange Offer and the Consent Solicitation.

•	The Company and certain lenders will enter in a new last out first lien term loan in the aggregate amount of $24.0 million (the “First Lien Term Loan”) and in connection therewith will issue penny warrants to the lenders under the First Lien Term Loan (the “FLTL Warrants”) to purchase 5% of shares of the Common Stock, on a fully diluted basis after taking into account the Common Stock to be issued in connection with the Johnsrud Equity Conversion, the Rights Offering (as defined below), and the Exchange Offer, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan we expect to implement upon completion of the Proposed Restructuring.

•	A rights offering (the “Rights Offering”) intended to yield proceeds of $5.0 million. The rights may be exercised only in exchange for cash. The Rights Offering will be fully backstopped by Mark D. Johnsrud, and Mark D. Johnsrud shall deposit $5 million into escrow on the earlier to occur of the Early Acceptance Date or Acceptance Date, as the case may be, which shall be available to the Company even if the conditions to the Rights Offering are not satisfied.

•	Mark D. Johnsrud will irrevocably tender the Johnsrud Notes to the Company on the earlier to occur of the Early Acceptance Date or the Acceptance Date and the Company shall cancel the Johnsrud Notes. Mark D. Johnsrud shall be issued Common Stock in exchange for the Johnsrud Notes in the Johnsrud Equity Conversion. Shares of Common Stock issued in the Johnsrud Equity Conversion will not count towards the maximum aggregate principal amount of Existing Notes or the maximum number of shares of Common Stock limitations in the Equity Conversion.

The Amendment, the issuance of the Notes and the Warrants related thereto, the entry into the First Lien Term Loan and the issuance of the FLTL Warrants related thereto are expected to close on the Early Settlement Date or the Settlement Date, as the case may be. The Rights Offering and Johnsrud Equity Conversion are both expected to close subsequent to the Amendment, issuance of Notes and the funding of the First Lien Term Loan. In connection with the Consent, the Company will seek an amendment to its charter to increase the number of authorized shares of Common Stock in order to cover the Johnsrud Equity Conversion and the Rights Offering.

For a more detailed description of the Credit Facility and the First Lien Term Loan see “Description of Certain Indebtedness;” for a more detailed description of the Rights Offering and the Johnsrud Equity Conversion see “The Proposed Restructuring;” and for a more detailed description of the Notes see “Description of the Notes.”

Restructuring Support Agreement

We have entered into a Restructuring Support Agreement with the holders of approximately 81% in aggregate principal amount of the Existing Notes, which is attached to this Offering Memorandum as Exhibit B. None of the holders has any agreements or commitments between or among them. Each holder is acting individually and not as a part of a group. The Restructuring Support Agreement sets forth the terms and conditions of the Proposed Restructuring and the obligations and commitments of the parties with respect to the Proposed Restructuring. The holders who have entered into the Restructuring Support Agreement may have the right to withdraw from or terminate the Restructuring Support Agreement under certain circumstances. See “Certain Relationships and Related Transactions—The Restructuring Support Agreement”. If the Restructuring Support Agreement is terminated by the Supporting Noteholders in accordance with its terms, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Notes and delivery of related Consents and the Exchange Offer shall be terminated.

The Exchange Offer and the Consent Solicitation

Principal Terms of the Exchange Offer and the Consent Solicitation

The Company is offering to exchange, upon the terms and subject to the conditions set forth in this Offering Memorandum and in the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal,” and together with this Offering Memorandum, the “Exchange Offer Documents”), its outstanding 9.875% Senior Notes due 2018 (the “Existing Notes”). The consideration (the “Exchange Consideration”) for each $1,000 principal amount of the Existing Notes tendered on or prior to the Expiration Date, but after the Early Exchange Date, shall be, at the election of the holder of the Existing Notes, either $1,000 in: (i) principal amount of Second Lien Notes due 2021 to be issued by the Company (the “Notes”) or (ii) shares of Common Stock of the Company, converted at the Conversion Price. In no case shall the Equity Conversion exceed (a) a maximum aggregate principal amount of Existing Notes tendered in the Equity Conversion of $3.5 million or (b) a maximum number of shares of Common Stock of 10 million. If the aggregate principal amount of Existing Notes tendered exceeds the applicable limit on the Equity Conversion, as described above, holders participating in the Equity Conversion shall receive a pro rata share of Common Stock. Any excess amounts of Existing Notes validly tendered and not converted into Common Stock as a result of such limit on the Equity Conversion being reached shall be exchanged for Notes, subject to minimum denomination requirements. Any portion of an unexchanged but validly tendered Existing Note in integral multiples of less than $1,000 that remains unexchanged for Common Stock, due to minimum denomination requirements, will be rounded to the nearest $1,000 multiple and exchanged for a Note as follows: (i) amounts equal to or greater than $500 will be rounded to the next higher $1,000 increment and (ii) amounts less than $500 will be rounded to the next lower $1,000 increment. The Conversion Price for the Equity Conversion shall be the higher of (x) the volume weighted average price of the Company’s Common Stock for the fifteen (15) Trading Days (as defined below) through and including March 11, 2016, and (y) the volume weighted average price of the Company’s Common Stock for the fifteen (15) Trading Days from and after March 14, 2016. See “The Exchange Offer and the Consent Solicitation—Principal Terms of the Exchange Offer and the Consent Solicitation” for further information on the calculation of the volume weighted average price. The consideration (the “Total Consideration”) for each $1,000 principal amount of the Existing Notes tendered on or prior to the Early Exchange Date shall be: (i) the Exchange Consideration and (ii) a pro rata share (based on the aggregate principal amount of the Existing Notes tendered on or prior to the Early Exchange Date) of penny warrants (the “Warrants”) sufficient to purchase 10% of shares subject to dilution only by the shares issued or to be issued in connection with a new management incentive plan that we expect to implement upon completion of the Proposed Restructuring. The Exchange Consideration and Total Consideration are together referred to as the “Consideration.”

“Volume weighted average price” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OCR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume weighted average price is unavailable, the market value of one (1) share of Common Stock on such Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company); provided, however, that the volume weighted average price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading Day” means a day during which (i) trading in the Common Stock generally occurs; and (ii) there is no Market Disruption Event on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

“Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, or for more than a one-half-hour period in the aggregate during regular trading hours on any Trading Day, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

In addition to the Consideration, the Company will pay in cash, (i) all interest due on the Existing Notes when due in accordance with the Original Indenture, to the extent such Existing Notes are outstanding, and (ii) all accrued and unpaid interest on the Existing Notes accepted in the Exchange Offer from the applicable latest interest payment date to the Early Settlement Date or the Settlement Date, as the case may be (subject to the right of holders of the Existing Notes on the relevant record date to receive all interest due on the relevant interest payment date and to receive all accrued and unpaid interest due on the Early Settlement Date or the Settlement Date, as the case may be).

The Existing Notes may be tendered and Consents may be delivered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Existing Notes must continue to hold a principal amount of the Existing Notes amounting to at least the minimum denomination of $2,000.

Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No fractional Warrants or shares of Common Stock will be distributed in the Exchange Offer. If, under the terms of the Exchange Offer, a tendering holder would be otherwise entitled to receive a number of Warrants or shares of Common Stock that is not a whole number, the Warrants or shares of Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional Warrants or shares of Common Stock that are rounded down.

Upon the terms and subject to the conditions set forth in the Exchange Offer, the Company will deliver the (i) Exchange Consideration in exchange for all validly tendered Existing Notes on or prior to the Expiration Date, but after the Early Exchange Date, and (ii) Total Consideration in exchange of all validly tendered Existing Notes on or prior to the Early Exchange Date, in each case, if such Existing Notes are accepted for exchange (the date of such acceptance being the Early Acceptance Date or the Acceptance Date, as the case may be, and the date of such delivery being the Early Settlement Date or the Settlement Date, respectively) upon satisfaction of the conditions specified herein. If the Waiver becomes effective, holders who do not tender their Existing Notes on or prior to the Expiration Date, or at all, will not have the benefit of substantially all of the covenants and other related provisions, including certain events of default, that will be waived from the Original Indenture by the Waiver. For a description of the Waiver to the Original Indenture for which Consents are being sought pursuant to the Consent Solicitation, see “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A. These holders will not receive the Exchange Consideration or the Total Consideration. The Early Acceptance Date or the Acceptance Date, as the case may be, is expected to be date following the Early Exchange Date or the Expiration Date, respectively, on which the conditions to the Company’s obligation to accept for exchange, and to deliver the Total Consideration or the Exchange Consideration, as applicable, in exchange for, validly tendered Existing Notes are satisfied. See “The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation.” The Early Settlement Date is expected to be two business days following the Early Acceptance Date and the Settlement Date is expected to be two business days following the Acceptance Date. Under no circumstances will any interest be payable because of any delay by DTC in the transmission of funds to holders. In the event that the Exchange Offer and the Consent Solicitation is withdrawn or otherwise not completed, neither Exchange Consideration nor Total Consideration will be delivered or become deliverable, and the Existing Notes validly tendered will be promptly returned to such holder, the Indenture will not be entered into, the Warrant Agreement will not be issued and the Consents will be deemed revoked.

Any holder who tenders the Existing Notes pursuant to the Exchange Offer must also deliver a Consent. Each Consent will constitute a consent to (i) the waiver of certain provisions and events of default (the “Waiver”)

to the Existing Notes (and related guarantees) and the Original Indenture pursuant to which the Existing Notes were issued, as described further in “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the proposed Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and (iii) for new holders of Common Stock an exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering. Holders who validly tender Existing Notes pursuant to the Exchange Offer will be deemed to have delivered their Consent by such tender. Holders may not deliver Consents without tendering their Existing Notes.

The Waiver to the Original Indenture constitutes a single proposal which consists of two separate parts. The first part of the Waiver will waive, for purposes of the Proposed Restructuring: (i) any redemption rights of holders of the Existing Notes upon the occurrence of a Change of Control in connection with the Johnsrud Equity Conversion; (ii) the “Limitation on Liens” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan or the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; (iii) the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan and the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; and (iv) any actual or potential defaults or events of default in connection with (i), (ii) and (iii).

The second part of the Waiver will waive, for so long as the Existing Notes are outstanding: (i) substantially all of the restrictive covenants in the Original Indenture (other than the covenants to pay principal of and interest on the Existing Notes when due), including covenants requiring the Company to furnish reports filed with the SEC, deliver compliance certificates to the trustee under the Original Indenture, pay all material taxes of the Company, not to claim the benefit of stay, extension or usury law, not to make prohibited restricted payments, not to restrict the ability of the Company’s restricted subsidiaries from paying dividends or distributions, not to incur additional indebtedness other than permitted indebtedness, not to carry out certain asset sales, not to enter into or amend certain affiliate transactions, not to engage in any business other than permitted businesses, maintain its corporate existence and that of its restricted subsidiaries, not to designate any restricted subsidiary as an unrestricted subsidiary if such designation would cause a default, not to merge the Company with another entity or sell or lease substantially all the assets of the Company, unless the Company can incur additional debt in compliance with a financial ratio test; and (ii) any and all potential defaults due to or in connection with, any non-compliance or potential non-compliance with the Original Indenture, in each case, as such waiver relates to a violation or potential violation of the above restrictions. For a description of the Waiver to the Original Indenture for which Consents are being sought pursuant to the Consent Solicitation, see “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A.

In the Consent Solicitation, the Company is seeking Consents to all aspects of the Waiver to the Original Indenture as a single proposal. Accordingly, any Consent purporting to consent to only some of the Waiver will be a valid delivery of a Consent by a holder as to all of the Waiver. A holder who tenders Existing Notes pursuant to the Exchange Offer, and therefore delivers a Consent, which will constitute a consent to (i) the Waiver, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, and (iii) for new holders of Common Stock exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering, may not validly withdraw such tendered Existing Notes or revoke such Consent. The Waiver will not become effective until the Early Acceptance Date or the Acceptance Date, as the case may be. If the Exchange Offer is terminated or withdrawn, or the Existing Notes are not accepted for exchange for any reason, the Original Indenture will remain in effect in its present form. If the Waiver becomes effective, holders who do not tender their Existing Notes on or prior to the Expiration Date, or at all, will be bound by the effects of the Waiver. Such holders will not have the benefit of certain covenants and other related provisions, including certain events of default, that will be waived from the Original Indenture by the Waiver.

Holders who validly tender their Existing Notes and deliver their Consents on or prior to the Expiration Date, but after the Early Exchange Date, will, subject to the terms and conditions hereof, receive the Exchange Consideration. Holders who validly tender their Existing Notes and deliver their Consents on or prior to the Early Exchange Date will, subject to the terms and conditions hereof, receive the Total Consideration.

The Company reserves the right to elect, with the consent of the Supporting Noteholders, from time to time after the Exchange Offer, to purchase any Existing Notes that are not tendered or accepted for exchange in the Exchange Offer through open market or privately negotiated transactions, one or more additional tender or exchange offers, by redemption under the terms of the Original Indenture or otherwise, in each case upon terms that may or may not differ materially from the terms of the Exchange Offer. See “Risk Factors— Risks Relating to the Exchange Offer”.

Conditions of the Exchange Offer and the Consent Solicitation

Notwithstanding any other provision of the Exchange Offer and the Consent Solicitation, the Company will not be obligated to accept for exchange the validly tendered Existing Notes and may terminate, extend or amend the Exchange Offer (including the Early Exchange Date) and may postpone the acceptance for exchange of the Existing Notes so tendered if any of the following conditions shall not have been satisfied or have been waived: (i) there being validly tendered at least 95% of the aggregate principal amount of the Existing Notes outstanding (other than any Notes beneficially owned or controlled by Mark D. Johnsrud) (the “Minimum Tenders Condition”); (ii) there having been validly received the Requisite Consents (the “Requisite Consents Condition”); (iii) the Interest Payment Condition; and (iv) the satisfaction of the General Conditions.

The “General Conditions” refers to the following conditions:

(a) there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer or the Consent Solicitation, that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

(b) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Exchange Offer, the Consent Solicitation or the Indenture by any domestic or foreign federal or state governmental authority or court which directly or indirectly (i) prohibits, or makes illegal the exchange of some or all of the Existing Notes for any Consideration, or the consummation of the Exchange Offer or the Consent Solicitation, (ii) renders the Company unable to exchange some or all of the Existing Notes for the Consideration, or (iii) imposes or confirms material limitations on the scope, validity or effectiveness of the ability of the Company to acquire or hold or to exercise full rights of ownership of the Existing Notes;

(c) the Trustee shall have objected in any respect to or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Exchange Offer or the Consent Solicitation or the Company’s ability to effect the Waiver, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Exchange Offer or the Consent Solicitation or the exchange of the Existing Notes for the Consideration, or the acceptance of the Consents;

(d) there shall have occurred, in the sole judgment of the Company, (i) any general suspension of, or shortening of hours for, or limitation on prices for, trading in securities in the U.S. securities or financial markets, (ii) a material impairment in the U.S. trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (vi) any significant adverse change in the U.S. securities or financial markets generally, (vii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would be likely to materially impair the contemplated benefits of the Exchange Offer or the Waiver or (viii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

(e) satisfaction or waiver of the conditions to the Proposed Restructuring or consummation of the Exchange Offer of the Company and the Supporting Noteholders set forth in the Restructuring Support Agreement.

The conditions to the Exchange Offer and the Consent Solicitation may be waived by the Company, in whole or in part, at any time or from time to time, subject to consent with the Supporting Noteholders and subject to applicable law and the terms and conditions of the Restructuring Support Agreement. The failure by the Company or the Supporting Noteholders at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.

Expiration; Extension; Amendment; Termination

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on April 12, 2016, unless extended by the Company (which right is subject to applicable law), with the consent of the Supporting Noteholders and subject to the terms and conditions of the Restructuring Support Agreement in which case the Expiration Date means the latest time and date to which the Expiration Date is extended. The Early Exchange Date is 11:59 p.m., New York City time, on March 29, 2016, unless extended by the Company (which right is subject to applicable law) with the consent of the Supporting Noteholders and subject to the terms and conditions of the Restructuring Support Agreement, in which case the Early Exchange Date means the latest time and date to which the Early Exchange Date is extended. The Company expressly reserves the right with the consent of the Supporting Noteholders and subject to the terms and conditions of the Restructuring Support Agreement to extend each of the Early Exchange Date or the Expiration Date for such period or periods as it may determine, by giving written or oral notice to the Exchange and Information Agent which the Company expects to give to the Exchange and Information Agent and to publicly announce such information, including the new Early Exchange Date or Expiration Date, by press release by 9:00 a.m., New York City time, on the business day following the previously scheduled Early Exchange Date or Expiration Date, as applicable. Except as provided in the Restructuring Support Agreement, during any extension of (i) the Early Exchange Date or the Expiration Exchange Date, all Existing Notes previously tendered will remain subject to the Exchange Offer, or (ii) of the Consent Solicitation, all Consents delivered to the Exchange and Information Agent will remain effective.

Subject to applicable law, the Company expressly reserves the right, with the consent of the Supporting Noteholders and subject to the terms of the Restructuring Support Agreement with respect to any or all of the Exchange Offer and Consent Solicitation to:

•	delay accepting any of the Existing Notes, to extend the Early Exchange Date or the Expiration Date or to terminate the Exchange Offer or Consent Solicitation and not accept any Existing Notes;

•	amend, modify or waive in part or whole, at any time, or from time to time, the terms of the Exchange Offer or Consent Solicitation in any respect, including waiver of any conditions to consummation of the Exchange Offer or Consent Solicitation.

If the Company exercises any such right, it will give written notice thereof to the Exchange and Information Agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer or Consent Solicitation, the Company will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release. The minimum period during which the Exchange Offer will remain open following material changes in the terms of the Exchange Offer or in the information concerning the Exchange Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. In accordance with Rule 14e-1 under the Exchange Act, if the Company elects to change the consideration offered or the Existing Notes sought, the Exchange Offer will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders. If the terms of the Exchange Offer are amended in a manner determined by the Company to constitute a material change adversely affecting any holder, the Company will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and the Company will extend the Exchange Offer for a time period that it deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders, if the Exchange Offer would otherwise expire during such time period.

Procedures for Tendering Existing Notes and Delivering Consents

The tender of the Existing Notes pursuant to the Exchange Offer and in accordance with the procedures described below will be deemed to constitute a delivery of a Consent with respect to the Existing Notes tendered. Any holder who tenders the Existing Notes pursuant to the Exchange Offer must also deliver a Consent, which will constitute a consent to (i) the Waiver, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, and (iii) for new holders of Common Stock exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering.

Holders who validly tender their Existing Notes pursuant to the Exchange Offer will be deemed to have delivered their Consents by such tender. Additionally, holders must tender their Existing Notes in order to deliver a Consent. A holder who tenders its Existing Notes pursuant to the Exchange Offer, and therefore delivers a Consent may not validly withdraw such tendered Existing Notes or revoke such Consent. A defective tender of the Existing Notes (which defect is not waived by the Company or cured by the holder) will not constitute a valid tender of the Existing Notes or delivery of a Consent and will not be counted for purposes of determining whether the Minimum Tenders Condition and the Requisite Consents Condition have been met or the Requisite Consents have been obtained therefrom and will not entitle the holder thereof to any Consideration.

Tenders of and Consents Regarding Existing Notes

For a holder to tender its Existing Notes and deliver accompanying Consents validly pursuant to the Exchange Offer and the Consent Solicitation, (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) relating to the Exchange Offer, together with any signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange and Information Agent at its address set forth on the back cover of this Offering Memorandum and (ii) either certificates for tendered Existing Notes must be received by the Exchange and Information Agent at any such address or such Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange and Information Agent, in each case, on or prior to the Expiration Date. THE LETTER OF TRANSMITTAL AND EXISTING NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AND INFORMATION AGENT, NOT TO THE COMPANY, THE TRUSTEE OR DTC.

Delivery of Consents and the Letter of Transmittal

If certificates for the Existing Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such Existing Notes pursuant to the Exchange Offer, the certificates evidencing such Existing Notes must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of such holder or holders appear on the certificates, with the signature(s) on the certificates or bond powers guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering its Existing Notes, the holder or holders of such Existing Notes must sign a valid proxy pursuant to the

Letter of Transmittal, because the Existing Notes may not be tendered without also consenting to the Waiver and, in the case of holders who tender their Existing Notes prior to the Early Exchange Date, consenting to enter into the Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and only holders are entitled to deliver Consents.

Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender the Existing Notes and deliver Consents should contact such registered holder promptly and instruct such holder to tender the Existing Notes and deliver Consents on such beneficial owner’s behalf. If such beneficial owner wishes to tender such Existing Notes himself/herself/itself, such beneficial owner must, prior to completing and executing a Letter of Transmittal and delivering such Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

To effectively tender the Existing Notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, the for which the Exchange Offer and the Consent Solicitation will be eligible, and DTC will send an Agent’s Message to the Exchange and Information Agent for its acceptance. Delivery of tendered Existing Notes must be made to the Exchange and Information Agent pursuant to the book-entry delivery procedures set forth below.

The method of delivery of certificates for the Existing Notes, the Letter of Transmittal and all other required documents to the Exchange and Information Agent, including delivery through DTC and acceptance through ATOP, is at the election and risk of the holder tendering Existing Notes and delivering Consents. If such delivery is by mail, it is suggested that the holder use properly insured, registered mail, return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange and Information Agent on or prior thereto.

Holders whose Existing Notes are held by DTC should be aware that DTC may have deadlines earlier than the Expiration Date for DTC to be advised of the action that you may wish for them to take with respect to your Existing Notes and, accordingly, such holders are urged to contact DTC as soon as possible in order to learn of DTC’s applicable deadlines.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a participant in a recognized Medallion Signature Program (a “Medallion Signature Guarantor”), unless the Existing Notes tendered thereby are tendered (i) by a registered holder of the Existing Notes (or by a participant in DTC whose name appears on a security position listing such participant as the owner of such Existing Notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office in the United States. If the Existing Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if the Existing Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letter of Transmittal accompanying the tendered Existing Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Book-Entry Transfer

The Exchange and Information Agent will establish an account promptly after the date of the Exchange Offer with respect to the Existing Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Existing Notes may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange and Information Agent’s account in accordance with DTC’s procedures for such transfer. DTC will then send an Agent’s Message to the Exchange and Information Agent. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of a Letter of Transmittal to the Exchange and Information Agent in order to validly tender their Existing Notes. The confirmation of a book-entry transfer into the Exchange and Information Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange and Information Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange and Information Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating the aggregate principal amount of the Existing Notes that have been tendered by such participant pursuant to the Exchange Offer and that such participant has received the Exchange Offer and agrees to be bound by the terms of the Exchange Offer and that the Company may enforce such agreement against such participant.

No Guaranteed Delivery

There are no guaranteed delivery provisions in connection with the Exchange Offer. Holders must accept the Exchange Offer in accordance with the procedures set forth under “Procedures for Tendering Existing Notes and Delivering Consents.” The method of delivery of the Existing Notes and all other required documents is at the applicable holder’s option and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Because it is the time of receipt, not the time of mailing, which determines whether the Exchange Offer has been accepted prior to the Expiration Date, sufficient time should be allowed to ensure timely delivery.

Each proper acceptance of the Exchange Offer will be irrevocable and will constitute a binding agreement of the holder to exchange the Existing Notes pursuant to the Exchange Offer on the Settlement Date or the Early Settlement Date, as the case may be. Acceptance of the Exchange Offer with respect to any Existing Notes will constitute the agreement by such holder to deliver good and marketable title to such Existing Notes on the Settlement Date or the Early Settlement Date, as the case may be, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. Each acceptance of the Exchange Offer shall survive the death or incapacity of such holder of the Existing Notes and every obligation of the holder in connection with such Existing Notes shall be binding upon such holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

Transfer of Ownership of Tendered Existing Notes

Holders may not transfer record ownership of any validly tendered Existing Notes into the Exchange Offer. Beneficial ownership of tendered Existing Notes may be transferred by the holder by delivering to the Exchange and Information Agent at its address set forth on the back cover of this Offering Memorandum an executed Letter of Transmittal identifying the name of the person who deposited the Existing Notes to be transferred and completing the Special Issuance Instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security listing position as the transferee of such Existing Notes) and the principal amount of the Existing Notes to be transferred. If certificates have been delivered or otherwise identified (through a Book-Entry Confirmation with respect to such Existing Notes) to the Exchange and Information Agent, the name of the holder who deposited the Existing Notes, the name of the transferee and the certificate numbers relating to such Existing Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Existing Notes pursuant to the procedures set forth herein, will be entitled to receive the Exchange Consideration or the Total Consideration, as applicable, if the Existing Notes are accepted for exchange, or to receipt of the tendered Existing Notes if the Exchange Offer is terminated.

Tenders of the Existing Notes and deliveries of Consents pursuant to the procedures described above, and acceptance thereof by the Company, will constitute a binding agreement between the tendering and consenting holder and the Company upon the terms and subject to the conditions of the Exchange Offer and the Consent Solicitation as set forth in this Offering Memorandum.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of the Existing Notes and deliveries of Consents will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. The Company reserves the absolute right to reject any or all tenders of the Existing Notes and deliveries of Consents that are not in proper form or the acceptance of which would, in the Company’s opinion, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes or as to delivery of accompanying Consents. The Company’s interpretations of the terms and conditions of the Exchange Offer or the Consent Solicitation (including the instructions in a Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of the Existing Notes and accompanying deliveries of Consents must be cured within such time as the Company determines, unless waived by the Company. Tenders of the Existing Notes and deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Exchange and Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of the Existing Notes and accompanying deliveries of Consents, nor will such parties incur any liability to holders for failure to give any such notice.

Acceptance of Existing Notes for Exchange; Exchange of Existing Notes; Payment of Consideration

Upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation, the Company will accept for exchange validly tendered Existing Notes under the Exchange Offer upon the satisfaction or waiver of the conditions to the Exchange Offer specified under “—Conditions of the Exchange Offer and the Consent Solicitation” on the Early Acceptance Date or the Acceptance Date, as the case may be. The delivery of the Total Consideration or the Exchange Consideration, as applicable, for such Existing Notes shall be made on the Early Settlement Date or the Settlement Date, as the case may be.

The Company expressly reserves the right, with the consent of Supporting Noteholders, subject to the terms and conditions of the Restructuring Support Agreement, to (i) delay acceptance for exchange Existing Notes tendered under the Exchange Offer or the delivery of the Exchange Consideration or the Total Consideration, as applicable, for such Existing Notes that have been accepted for exchange or (ii) terminate the Exchange Offer at any time. In all cases, delivery of the Exchange Consideration or the Total Consideration, as applicable, in exchange for Existing Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange and Information Agent (or a Book-Entry Confirmation), of a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required thereby, or a properly transmitted Agent’s Message.

For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Existing Notes (or defectively tendered Existing Notes with respect to which the Company has waived such defect or the holder has cured such defect) if, as and when the Company gives oral (confirmed in writing) notice thereof to the Exchange and Information Agent. Delivery of the Total Consideration or the Exchange Consideration, as applicable, in exchange for Existing Notes accepted for exchange in the Exchange Offer and Consents delivered in the Consent Solicitation on or prior to the Early Exchange Date or the Expiration Date, as the case may be, will be made by the Company on the Early Settlement Date or the Settlement Date, as the case may be, by causing the issuance of any of the Warrants and Notes in book-entry form on the Early Settlement Date or the Settlement Date, as the case may be.

The Existing Notes may be tendered and Consents may be delivered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Existing Notes must continue to hold a principal amount of the Existing Notes amounting to at least the minimum denomination of $2,000.

If, for any reason, acceptance for exchange of validly tendered Existing Notes pursuant to the Exchange Offer is delayed, or the Company is unable to deliver the Exchange Consideration or the Total Consideration, as applicable, pursuant to the Exchange Offer, then the Exchange and Information Agent may, nevertheless, on behalf of the Company, retain tendered Existing Notes, without prejudice to the rights of the Company described under “—Expiration; Extension; Amendment; Termination” and “—Conditions of the Exchange Offer and the Consent Solicitation” above.

If any tendered Existing Notes are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, or if certificates are submitted evidencing more Existing Notes than are tendered, certificates evidencing unexchanged Existing Notes will be returned, without expense, to the tendering holder (or, in the case of the Existing Notes tendered by book-entry transfer into the Exchange and Information Agent’s account at DTC, pursuant to the procedure set forth under the caption “—Procedures for Tendering Existing Notes and Delivering Consents” above, such Existing Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Existing Notes), unless otherwise requested by such holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or the termination of the Exchange Offer.

To the extent that any Existing Notes remain outstanding after consummation or expiration of the Exchange Offer, the Company, although it has no obligation to do so, may repurchase or redeem such Existing Notes after the Early Settlement Date or Settlement Date through open market purchases, privately negotiated transactions, exchange offers, redemption or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in any case, could be for cash or other consideration. This Offering Memorandum shall not constitute a notice of redemption under the Indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the Indenture.

Under no circumstances will any interest be payable because of any delay by DTC in the transmission of funds to the holders of exchanged Existing Notes or otherwise.

Tendering holders of the Existing Notes exchanged in the Exchange Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the exchange of their Existing Notes unless the box entitled “Special Delivery Instructions” on a Letter of Transmittal has been completed, as described in the instructions thereto. The Company will pay all other reasonable charges and expenses in connection with the Exchange Offer and the Consent Solicitation.

No Withdrawal of Tenders; No Revocation of Consents

Except as provided in the Restructuring Support Agreement, a holder who tenders its Existing Notes pursuant to the Exchange Offer, and therefore delivers a Consent, which will constitute consent to (i) the Waiver, as described in “The Waiver of Certain Provisions to the Original Indenture” and Exhibit A, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and (iii) for new holders of Common Stock, exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering, may not validly withdraw such tendered Existing Notes or revoke such Consent. If the Restructuring Support Agreement is terminated by the Supporting Noteholders in accordance with its terms, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Notes and delivery of related Consents and the Exchange Offer shall be terminated.

If there is a material change in the information concerning the Exchange Offer or the Consent Solicitation or the Company waives a material condition of the Exchange Offer or the Consent Solicitation, the Company will disseminate additional Exchange Offer and Consent Solicitation materials and may extend the Exchange Offer, the Early Exchange Date, or the Consent Solicitation, in each case in accordance with Rule 14e-1 under the Exchange Act, if applicable. In such case, the Company expects to give written or oral notice to the Exchange and Information Agent and publicly announce such information by press release by 9:00 a.m., New York City time, on the business day following the previously scheduled Early Exchange Date or Expiration Date. In the event of a termination of the Exchange Offer, the Existing Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holder.

The Existing Notes are debt obligations of the Company and are governed by the Original Indenture. There are no appraisal or other similar statutory rights available to holders in connection with the Exchange Offer or the Consent Solicitation.

Exchange and Information Agent

Ipreo LLC has been appointed the Exchange and Information Agent for the Exchange Offer and the Consent Solicitation. All deliveries and correspondence sent to the Exchange and Information Agent should be directed to the address set forth on the back cover of this Offering Memorandum. Requests for additional copies of documentation may be directed to the Exchange and Information Agent at the address set forth on the back cover of this Offering Memorandum. The Company has agreed to indemnify the Exchange and Information Agent for certain liabilities, including liabilities under the federal securities laws.

The Exchange and Information Agent does not (i) assume any responsibility for the accuracy or completeness of the information concerning the Company or any of its subsidiaries contained or incorporated by reference in this Offering Memorandum or a Letter of Transmittal, or for any failure by the Company to disclose events that may have occurred after the date of this Offering Memorandum that may affect the significance or accuracy of this information or (ii) make any recommendation as to whether or not the holders should tender their Existing Notes pursuant to the Exchange Offer or deliver a Consent pursuant to the Consent Solicitation. Each holder must make its own decision as to whether or not to tender their Existing Notes and deliver a Consent and, if so, the amount of the Existing Notes to be tendered.

Fees and Expenses

The Company will pay the Exchange and Information Agent such reasonable and customary fees as may be agreed for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Memorandum and related documents to the beneficial owners of the Existing Notes.

Miscellaneous

The Company is not aware of any jurisdiction where the making of the Exchange Offer or the Consent Solicitation is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Exchange Offer or the Consent Solicitation would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Exchange Offer and the Consent Solicitation. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Exchange Offer or the Consent Solicitation will not be made to (nor will tenders or Consents be accepted from or on behalf of) the holders of the Existing Notes residing in any such jurisdiction.

From time to time, the Company or its affiliates may engage in the purchase of additional Existing Notes through open market purchases, the redemption of the Existing Notes pursuant to the terms of the Original Indenture, privately negotiated transactions, tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of the Existing Notes than the terms of the Offer, as the Company may determine. There can be no assurances as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Offering Memorandum or in the Consent and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

No fractional shares of Warrants or shares of Common Stock will be distributed in the Exchange Offer. If, under the terms of the Exchange Offer, a tendering holder would be otherwise entitled to receive a number of Warrants or shares of Common Stock that is not a whole number, the Warrants or shares of Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional Warrants or shares of Common Stock that are rounded down.

Neither the Company, any Supporting Noteholder, the Exchange and Information Agent nor the Trustee or any of their agents or advisors makes any recommendation as to whether or not holders should (1) tender Existing Notes in response to the Exchange Offer or (2) deliver a Consent in response to the Consent Solicitation.

The Waiver of Certain Provisions to the Original Indenture

As part of the Exchange Offer and Consent Solicitation, the Company is soliciting the Consent of the holders to the Waiver. The Waiver, constitutes a single proposal which consists of two parts: (i) the waiver of certain covenants and certain events of default with respect to the Existing Notes and contained in the Original Indenture, for the purposes of the Proposed Restructuring and (ii) the waiver of substantially all of the restrictive covenants and certain events of default with respect to the Existing Notes and contained in the Original Indenture, for so long as the Existing Notes are outstanding. The full text of the Waiver is set forth in Exhibit A. All statements herein regarding the substance of any provision of the Waiver and the Original Indenture are qualified in their entirety by reference to Exhibit A and the Original Indenture. Copies of the Original Indenture are available upon request from the Exchange and Information Agent at the address and telephone number set forth on the back cover of this Offering Memorandum.

The first part of the Waiver will waive, for purposes of the Proposed Restructuring: (i) any redemption rights of holders of Existing Notes upon the occurrence of a Change of Control in connection with the Johnsrud Equity Conversion; (ii) the “Limitation on Liens” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan or the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; (iii) the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant under the Original Indenture, as such waiver relates to a potential violation of the covenant by the issuance of the First Lien Term Loan and the Notes and any payment of principal and interest on such Notes in the form of PIK Notes (as defined below), cash or otherwise; and (iv) any actual or potential defaults or events of default in connection with (i), (ii) and (iii).

The second part of the Waiver will waive for so long as the Existing Notes are outstanding: (i) substantially all of the restrictive covenants in the Original Indenture (other than the covenants to pay principal of and interest on the Existing Notes when due), including covenants requiring the Company to furnish reports filed with the SEC, deliver compliance certificates to the trustee under the Original Indenture, pay all material taxes of the Company, not to claim the benefit of stay, extension or usury law, not to make prohibited restricted payments, not to restrict the ability of the Company’s restricted subsidiaries from paying dividends or distributions, not to incur additional indebtedness other than permitted indebtedness, not to carry out certain asset sales, not to enter into or amend certain affiliate transactions, not to engage in any business other than permitted businesses, maintain its corporate existence and that of its restricted subsidiaries, not to designate any restricted subsidiary as an unrestricted subsidiary if such designation would cause a default, not to merge the Company with another entity or sell or lease substantially all the assets of the Company, unless the Company can incur additional debt in compliance with a financial ratio test; and (ii) any and all potential defaults due to or in connection with, any non-compliance or potential non-compliance with the Original Indenture, in each case, as such waiver relates to a violation or potential violation the above restrictions.

The Waiver constitutes a single proposal and a tendering or consenting holder must consent to the Waiver in its entirety. Accordingly, any Consent purporting to consent to only some of the Waiver will be a valid delivery of a Consent by a holder as to all of the Waiver.

Description of the Waiver

For purposes of the Proposed Restructuring, the Waiver will waive the following covenants and events of default in the Original Indenture. Wherever particular sections or defined terms of the Original Indenture are referred to, such sections or defined terms are incorporated herein by reference.

The first part of the Waiver will, in form and substance, waive the Sections 4.09, 4.12, 4.15, 6.01(3) and 6.01(4) of the Original Indenture in connection with the Proposed Restructuring. This Waiver applies to any potential or actual or each or event of default under such sections, in connection with the Proposed Restructuring or otherwise. These sections can be, respectively, summarized as follows:

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock. Restricts the ability of the Company or any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness or issue any Disqualified Stock, subject to certain exceptions, including Permitted Indebtedness.

Section 4.12	Liens. Restricts the ability of the Company or any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, subject to certain exceptions, including Permitted Liens.

Section 4.15	Offer to Repurchase Upon Change of Control. Requires the Company to make an offer to each holder to repurchase all or any part of that holder’s Existing Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Existing Notes purchase, plus accrued and unpaid interest and Special Interest, if any, on the Existing Notes repurchased to the date of purchase, subject to the rights of Holders of the Existing Notes on the relevant record date to receive interest due on the relevant interest payment date upon the occurrence of a Change of Control.

Section 6.01(3)	Events of Default. Any Event of Default resulting from a failure by the Company or its Restrict Subsidiaries to comply with the provisions of Sections 4.10, 4.15 or 5.01.

Section 6.01(4)	Events of Default. Any Event of Default resulting from a failure by the Company or its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Existing Notes then outstanding voting as a single class to comply with any of the agreements in the Original Indenture.

In addition, the second part of the Waiver will, for as long as the Existing Notes are outstanding, in form and substance, waive Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 5.01(4), 6.01(3), 6.01(4), 6.01(5), 6.01(6) and 6.01(9) of the Original Indenture, to the extent that such covenants or provisions that are not already waived in the first part of the Waiver:

Section 4.03	Reports. Requires the Company to furnish to the holders of Existing Notes and the Trustee quarterly, annual and current reports that would be required to be filed with the SEC.

Section 4.04	Compliance Certificate. Requires the Company and each Guarantor to deliver to the Trustee an Officer’s Certificate stating that the Company has fulfilled its obligations under the Original Indenture.

Section 4.05	Taxes. Requires the Company and its Subsidiaries to pay all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings.

Section 4.06	Stay, Extension and Usury Laws. Requires the Company and each Guarantor not to claim the benefit of any stay, extension or usury law wherever enacted that may affect the covenants or the performance under the Original Indenture.

Section 4.07	Restricted Payments. Requires the Company and its Subsidiaries, subject to certain exceptions, not to: (i) declare or make any dividend, payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests; (ii) acquire or redeem for value the Equity Interests or Indebtedness of the Company; and (iii) make any Restricted Investment.

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Requires the Company and its Restricted Subsidiaries, subject to certain exceptions, not to restrict the ability of any Restricted Subsidiary to pay dividends or make other distributions on its Capital Stock, pay any indebtedness owed, make loans or advances, or sell, lease or transfer any of its properties or assets, in each case, to the Company or any of its Restricted Subsidiaries.

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock. Restricts the ability of the Company or any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness or issue any Disqualified Stock, subject to certain exceptions, including Permitted Indebtedness.

Section 4.10	Asset Sales. Requires the Company and its Restricted Subsidiaries not to consummate an Asset Sale unless the Company receives (i) consideration equal to at least the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of, and (ii) at least 75% of the consideration received is in the form of cash or Cash Equivalents.

Section 4.11	Transactions with Affiliates. Requires the Company and its Restricted Subsidiaries, subject to certain conditions and exceptions, not to enter into or make or amend any Affiliate Transaction involving aggregate payments or consideration in excess of $2.5 million.

Section 4.12	Liens. Restricts the ability of the Company or any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, subject to certain exceptions, including Permitted Liens.

Section 4.13	Business Activities. Requires the Company and its Restricted Subsidiaries not to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14	Corporate Existence. Requires the Company, subject to certain exceptions, to do all things necessary to preserve and keep in full force and effect (i) its corporate existence and that of its Restricted Subsidiaries, and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries.

Section 4.15	Offer to Repurchase Upon Change of Control. Requires the Company to make an offer to each holder to repurchase all or any part of that holder’s Existing Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Existing Notes purchase, plus accrued and unpaid interest and Special Interest, if any, on the Existing Notes repurchased to the date of purchase, subject to the rights of Holders of the Existing Notes on the relevant record date to receive interest due on the relevant interest payment date upon the occurrence of a Change of Control.

Section 4.16	Payments for Consent. Prohibits the Company and its Restricted Subsidiaries from paying any consideration as an inducement for any consent, waiver or amendment of the terms of the Original Indenture.

Section 4.18	Designation of Restricted and Unrestricted Subsidiaries. Requires the Board of Directors of the Company, subject to certain conditions and exceptions, not to designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would cause a Default.

Section 5.01(4)	Merger, Consolidation or Sale of Assets. Requires the Company, subject to certain exceptions, not to (i) consolidate or merge with or into another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of or lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless the Company can incur additional debt in compliance with a financial ratio test.

Section 6.01(3)	Events of Default. Any Event of Default resulting from a failure by the Company or its Restrict Subsidiaries to comply with the provisions of Sections 4.10, 4.15 or 5.01.

Section 6.01(4)	Events of Default. Any Event of Default resulting from a failure by the Company or its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Existing Notes then outstanding voting as a single class to comply with any of the agreements in the Original Indenture.

Section 6.01(5)	Events of Default. Any Event of Default resulting from the Company and its Restricted Subsidiaries in default as a result of a Payment Default or the acceleration of Indebtedness, prior to its maturity, in an aggregate principal amount of $20 million or more.

Section 6.01(6)	Events of Default. Any Event of Default resulting from a failure of the Company and its Restricted Subsidiaries to pay any final judgment entered by a court of competent jurisdiction aggregating, to the extent not covered by insurance, in excess of $20 million, which judgments are not paid, discharged or stayed, for a period of 60 days.

Section 6.01(9)	Events of Default. Any Event of Default resulting from any Note Guarantee being held to be invalid in a judicial proceeding or any Guarantor denies its obligations under its Note Guarantee.

If the Requisite Consents are obtained, the Waiver will become effective on the Early Acceptance Date or the Acceptance Date, as the case may be. Once the Waiver becomes effective, holders of the Original Notes will have waived any and all potential defaults or events of default that may occur from or in connection with any non-compliance or potential non-compliance with the Original Indenture. If the Exchange Offer is terminated or withdrawn, or the Existing Notes relating to the Exchange Offer are not accepted for purchase for any reason, the Waiver will have no effect on such Existing Notes or the holders thereof.

In the Consent Solicitation, the Company is seeking Consents to all aspects of the Waiver to the Original Indenture as a single proposal, among other things. Accordingly, any Consent purporting to consent to only some of the Waiver will be a valid delivery of a Consent by a holder as to all of the Waiver. A holder who tenders its Existing Notes pursuant to the Exchange Offer, and therefore delivers a Consent, which will constitute a consent to (i) the Waiver, (ii) in the case of holders who tender on or prior to the Early Exchange Date, enter into the Warrant Agreement, on terms consistent in all material respects with those described under “Certain Relationships and Related Transactions—The Warrant Agreement,” and (iii) for new holders of Common Stock, exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering, may not validly withdraw such tendered Existing Notes or revoke such Consent. The Waiver will not become effective until the Acceptance Date or the Early Acceptance Date, as the case may be. If the Exchange Offer is terminated or withdrawn, or the Existing Notes are not accepted for exchange for any reason, the Original Indenture will remain in effect in its present form. If the Waiver becomes effective, holders who do not tender their Existing Notes on or prior to the Expiration Date, or at all, will be bound by the effects of the Waiver. Such holders will not have the benefit of certain covenants and other related provisions, including certain events of default, that will be waived from the Original Indenture by the Waiver.

Certain Relationships and Related Transactions

The Restructuring Support Agreement

The Restructuring Support Agreement was entered into on March 11, 2016, by and among the Company, each of the Guarantors and approximately 81% in principal aggregate amount of the holders of the Existing Notes. The Restructuring Support Agreement provides the framework and key terms and conditions for the Proposed Restructuring and specifies each party’s obligations to support the Proposed Restructuring, specifically the Amendment, this Exchange Offer and Consent Solicitation, the entry into the First Lien Term Loan, the Rights Offering and the Johnsrud Equity Conversion. It also contains the dates by which certain milestones in the Proposed Restructuring must be accomplished, under certain circumstances and subject to extension by agreement among the specified parties.

The Restructuring Support Agreement contains certain withdrawal and termination rights by and among the parties, including in connection with any material breach of covenants, obligation, representation or warranties contained in the documents underlying the components of the Proposed Restructuring as well as the failure to meet certain conditions precedent. If the Restructuring Support Agreement is terminated pursuant to the terms thereof, the Exchange Offer will be withdrawn and terminated and any Consents and Waivers delivered to the Company shall be null and void.

The First Lien Term Loan Warrant Agreement

The FLTL Warrants will be issued pursuant to a warrant agreement between the Company and a warrant agent. We refer to the warrant agreement as the “FLTL Warrant Agreement” and the warrant agent under the FLTL Warrant Agreement as the “FLTL Warrant Agent”.

The registered holder of a FLTL Warrant will be treated as the owner of it for all purposes.

General

Each FLTL Warrant, when exercised, will entitle the holder thereof to purchase fully paid and non-assessable shares of common stock of the Company at an exercise price of $0.01 per share, subject to adjustment as provided in the FLTL Warrant Agreement. We refer to the shares of Common Stock to be issued under the FLTL Warrants as the “FLTL Warrant Shares”, and we refer to the exercise price of the FLTL Warrants as the “FLTL Warrant Exercise Price”.

The FLTL Warrants will initially entitle the holders thereof to purchase, in the aggregate, approximately 5% of the outstanding shares of the Common Stock on a fully diluted basis after taking into account the Common Stock to be issued in connection with the Johnsrud Equity Conversion, the Rights Offering and the Exchange Offer, subject to dilution only by the shares issued or to be issued in connection with a new management incentive plan that we expect to implement upon completion of the Proposed Restructuring.

Each of the FLTL Warrants will be issued in the form of one or more certificates or, at the election of a holder of FLTL Warrants, via book-entry registration on the books and records of the FLTL Warrant Agent. See “DTC”, “Book Entry”, and “Exchange or Transfer” below. No service charge will be made for registration of transfer or exchange upon surrender of any FLTL Warrant. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of any FLTL Warrant.

Certain Terms

Exercise

The FLTL Warrants will be exercisable at any time on or after issuance.

Unless exercised, the FLTL Warrants will automatically expire at 5:00 p.m. New York City time on the tenth anniversary of issuance. Upon expiration only, unexercised FLTL Warrant will have no legal force or effect.

The FLTL Warrants may be exercised by (i) surrendering to the FLTL Warrant Agent a certificate representing the FLTL Warrants, if any, (ii) delivering to the FLTL Warrant Agent a form of election attached to the FLTL Warrant Agreement and (iii) tendering payment to the Company of the Exercise Price by, at the option of the holder exercising the FLTL Warrants, either:

•	paying an amount in cash in U.S. dollars equal to the applicable aggregate Exercise Price by wire transfer or by certified or official bank check to the Company’s order, which we refer to as the “Cash Exercise Option”; or

•	without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a FLTL Warrant after deducting the applicable cash exercise price so as to yield a number of shares of Common Stock upon the exercise of the FLTL Warrant equal to the product of

•	the number of shares of Common Stock for which the FLTL Warrant is exercised assuming that the exercise price had been paid in cash; and

•	the Cashless Exercise Ratio, which we define below.

We refer to this second method of exercise as the “Cashless Exercise”.

The “Cashless Exercise Ratio” will equal a fraction, the numerator of which is the excess of the current market value per share of Common Stock as determined on the day immediately preceding the date the FLTL Warrant is presented for exercise over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of Common Stock as determined on the day immediately preceding the date the FLTL Warrant is presented for exercise.

Fractional shares of Common Stock may not be issued upon exercise of any FLTL Warrant. If any fraction of a share of Common Stock would, except for the foregoing provision, be issuable upon the exercise of any FLTL Warrant (or specified portion thereof), the Company will pay an amount in cash equal to the current market value per share of Common Stock, as determined on the day immediately preceding the date the FLTL Warrant is presented for exercise, multiplied by such fraction of a share, computed to the nearest whole cent.

Mergers, Consolidations, Sales of Assets; Liquidation

In the event that the Company consolidates or merges with or into, or if the Company sells all or substantially all of the Company’s assets to, another person, each FLTL Warrant holder will be entitled to receive upon exercise thereof the number of shares of Common Stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of that consolidation, merger or sale of assets. If the consideration for the transaction is solely cash, or if the Company engages in a dissolution, liquidation or a winding up of its affairs, then FLTL Warrant holders will be entitled to receive distributions on an equal basis with the holders of Common Stock, as if the FLTL Warrants had been exercised immediately prior to the event, less the exercise price. The ability of the Company to engage in consolidations and mergers, or to sell all or substantially all of its assets, is limited by the terms of the Company’s indebtedness.

Adjustments

Subject to exceptions described below, the number of shares of Common Stock purchasable upon exercise of the FLTL Warrants will be subject to adjustment if, among other things, the Company:

(i)	issues Common Stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock that is less than the then current market value per share of Common Stock;

(ii)	pays a dividend or makes a distribution on Common Stock exclusively in shares of Common Stock;

(iii)	pays a dividend or other distribution consisting of rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock;

(iv)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(v)	combines its outstanding shares of Common Stock into a smaller number of shares;

(vi)	pays a dividend or makes a distribution on Common Stock in shares of its capital stock other than Common Stock;

(vii)	issues by reclassification of its Common Stock any shares of its capital stock; or

(viii)	pays or makes any other non-cash dividend or distribution on Common Stock.

In the event that any adjustment would cause the number of shares of the Common Stock issued and outstanding upon completion of the adjustment to be in excess of the number of the authorized shares of the Company, the Company has agreed to use commercially reasonable efforts to increase the number of authorized shares of the Common Stock to permit the issuance. Upon the expiration of any rights, options, warrants or conversion or exchange privileges which resulted in an adjustment to the number of shares of the Common Stock issuable upon exercise of the FLTL Warrants, the number of shares of Common Stock issuable upon the exercise of each FLTL Warrant will be readjusted to take into effect only those shares of Common Stock actually issued and the aggregate consideration actually received by the Company.

Reservation of Shares

The Company has authorized and reserved for issuance and will at all times reserve and keep available the number of shares of the Common Stock as will be issuable upon the exercise of all outstanding FLTL Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable.

Preemptive Rights

From and after the date that securities of the Company are no longer registered under sections 12(b), 12(g), or 15(d) of the Exchange Act the FLTL Warrant Agreement will provide that, to the extent the Company issues new securities in connection with which the holders of FLTL Warrants would not be entitled to receive an adjustment to the number of FLTL Warrant Shares to be issued under the FLTL Warrants, see “—Adjustments” above, then holders of FLTL Warrants representing at least 3% of the Common Stock upon exercise or holders of 3% of the Common Stock outstanding will have the right to purchase a pro rata portion (determined on a fully diluted basis) of the new securities issued by the Company (assuming the conversion of all securities convertible or exchangeable into or exercisable for Common Stock in accordance with their terms), at the same price and upon substantially the same terms and conditions as the new securities are to be offered or placed by the Company to the third party.

Right of First Offer

From and after the date that the securities of the Company are no longer registered under sections 12(b), 12(g), or 15(d) of the Exchange Act, the FLTL Warrant Agreement will provide that if a Company stockholder or group of stockholders acting in concert (who we refer to as the “Initiating ROFO Seller”) at any time seeks to sell 5% or more of the Common Stock outstanding to any person that is not an affiliate of the Initiating ROFO Seller, then the Initiating ROFO Seller will be required to furnish a written notice to the Company and the FLTL Warrant Agent on behalf of the FLTL Warrant Holders. The Company will be required provide notice to each person that owns 3% or more of the then outstanding shares of the Common Stock or FLTL Warrants representing at least 3% of the Common Stock upon exercise. We refer to each beneficial owner referenced in the previous sentence as a “Significant Person.” The notice is required to state the number and type of shares of Common Stock the Initiating ROFO Seller intends to transfer, the proposed minimum cash purchase price and a summary of the other terms of the proposed sale.

Each Significant Person shall be entitled to purchase their pro rata share of the Common Stock the Initiating ROFO Seller seeks to sell. In the event that the Significant Persons decline to purchase all the shares of Common Stock so offered (with the right to purchase being allocated on a pro rata basis with successive reoffer rights for accepting Significant Persons for any remaining shares on a pro rata basis as to the accepting Significant Persons), then the Company would have the right to purchase any such shares on the other terms and conditions stated in the notice.

If effective acceptances are not received with respect to all of the shares referred to in the notice, then the Initiating ROFO Seller may, within 30 days after the Company declines to purchase the shares (the “Sale Period”) transfer to a person that is not an affiliate of the Initiating ROFO Seller all of the shares not purchased by the Significant Persons or the Company, on terms not more favorable to the purchaser than the terms stated in the notice and at a price not less than the proposed minimum purchase price. If the consideration is in a form other than cash, the Initiating ROFO Seller must provide to the Company and the FLTL Warrant Agent an appraisal (prepared by an independent third party valuation expert) that the consideration has a value at least equal to the minimum cash purchase price provided for in the notice provided to the Significant Persons and the Company. If all or any part of the remaining shares are not transferred by the Initiating ROFO Seller within the Sale Period, the right of the Initiating ROFO Seller to transfer any remaining shares referred to in the notice will expire and the obligations set forth in the FLTL Warrant Agreement with respect to these remaining shares will be reinstated.

Tag-Along Rights

The FLTL Warrant Agreement will provide that if any holder of Common Stock or group of holders of Common Stock acting in concert proposes to transfer at least 10% of the outstanding Common Stock (who we refer to as an “Initiating Tag-Along Seller”) to one or more persons that are not affiliates of the Initiating Tag-Along Seller, then the Initiating Tag-Along Seller is required to furnish a written notice to all other holders of Common Stock and the FLTL Warrant Agent on behalf of the holders of FLTL Warrants. We refer to the other holders of shares of Common Stock and FLTL Warrants as a “Tag-Along Offeree.” The notice is required to include (i) the principal terms of the proposed sale and (ii) an invitation for each Tag-Along Offeree to participate in the sale with respect to shares of Common Stock beneficially owned by each Tag-Along Offeree on a pro rata basis on the same terms and conditions with respect to each share of Common Stock to be transferred by the Initiating Tag-Along Seller.

Each Tag-Along Offeree will have the right to require the proposed purchaser to purchase up to the number of shares of Common Stock beneficially owned by the Tag-Along Offeree equal to the Tag-Along Offeree’s pro rata share of the total number of shares of Common Stock that the proposed purchaser has agreed or committed to purchase, on the same terms and conditions as the Initiating Tag-Along Seller, by furnishing a written notice to the Company and the Initiating Tag-Along Seller. The Tag-Along Offeree’s pro rata share (the “Tag-Along Shares”) will equal the total number of shares of Common Stock that the Initiating Tag-Along Seller agreed to sell multiplied by a fraction the numerator of which is the aggregate number of shares of Common Stock owned by the participating tag-along seller (assuming the exercise of all outstanding FLTL Warrants) and the denominator of which is the aggregate number of outstanding shares of Common Stock (assuming the exercise of all outstanding FLTL Warrants). Each Tag-Along Offeree providing notice of its intention to participate in the sale will be obligated to sell the number of shares of Common Stock specified in its notice on the same terms and conditions (including time of sale) as the shares of Common Stock sold by each Initiating Tag-Along Seller. No FLTL Warrant holder will be required to exercise its FLTL Warrants prior to the closing of the sale in order to participate in the sale but may instead exercise its FLTL Warrants simultaneously with the closing of the sale.

To the extent of the cash to be received by a FLTL Warrant holder in the sale, such FLTL Warrant holder may direct that the proposed purchaser pay to the Company up to the aggregate exercise price for the FLTL Warrants being exercised by that FLTL Warrant holder in lieu of paying that amount to the FLTL Warrant holder, with the Company applying the amounts received by it from the proposed purchaser as payment for the exercise price for the FLTL Warrants being exercised.

If the sale is consummated, then the proposed purchaser will be required to purchase the Tag-Along Shares with the proposed purchaser purchasing the balance of the shares of Common Stock from the Initiating Tag-Along Seller. The Initiating Tag-Along Seller may not effect the sale unless the proposed purchaser complies with this obligation.

Drag-Along Rights

The FLTL Warrant Agreement will provide that if any holder of Common Stock or group of holders of Common Stock acting in concert (who we refer to as an “Initiating Drag-Along Seller”) which own, in the aggregate, at least 50.0% of the outstanding Common Stock, proposes to transfer for cash all (but not less than all) of the outstanding shares of Common Stock owned by the Initiating Drag-Along Seller to one or more persons that are not affiliates of the Initiating Drag-Along Seller, in a single transaction or a series of related transactions, then the Initiating Drag-Along Seller may require each of the other holders of Common Stock and FLTL Warrants (each of whom we refer to as a “Participating Drag-Along Seller”) to sell in the sale all of the shares of Common Stock beneficially owned by that Participating Drag-Along Seller, including all FLTL Warrants beneficially owned, on the same terms and conditions as the Initiating Drag-Along Seller sells.

No FLTL Warrant holder will be required to exercise its FLTL Warrants prior to the closing of the sale but may instead exercise its FLTL Warrants simultaneously with the closing of the sale. To the extent of the cash to be received by the FLTL Warrant holder in the sale, the FLTL Warrant holder may direct that the proposed purchaser pay up to the aggregate exercise price for the FLTL Warrants being exercised by the FLTL Warrant holder to the Company in lieu of paying the amount to the FLTL Warrant holder, with the Company applying the amounts received by it from the proposed purchaser as payment for the exercise price for the FLTL Warrants being exercised.

Representations, Warranties and Indemnification

In connection with any tag-along sale or drag-along sale of Common Stock, a participating seller may be required to make representations and warranties that are limited only to the participating seller’s ownership of the Common Stock being sold by the participating seller and the participating seller’s power and authority to enter into and consummate the sale. No participating seller will be required to make any representations or warranties concerning the Company. Any indemnification provided by a participating seller will be determined based on pro rata ownership of Common Stock by the participating seller compared to all selling holders of Common Stock and will be limited to the net proceeds received by the participating seller in the transaction.

Amendment

From time to time, the Company and the FLTL Warrant Agent, without the consent of the holders of the FLTL Warrants, may amend or supplement the FLTL Warrant Agreement for certain purposes, including curing defects or ambiguity that does not adversely affect the legal rights of any FLTL Warrant holder. Any other amendment or supplement to the FLTL Warrant Agreement will require the written consent of the FLTL Warrant Holders holding at least 50% of the FLTL Warrants. The consent of each holder of the FLTL Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of FLTL Warrant Shares issuable upon exercise of FLTL Warrants would be decreased (other than pursuant to adjustments provided in the FLTL Warrant Agreement).

Registration Rights

Pursuant to the FLTL Warrant Agreement, the Company will agree that within fifteen (15) business days of consummation of the Exchange Offer, it will file a shelf registration statement covering the resale of the FLTL Warrants, the issuance of the Common Stock upon the exercise of the FLTL Warrants, the resale of the FLTL Warrant Shares and the resale of the Warrant Shares, to the extent such Warrant Shares were settled in cash, and to use its reasonable best efforts to cause the registration statement to be declared effective, subject to certain exceptions, on or before 60 days after the filing of such shelf registration statement and to remain effective, subject to certain exceptions, until all such securities are sold. There can be no assurance the Company will be able to file, cause to be declared effective or keep a registration statement continuously effective for the required period.

SEC Filings

The Company shall file with the SEC all periodic reports required under the Exchange Act and continue as a public reporting company under the Exchange Act.

Redemption

The FLTL Warrants will not be redeemable by the Company.

The Company may, to the extent permitted by applicable law and the terms of the Company’s indebtedness and other agreements, at any time purchase the FLTL Warrants in the open market or by tender at any price or by private agreement. Any FLTL Warrants so purchased will be surrendered to the FLTL Warrant Agent for cancellation. Any FLTL Warrants surrendered to the FLTL Warrant Agent may not be reissued or resold and will be canceled promptly.

FLTL Warrant Agent

The FLTL Warrant Agreement provides that the FLTL Warrant Agent will act as an agent of the Company and in a ministerial capacity. The FLTL Warrant Agreement provides that the FLTL Warrant Agent will not be liable to anyone, including holders of the FLTL Warrants or the holders of the Common Stock, for anything which it may do or refrain from doing in connection with executing its duties as FLTL Warrant Agent, except for its own gross negligence, willful misconduct or bad faith, including the actions by the transfer agent in connection with the FLTL Warrants and the issuance of shares of Common Stock by the transfer agent following the exercise of the FLTL Warrants. The FLTL Warrant Agent may buy, sell or deal in any of the FLTL Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not FLTL Warrant Agent under this Agreement. In addition, nothing in the FLTL Warrant Agreement precludes the FLTL Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Governing Law

The FLTL Warrant Agreement and the FLTL Warrants are governed by, and will be construed in accordance with, the laws of the State of Delaware.

DTC

Each FLTL Warrant will be deposited with the FLTL Warrant Agent as custodian for DTC and registered in the name of a DTC or nominee of DTC. You will hold your beneficial interests in the securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Exchange or Transfer

The FLTL Warrant Agent will register the transfer or exchange of FLTL Warrants held in book entry form when presented with written instruction, executed by the holder of FLTL Warrants or authorized representative, in the form reasonably satisfactory to the FLTL Warrant Agent as provided in the FLTL Warrant Agreement. The FLTL Warrant Agent will exchange or transfer FLTL Warrants held in book entry form for FLTL Warrants represented by one or more securities upon receipt of appropriate instruments of exchange or transfer and written instructions, by cancelling the book entry on the certificate of register and causing (in accordance with the standing instructions and procedures existing between DTC and the FLTL Warrant Agent) the number of FLTL Warrants represented by the security to be increased by an amount equal to the number of FLTL Warrants represented by the book entry. If no security is then outstanding the Company will issue a new security representing the appropriate number of FLTL Warrants. Upon receipt from DTC of written instructions on behalf of a person having a beneficial interest in a security, the FLTL Warrant Agent will issue in book entry form the number of FLTL Warrants equal to the beneficial interest of that person in the security and will cause (in accordance with the standing instructions and procedures existing between DTC and the FLTL Warrant Agent) the number of FLTL Warrants represented by the security to be reduced by the number of FLTL Warrants issued in book entry form.

U.S. Tax Consequences

In the event of an adjustment (or nonoccurrence of an adjustment) to the number of FLTL Warrant Shares or other consideration for which a FLTL Warrant may be exercised, the holders of the FLTL Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations—Tax Consequences to Exchanging U.S. Holders—Ownership of Warrants.” Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against any cash or FLTL Warrant Shares received pursuant to the FLTL Warrants (or, in some circumstances, against any payments on the Warrant Shares). See “Certain United States Federal Income Tax Considerations—Tax Consequences to Exchanging Non-U.S. Holders—Taxation of Dividends.”

The Warrant Agreement

The Warrants will be issued pursuant to a warrant agreement between the Company and a warrant agent. We refer to the warrant agreement as the “Warrant Agreement” and the warrant agent under the Warrant Agreement as the “Warrant Agent”.

The registered holder of a Warrant will be treated as the owner of it for all purposes.

General

Each Warrant, when exercised, will entitle the holder thereof to purchase fully paid and non-assessable shares of common stock of the Company at an exercise price of $0.01 per share, subject to adjustment as provided in the Warrant Agreement. We refer to the shares of Common Stock to be issued under the Warrants as the “Warrant Shares”, and we refer to the exercise price of the Warrants as the “Warrant Exercise Price”.

The Warrants will initially entitle the holders thereof to purchase, in the aggregate, approximately 10% of the outstanding shares of the Common Stock on a fully diluted basis after taking into account the Common Stock to be issued in connection with the Johnsrud Equity Conversion, the Rights Offering and the Exchange Offer, subject to dilution only by the shares issued or to be issued in connection with a new management incentive plan that we expect to implement upon completion of the Proposed Restructuring.

Each of the Warrants will be issued in the form of one or more certificates or, at the election of a holder of Warrants, via book-entry registration on the books and records of the Warrant Agent. See “DTC”, “Book Entry”, and “Exchange or Transfer” below. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of any Warrant.

Certain Terms

Exercise

The Warrants will be exercisable at any time on or after issuance.

Unless exercised, the Warrants will automatically expire at 5:00 p.m. New York City time on the tenth anniversary of issuance. Upon expiration only, unexercised Warrant will have no legal force or effect.

The Warrants may be exercised by (i) surrendering to the Warrant Agent a certificate representing the Warrants, if any, (ii) delivering to the Warrant Agent a form of election attached to the Warrant Agreement and (iii) tendering payment to the Company of the Exercise Price by, at the option of the holder exercising the Warrants, either:

•	paying an amount in cash in U.S. dollars equal to the applicable aggregate Exercise Price by wire transfer or by certified or official bank check to the Company’s order, which we refer to as the “Cash Exercise Option”; or

•	without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant after deducting the applicable cash exercise price so as to yield a number of shares of Common Stock upon the exercise of the Warrant equal to the product of

•	the number of shares of Common Stock for which the Warrant is exercised assuming that the exercise price had been paid in cash; and

•	the Cashless Exercise Ratio, which we define below.

We refer to this second method of exercise as the “Cashless Exercise”.

The “Cashless Exercise Ratio” will equal a fraction, the numerator of which is the excess of the current market value per share of Common Stock as determined on the day immediately preceding the date the Warrant is presented for exercise over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of Common Stock as determined on the day immediately preceding the date the Warrant is presented for exercise.

Fractional shares of Common Stock may not be issued upon exercise of any Warrant. If any fraction of a share of Common Stock would, except for the foregoing provision, be issuable upon the exercise of any Warrant (or specified portion thereof), the Company will pay an amount in cash equal to the current market value per share of Common Stock, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction of a share, computed to the nearest whole cent.

Mergers, Consolidations, Sales of Assets; Liquidation

In the event that the Company consolidates or merges with or into, or if the Company sells all or substantially all of the Company’s assets to, another person, each Warrant holder will be entitled to receive upon exercise thereof the number of shares of Common Stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of that consolidation, merger or sale of assets. If the consideration for the transaction is solely cash, or if the Company engages in a dissolution, liquidation or a winding up of its affairs, then Warrant holders will be entitled to receive distributions on an equal basis with the holders of Common Stock, as if the Warrants had been exercised immediately prior to the event, less the exercise price. The ability of the Company to engage in consolidations and mergers, or to sell all or substantially all of its assets, is limited by the terms of the Company’s indebtedness.

Adjustments

Subject to exceptions described below, the number of shares of Common Stock purchasable upon exercise of the Warrants will be subject to adjustment if, among other things, the Company:

(i)	issues Common Stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock that is less than the then current market value per share of Common Stock;

(ii)	pays a dividend or makes a distribution on Common Stock exclusively in shares of Common Stock;

(iii)	pays a dividend or other distribution consisting of rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock;

(iv)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(v)	combines its outstanding shares of Common Stock into a smaller number of shares;

(vi)	pays a dividend or makes a distribution on Common Stock in shares of its capital stock other than Common Stock;

(vii)	issues by reclassification of its Common Stock any shares of its capital stock; or

(viii)	pays or makes any other non-cash dividend or distribution on Common Stock.

In the event that any adjustment would cause the number of shares of the Common Stock issued and outstanding upon completion of the adjustment to be in excess of the number of the authorized shares of the Company, the Company has agreed to use commercially reasonable efforts to increase the number of authorized shares of the Common Stock to permit the issuance. Upon the expiration of any rights, options, warrants or conversion or exchange privileges which resulted in an adjustment to the number of shares of the Common Stock issuable upon exercise of the Warrants, the number of shares of Common Stock issuable upon the exercise of each Warrant will be readjusted to take into effect only those shares of Common Stock actually issued and the aggregate consideration actually received by the Company.

Reservation of Shares

The Company has authorized and reserved for issuance and will at all times reserve and keep available the number of shares of the Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable.

Preemptive Rights

From and after the date that securities of the Company are no longer registered under sections 12(b), 12(g), or 15(d) of the Exchange Act the Warrant Agreement will provide that, to the extent the Company issues new securities in connection with which the holders of Warrants would not be entitled to receive an adjustment to the number of Warrant Shares to be issued under the Warrants, see “—Adjustments” above, then holders of Warrants representing at least 3% of the Common Stock upon exercise or holders of 3% of the Common Stock outstanding will have the right to purchase a pro rata portion (determined on a fully diluted basis) of the new securities issued by the Company (assuming the conversion of all securities convertible or exchangeable into or exercisable for Common Stock in accordance with their terms), at the same price and upon substantially the same terms and conditions as the new securities are to be offered or placed by the Company to the third party.

Right of First Offer

From and after the date that the securities of the Company are no longer registered under sections 12(b), 12(g), or 15(d) of the Exchange Act, the Warrant Agreement will provide that if a Company stockholder or group of stockholders acting in concert (who we refer to as the “Initiating ROFO Seller”) at any time seeks to sell 5% or more of the Common Stock outstanding to any person that is not an affiliate of the Initiating ROFO Seller, then the Initiating ROFO Seller will be required to furnish a written notice to the Company and the Warrant Agent on behalf of the Warrant Holders. The Company will be required provide notice to each person that owns 3% or more of the then outstanding shares of the Common Stock or Warrants representing at least 3% of the Common Stock upon exercise. We refer to each beneficial owner referenced in the previous sentence as a “Significant Person.” The notice is required to state the number and type of shares of Common Stock the Initiating ROFO Seller intends to transfer, the proposed minimum cash purchase price and a summary of the other terms of the proposed sale.

Each Significant Person shall be entitled to purchase their pro rata share of the Common Stock the Initiating ROFO Seller seeks to sell. In the event that the Significant Persons decline to purchase all the shares of Common Stock so offered (with the right to purchase being allocated on a pro rata basis with successive reoffer rights for accepting Significant Persons for any remaining shares on a pro rata basis as to the accepting Significant Persons), then the Company would have the right to purchase any such shares on the other terms and conditions stated in the notice.

If effective acceptances are not received with respect to all of the shares referred to in the notice, then the Initiating ROFO Seller may, within 30 days after the Company declines to purchase the shares (the “Sale Period”) transfer to a person that is not an affiliate of the Initiating ROFO Seller all of the shares not purchased by the Significant Persons or the Company, on terms not more favorable to the purchaser than the terms stated in the notice and at a price not less than the proposed minimum purchase price. If the consideration is in a form other than cash, the Initiating ROFO Seller must provide to the Company and the Warrant Agent an appraisal (prepared by an independent third party valuation expert) that the consideration has a value at least equal to the minimum cash purchase price provided for in the notice provided to the Significant Persons and the Company. If all or any part of the remaining shares are not transferred by the Initiating ROFO Seller within the Sale Period, the right of the Initiating ROFO Seller to transfer any remaining shares referred to in the notice will expire and the obligations set forth in the Warrant Agreement with respect to these remaining shares will be reinstated.

Tag-Along Rights

The Warrant Agreement will provide that if any holder of Common Stock or group of holders of Common Stock acting in concert proposes to transfer at least 10% of the outstanding Common Stock (who we refer to as an “Initiating Tag-Along Seller”) to one or more persons that are not affiliates of the Initiating Tag-Along Seller, then the Initiating Tag-Along Seller is required to furnish a written notice to all other holders of Common Stock and the Warrant Agent on behalf of the holders of Warrants. We refer to the other holders of shares of Common Stock and Warrants as a “Tag-Along Offeree.” The notice is required to include (i) the principal terms of the proposed sale and (ii) an invitation for each Tag-Along Offeree to participate in the sale with respect to shares of Common Stock beneficially owned by each Tag-Along Offeree on a pro rata basis on the same terms and conditions with respect to each share of Common Stock to be transferred by the Initiating Tag-Along Seller.

Each Tag-Along Offeree will have the right to require the proposed purchaser to purchase up to the number of shares of Common Stock beneficially owned by the Tag-Along Offeree equal to the Tag-Along Offeree’s pro rata share of the total number of shares of Common Stock that the proposed purchaser has agreed or committed to purchase, on the same terms and conditions as the Initiating Tag-Along Seller, by furnishing a written notice to the Company and the Initiating Tag-Along Seller. The Tag-Along Offeree’s pro rata share (the “Tag-Along Shares”) will equal the total number of shares of Common Stock that the Initiating Tag-Along Seller agreed to sell multiplied by a fraction the numerator of which is the aggregate number of shares of Common Stock owned by the participating tag-along seller (assuming the exercise of all outstanding Warrants) and the denominator of which is the aggregate number of outstanding shares of Common Stock (assuming the exercise of all outstanding Warrants). Each Tag-Along Offeree providing notice of its intention to participate in the sale will be obligated to sell the number of shares of Common Stock specified in its notice on the same terms and conditions (including time of sale) as the shares of Common Stock sold by each Initiating Tag-Along Seller. No Warrant holder will be required to exercise its Warrants prior to the closing of the sale in order to participate in the sale but may instead exercise its Warrants simultaneously with the closing of the sale.

To the extent of the cash to be received by a Warrant holder in the sale, such Warrant holder may direct that the proposed purchaser pay to the Company up to the aggregate exercise price for the Warrants being exercised by that Warrant holder in lieu of paying that amount to the Warrant holder, with the Company applying the amounts received by it from the proposed purchaser as payment for the exercise price for the Warrants being exercised.

If the sale is consummated, then the proposed purchaser will be required to purchase the Tag-Along Shares with the proposed purchaser purchasing the balance of the shares of Common Stock from the Initiating Tag-Along Seller. The Initiating Tag-Along Seller may not effect the sale unless the proposed purchaser complies with this obligation.

Drag-Along Rights

The Warrant Agreement will provide that if any holder of Common Stock or group of holders of Common Stock acting in concert (who we refer to as an “Initiating Drag-Along Seller”) which own, in the aggregate, at least 50.0% of the outstanding Common Stock, proposes to transfer for cash all (but not less than all) of the outstanding shares of Common Stock owned by the Initiating Drag-Along Seller to one or more persons that are not affiliates of the Initiating Drag-Along Seller, in a single transaction or a series of related transactions, then the Initiating Drag-Along Seller may require each of the other holders of Common Stock and Warrants (each of whom we refer to as a “Participating Drag-Along Seller”) to sell in the sale all of the shares of Common Stock beneficially owned by that Participating Drag-Along Seller, including all Warrants beneficially owned, on the same terms and conditions as the Initiating Drag-Along Seller sells.

No Warrant holder will be required to exercise its Warrants prior to the closing of the sale but may instead exercise its Warrants simultaneously with the closing of the sale. To the extent of the cash to be received by the Warrant holder in the sale, the Warrant holder may direct that the proposed purchaser pay up to the aggregate exercise price for the Warrants being exercised by the Warrant holder to the Company in lieu of paying the amount to the Warrant holder, with the Company applying the amounts received by it from the proposed purchaser as payment for the exercise price for the Warrants being exercised.

Representations, Warranties and Indemnification

In connection with any tag-along sale or drag-along sale of Common Stock, a participating seller may be required to make representations and warranties that are limited only to the participating seller’s ownership of the Common Stock being sold by the participating seller and the participating seller’s power and authority to enter into and consummate the sale. No participating seller will be required to make any representations or warranties concerning the Company. Any indemnification provided by a participating seller will be determined based on pro rata ownership of Common Stock by the participating seller compared to all selling holders of Common Stock and will be limited to the net proceeds received by the participating seller in the transaction.

Amendment

From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or ambiguity that does not adversely affect the legal rights of any Warrant holder. Any other amendment or supplement to the Warrant Agreement will require the written consent of the Warrant Holders holding at least 50% of the Warrants. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

SEC Filings

The Company shall file with the SEC all periodic reports required under the Exchange Act and continue as a public reporting company under the Exchange Act.

Redemption

The Warrants will not be redeemable by the Company.

The Company may, to the extent permitted by applicable law and the terms of the Company’s indebtedness and other agreements, at any time purchase the Warrants in the open market or by tender at any price or by private agreement. Any Warrants so purchased will be surrendered to the Warrant Agent for cancellation. Any Warrants surrendered to the Warrant Agent may not be reissued or resold and will be canceled promptly.

Warrant Agent

The Warrant Agreement provides that the Warrant Agent will act as an agent of the Company and in a ministerial capacity. The Warrant Agreement provides that the Warrant Agent will not be liable to anyone, including holders of the Warrants or the holders of the Common Stock, for anything which it may do or refrain from doing in connection with executing its duties as Warrant Agent, except for its own gross negligence, willful misconduct or bad faith, including the actions by the transfer agent in connection with the Warrants and the issuance of shares of Common Stock by the transfer agent following the exercise of the Warrants. The Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. In addition, nothing in the Warrant Agreement precludes the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Governing Law

The Warrant Agreement and the Warrants are governed by, and will be construed in accordance with, the laws of the State of Delaware.

DTC

Each Warrant will be deposited with the Warrant Agent as custodian for DTC and registered in the name of a DTC or nominee of DTC. You will hold your beneficial interests in the securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Exchange or Transfer

The Warrant Agent will register the transfer or exchange of Warrants held in book entry form when presented with written instruction, executed by the holder of Warrants or authorized representative, in the form reasonably satisfactory to the Warrant Agent as provided in the Warrant Agreement. The Warrant Agent will exchange or transfer Warrants held in book entry form for Warrants represented by one or more securities upon receipt of appropriate instruments of exchange or transfer and written instructions, by cancelling the book entry on the certificate of register and causing (in accordance with the standing instructions and procedures existing between DTC and the Warrant Agent) the number of Warrants represented by the security to be increased by an amount equal to the number of Warrants represented by the book entry. If no security is then outstanding the Company will issue a new security representing the appropriate number of Warrants. Upon receipt from DTC of written instructions on behalf of a person having a beneficial interest in a security, the Warrant Agent will issue in book entry form the number of Warrants equal to the beneficial interest of that person in the security and will cause (in accordance with the standing instructions and procedures existing between DTC and the Warrant Agent) the number of Warrants represented by the security to be reduced by the number of Warrants issued in book entry form.

U.S. Tax Consequences

In the event of an adjustment (or nonoccurrence of an adjustment) to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations—Tax Consequences to Exchanging U.S. Holders—Ownership of Warrants.” Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against any cash or Warrant Shares received pursuant to the Warrants (or, in some circumstances, against any payments on the Warrant Shares). See “Certain United States Federal Income Tax Considerations—Tax Consequences to Exchanging Non-U.S. Holders—Taxation of Dividends.”

Board Observer Agreement

The Company will enter into a Board Observer Agreement with the lenders under the First Lien Term Loan that will provide that for so long as a lender under the First Lien Term Loan continues to hold a majority of the aggregate amount of Warrants and NFTL Warrants (or the Common Stock represented thereby) issued to such lender on the Early Settlement Date or the Settlement Date, as the case may be, such lender, individually, shall have the right to have a non-voting observer attend meetings of the board of directors of the Company.

In addition, in the event that such lender is an “affiliate” of the Company (within the meaning of the Exchange Act), upon such lender’s request, the Company will, within fifteen (15) business days of such request, file a shelf registration statement covering the resale of all securities of the Company owned by such lender. The

Company will use its reasonable best efforts to cause such registration statement to be declared effective, subject to certain exceptions, on or before 60 days after such notice and to remain effective, subject to certain exceptions, until all such securities are sold.

Description of Certain Indebtedness

The Credit Facility

General

On February 3, 2014, we entered into an amended and restated credit agreement, as amended by a joinder and first amendment to amended and restated credit agreement, dated March 18, 2014, as amended by a second amendment, consent and release to amended and restated credit agreement, dated April 13, 2015, as amended by a third amendment to amended and restated credit agreement, dated May 15, 2015, as amended by a fourth amendment, consent and release to amended and restated credit agreement, dated November 2, 2015, as amended by a consent and fifth amendment to amended and restated credit agreement, dated March 10, 2016 (collectively, the “Credit Agreement”). The Credit Agreement provides for a senior secured asset-based revolving credit facility with Wells Fargo Bank, National Association, among other lenders, allowing us to borrow up to approximately $125 million of revolving loans (the “Credit Facility”), including a swingline facility not to exceed 10% of the maximum revolver amount.

Availability under the Credit Facility is based upon periodic borrowing base valuations comprised of certain eligible accounts and certain eligible equipment, which will be reduced by certain reserves in effect from time to time, which reductions may be significant. Loans made under the Credit Agreement mature and the commitments thereunder terminate on January 15, 2018, subject to extension under certain conditions.

Interest and Fees

Borrowings under the Credit Agreement bear interest at a rate per annum equal to:

•	a LIBOR rate plus the applicable margin, as set forth below; or

•	a base rate plus the applicable margin, as set forth below.

Swingline loan obligations will accrue interest at a base rate plus the applicable margin and letters of credit obligations will accrue interest at LIBOR rate margin.

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Rate Loans
I	≥ $50,000,000	1.00 percentage points	2.00 percentage points
II	< $50,000,000 and ≥ $25,000,000	1.25 percentage points	2.25 percentage points
III	< $25,000,000	1.50 percentage points	2.50 percentage points

We pay certain fees with respect to the Credit Agreement, including (i) customary annual administration fees, (ii) customary fronting and facility fees in respect of letters of credit, and (iii) an unused line fee based on our average Credit Facility usage as set forth below:

Level	Average Credit Facility Usage	Applicable Unused Line Fee Percentage
I	≥ $62,500,000	0.25 percentage points
II	< $62,500,000	0.375 percentage points

Collateral and Guarantors

Our existing and future subsidiaries (other than certain excluded subsidiaries) guarantee the obligations under the Credit Agreement. The Credit Agreement is secured by a first-priority security interest in substantially all of our, and all of our current and future subsidiaries’ current assets, including accounts receivable, inventory and related general intangibles and proceeds of the foregoing, and certain other assets (in each case subject to certain exceptions).

Covenants, Representations and Other Matters

The Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict our ability to:

•	incur additional indebtedness;

•	create liens and other encumbrances;

•	make acquisitions and other investments;

•	merge, dissolve, liquidate or consolidate;

•	dispose of or transfer assets;

•	make prepayments on certain indebtedness, including on the Existing Notes;

•	make distributions and other restricted payments;

•	engage in certain transactions with affiliates;

•	change the nature of our business; and

•	make any material change in accounting treatment or reporting practices or change our fiscal year.

The Credit Agreement contains representations and warranties and additional covenants and events of default customary for agreements of this type. The Credit Agreement also requires that amounts in our deposit accounts (other than certain excluded accounts) will be transferred daily into a blocked account held by the agent and applied to reduce the outstanding amounts under the Credit Facility. The Credit Agreement also contains certain financial maintenance covenants based on a maximum leverage ratio and on a minimum fixed charge coverage ratio.

Proposed Amendment to Credit Agreement

In connection with the Exchange Offer, we intend to enter into a sixth amendment to the Credit Agreement (the “Amendment”) to allow for the transactions contemplated by the Restructuring Support Agreement. The Amendment is expected to include the following amendments to the Credit Agreement:

•	the maximum availability under the Credit Facility will be reduced from $125.0 million to $100.0 million;

•	the leverage ratio financial maintenance covenant will be replaced with a minimum EBITDA financial maintenance covenant that will be tested monthly;

•	the advance rates of the borrowing base will be changed;

•	an increase in the default rate upon the occurrence and continuation of an event of default from 2% to 4%;

•	an increase in the applicable margin and unused line fee percentage;

•	eliminate our ability to voluntarily reduce the commitments without terminating the Credit Agreement; and

•	make additional amendments related to the transactions contemplated by the Restructuring Support Agreement and to permit the transactions contemplated thereby, including without limitation amendments to the definitions of change of control, permitted indebtedness and permitted liens.

In addition, we expect to agree to certain fees that would be payable upon early termination of the Credit Agreement, whether as the result of acceleration, bankruptcy or otherwise.

The First Lien Term Loan

General

In connection with the Exchange Offer and related transactions, we will be entering into a term loan credit agreement (the “Term Loan Credit Agreement”) with an administrative agent and certain lenders pursuant to which we will incur a term loan in the principal amount of $24 million (the “First Lien Term Loan”).

Borrowings under the Term Loan Credit Agreement will bear interest, payable in kind, at a rate per annum equal to 13.00% and will mature on April 15, 2018. All interest shall be capitalized and added to the principal amount of the First Lien Term Loan.

Collateral and Guarantors

The obligations under the Term Loan Credit Agreement will be guaranteed by our existing and future subsidiaries that guaranty obligations under the Credit Agreement. The Term Loan Credit Agreement will be secured by a first-priority security interest in the same property which secures the Credit Agreement, with the priority of such security interest subject to the Pari Passu Intercreditor Agreement as described below.

Covenants, Representations and Other Matters

The Term Loan Credit Agreement will contain affirmative and negative covenants that, among other things, will limit or restrict our ability to:

•	incur additional indebtedness;

•	create liens and other encumbrances;

•	make acquisitions and other investments;

•	merge, dissolve, liquidate or consolidate;

•	dispose of or transfer assets;

•	make prepayments on certain indebtedness, including on the Existing Notes;

•	make distributions and other restricted payments;

•	engage in certain transactions with affiliates;

•	change the nature of our business; and

•	make any material change in accounting treatment or reporting practices or change our fiscal year.

The Term Loan Credit Agreement contains representations and warranties and additional covenants and events of default customary for agreements of this type. The Term Loan Credit Agreement will also contain a financial maintenance covenant that will be tested monthly requiring us to maintain a minimum EBITDA.

The First Lien Term Loan will be subject to certain mandatory prepayments, incurrences of indebtedness and equity issuances, in each case subject to the provisions of the Pari Passu Intercreditor Agreement and restrictions on such prepayments set forth in the Credit Agreement.

Pari Passu Intercreditor Agreement

On the Settlement Date, the Company and the Guarantors will enter into a Pari Passu Intercreditor Agreement with respect to the Collateral and related matters (the “Pari Passu Intercreditor Agreement”). The Pari Passu Intercreditor Agreement will set forth the terms of the relationship between the lenders and other secured parties under each of the Credit Facility and the First Lien Term Loan.

The Pari Passu Intercreditor Agreement will provide, among other things, that until such time as all obligations under the Credit Facility have been discharged:

(1) upon the occurrence of an event of default, all decisions with respect to the Collateral will be made by the administrative agent under the Credit Facility unless certain circumstances occur which would result in shifting control over the exercise of remedies to the administrative agent under the First Lien Term Loan; and

(2) proceeds of the Collateral will be applied, first, to pay the expenses of the exercise of such remedies and fees and other amounts then payable to the collateral agent under the Pari Passu Intercreditor Agreement (the “Pari Passu Collateral Agent”) appointed therein, and second to the outstanding obligations under the Credit Facility. After the obligations under the Credit Facility have been discharged, any remaining proceeds of the Collateral will be applied, first to the obligations under the First Lien Term Loan, and then to the Collateral Agent for application in accordance with the provisions of the Indenture, the Second Lien Intercreditor Agreement and the Security Documents.

The Pari Passu Intercreditor Agreement will provide that the agents for the Credit Facility and the First Lien Term Loan will have no liability to any party to such agreement as a consequence of its performance or non-performance under the Pari Passu Intercreditor Agreement except for gross negligence or willful misconduct.

Description of Common Stock

The following summary describes the material terms of Nuverra’s Common Stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”) and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Nuverra’s Certificate of Incorporation authorizes the issuance of 51,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 28,181,083 shares of Common Stock and no shares of preferred stock were issued and outstanding as of February 29, 2016. We intend to seek shareholder approval of the amendments to the Company’s Certificate of Incorporation to provide for the issuance of sufficient additional shares of Common Stock to consummate the Johnsrud Equity Conversion and the Rights Offering.

As of February 28, 2016, we had outstanding awards under Nuverra’s 2009 Equity Incentive Plan, as amended, consisting of options to acquire 744,890 shares of Common Stock, 446,438 shares of restricted stock, and 185,343 restricted stock units.

Common Stock

Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of Common Stock do not have cumulative voting rights. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of Common Stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Dividends

We have no current plans to pay dividends on Common Stock in the future. Furthermore, the terms of the Notes, the First Lien Term Loan and Credit Facility may restrict our ability to do so, and we expect that, if any of our existing credit facilities are refinanced, the amended credit agreements will have similar restrictions. Our other future indebtedness, if any, may also restrict payment of dividends on Common Stock.

Limitation on Liability and Indemnification of Directors and Officers

Nuverra’s Certificate of Incorporation and Bylaws limit its directors’ and officers’ liability to the fullest extent permitted under Delaware General Corporation Law. Specifically, Nuverra’s directors and officers will not be liable for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law;

•	for any transaction from which a director or officer derives an improper personal benefit; or

•	in connection with a proceeding that was not authorized or consented to by Nuverra’s board of directors.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Nuverra shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Nuverra’s Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before its annual meeting of stockholders or from making nominations at its annual meeting of stockholders.

Listing

The Company’s Common Stock is currently quoted on the OTCQB Market under the ticker symbol “NESC”.

Description of the Notes

If the Exchange Offer is consummated, Nuverra Environmental Solutions, Inc. (the “Issuer”) will issue up to $368.6 million in aggregate principal amount of Senior Secured Second Lien Notes due 2021 (the “Initial Notes” and together with any PIK Notes subsequently issued under the Indenture and any Additional Notes (as defined below) the “Notes”) under an indenture dated as of the Issue Date (the “Indenture”) among itself, each Guarantor and a trustee (the “Trustee”), in a transaction exempt from the registration requirements of the Securities Act. The holders will not be entitled to registration rights. The Notes will not be issued with any restrictive legend.

The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description thereof. Where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” A copy of the Indenture is available upon request from the Issuer.

For purposes of this section of this Offering Memorandum, references to the “Issuer,” “we,” “us,” “our” or similar terms refer solely to Nuverra Environmental Solutions, Inc. and not to its consolidated Subsidiaries.

General

The initial offering of the Notes will be for up to $368.6 million in aggregate principal amount. In connection with the payment of Capitalized Interest (as defined below) in respect of the Notes, the Issuer may elect to issue additional Notes (“PIK Notes”). The Notes issued on the Issue Date and any PIK Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The Indenture will be qualified under the Trust Indenture Act and the terms and provisions of the Trust Indenture Act will apply to the Indenture.

Brief Description of the Notes and Note Guarantees

Ranking of the Notes

The Notes will:

•	be the Issuer’s senior obligations, without giving effect to any Collateral arrangements;

•	be secured by second-priority liens on the Collateral;

•	rank equally in right of payment with all of the Issuer’s other existing and future senior indebtedness, including the Credit Facilities;

•	be senior in right of payment to all of the Issuer’s existing and future debt that is by its terms expressly subordinated to the Notes;

•	be effectively senior to all of the Issuer’s existing and future unsecured obligations, to the extent of the value of the Collateral;

•	be effectively subordinated to the Issuer’s secured first lien debt, including secured first lien debt under the Credit Facilities, to the extent of the value of the Collateral;

•	be structurally subordinated to any existing and future debt or obligations of any existing or future non-Guarantor subsidiaries; and

•	be effectively subordinated to any existing or future debt secured by liens on assets other than the Collateral, to the extent of the value of such assets.

As of December 31, 2015, on an adjusted basis after giving effect to this offering and the related transactions, the Issuer and its Subsidiaries would have had total debt of approximately $463.7 million, including approximately $76.4 million of debt secured by a first priority lien.

Ranking of the Note Guarantees

The Note Guarantees will be fully and unconditionally guaranteed, jointly and severally, by the Issuer’s subsidiaries who are guarantors under the Indenture (the “Guarantors”). As such, each Note Guarantee will:

•	be that Guarantor’s senior obligations, without giving effect to any collateral arrangements;

•	be secured by a second-priority lien on the Collateral owned or held by that Guarantor;

•	rank equally in right of payment with all of that Guarantor’s other existing and future senior indebtedness, including the Credit Facilities;

•	be senior in right of payment to all of that Guarantor’s existing and future debt that is by its terms expressly subordinated to the Guarantee;

•	be effectively senior to all of that Guarantor’s existing and future unsecured obligations, to the extent of the value of the collateral;

•	be effectively subordinated to that Guarantor’s secured first lien debt, including secured first lien debt under the Credit Facilities, to the extent of the value of the Collateral; and

•	be effectively subordinated to any existing or future debt of that Guarantor secured by liens on assets other than the Collateral, to the extent of the value of such assets.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” any of our Subsidiaries may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

The Issuer is offering to issue up to $368.6 million in aggregate principal amount of Notes in exchange for a like principal amount of Existing Notes. The Issuer may issue Additional Notes under the Indenture from time to time after this offering (“Additional Notes”). Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on April 15, 2021.

Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15. The first interest payment date will be October 15, 2016. Upon the occurrence and during the continuance of a payment Default or a payment Event of Default, Interest on all principal, interest, Prepayment Premium (as defined below) and other amounts due under the Notes will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes, and will be payable in cash. The Issuer will make each interest payment to the holders of record on the immediately preceding April 1 and October 1. To the extent set forth below, the Issuer will make all or a portion of each interest payment that is not required to be paid in cash by capitalizing such accrued and unpaid interest to the principal of the Notes by adding an amount equal to such accrued and unpaid interest being capitalized to the principal amount of each Note then outstanding (interest so capitalized, “Capitalized Interest”) or by issuing PIK Notes. Following an increase in the principal amount of the Notes as a result of Capitalized Interest, the Notes will bear interest on such increased principal amount from and after the date of such interest payment date. The

Capitalized Interest shall result in increases in the principal amount of the Notes by an amount equal to the interest payable rounded up to the next whole $1.00. Interest on the Notes will accrue from the most recent date interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Interest will be payable during the below periods as follows:

•	On or before October 15, 2016, interest on the Notes will be paid by increasing the principal amount of the Notes or by issuing PIK Notes in an amount equal to the interest payment for the application interest period (rounded up to the nearest $1.00) as pay-in-kind interest to holders of the Notes on the relevant record date. Capitalized Interest on the Notes during this period will accrue at a rate of 12.5% per annum.

•	After October 15, 2016 but on or before April 15, 2018, interest on the Notes will be paid by (i) increasing the principal amount of the Notes or by issuing PIK Notes in an amount equal to one-half (50%) of the interest for the application interest period (rounded up to the nearest $1.00) as Capitalized Interest and (ii) a cash payment in an amount equal to the remaining interest for the application interest period, to holders of the Notes on the relevant record date. Interest on the Notes during this period will accrue at a rate of 10.0% per annum.

•	After April 15, 2018, interest on the Notes will be paid by in cash to holders of the Notes on the relevant record date. Interest on the Notes during this period will accrue at a rate of 10.0% per annum.

For the avoidance of doubt, interest that is payable as Capitalized Interest or by issuing PIK Notes may not be paid in cash.

Principal and Prepayment Premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuer maintained for such purposes, which, initially, will be the corporate trust office of the Trustee; provided, however, that if payment of interest is to be paid in cash, such payment may be made at the option of the Issuer by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof (or in respect of a payment in PIK Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Security

The obligations of the Issuer with respect to the Notes, the obligations of the Guarantors under the Note Guarantees and the performance of all other obligations of the Issuer and the Guarantors under the Note Documents will be secured equally and ratably by second-priority liens in the Collateral granted to the Trustee, as Collateral Agent for the benefit of the holders of the Notes. These liens will be junior in priority to the liens securing Priority Lien Obligations and to all other non-consensual Permitted Liens having priority over the Lien of the Indenture by operation of law. The Collateral comprises substantially all assets of the Issuer and the Guarantors, other than the Excluded Assets.

Perfection and Non-Perfection of Security in Collateral

To the extent that the security interests granted to the Trustee with respect to any Collateral are not perfected, the Trustee will be treated as a general unsecured creditor of the Issuer and the Guarantors with respect to such Collateral in the event of a bankruptcy. The security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Trustee’s security interest is unperfected, would take priority over the Trustee’s interests in the Collateral. The security interests in some of the Collateral, including without limitation, deposit accounts, will not be perfected as of the Issue Date. Although the Issuer and the Guarantors will agree in the Security Documents to use commercially reasonable efforts to perfect the Notes Trustee’s security interests on such Collateral, within 30 days after the Issue Date or such later date as may be agreed by the Collateral Agent, acting at the written direction of the holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuer cannot guarantee when, and if, such perfection would take place.

Intercreditor Agreement

On the Issue Date, the Issuer and the Guarantors will enter into the Intercreditor Agreement. The Intercreditor Agreement will set forth the terms of the relationship between the lenders and other secured parties under the Credit Agreement, the Term Loan Agreement and the holders of Notes.

The Intercreditor Agreement will provide, among other things, that until such time as all Priority Lien Obligations have been discharged:

(1) upon the occurrence of an Event of Default, all decisions with respect to the Collateral will be made by the Priority Lien Collateral Agent unless certain circumstances occur, such as discharge of the Priority Lien Obligations; and

(2) proceeds of the Collateral will be applied, first, to pay the expenses of the exercise of such remedies and fees and other amounts then payable to the Priority Lien Collateral Agent, second to the outstanding Priority Lien Obligations, and third, any remaining Collateral (including proceeds thereof) will be delivered to the Collateral Agent for application in accordance with the provisions of the Indenture and the Security Documents.

The Intercreditor Agreement will impose limitations on the holders’ ability to object to debtor-in-possession financing or use of cash collateral, to request adequate protection and to take certain other actions permitted to be taken by secured creditors in bankruptcy proceedings.

The Intercreditor Agreement will provide that the Trustee and the Collateral Agent will have no liability to any party to such agreement as a consequence of its performance or non-performance under the Intercreditor Agreement except for gross negligence or willful misconduct. The terms of the Indenture and the Notes shall be subject to the Intercreditor Agreement.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing and subject to the Liens securing the Priority Lien Obligations and the limitations of Credit Facilities secured thereby, the Issuer will have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

The Indenture and the Security Documents provide that the Liens securing the Notes will, upon compliance with the condition that the Issuer or the applicable Guarantor satisfies certain conditions set forth in the Indenture and delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens that has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Liens, upon:

(a) payment in full of the principal of, and accrued and unpaid interest and Prepayment Premium on, the Notes; or

(b) satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge”; or

(c) legal defeasance or covenant defeasance of the Indenture as set forth below under “—Legal Defeasance and Covenant Defeasance”;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or a Restricted Subsidiary in a transaction not prohibited by the Indenture or the relevant Security Documents, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee in each case;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each holder of the Notes;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes;

(6) if such property becomes Excluded Assets;

(7) in part, in accordance with the applicable provisions of the Security Documents; or

(8) upon release of Liens securing Priority Lien Obligations under the circumstances described in the Intercreditor Agreement.

The Indenture will provide that the Issuer will comply with the provisions of Section 314 of the Trust Indenture Act. The Issuer will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property or securities subject to the Liens of the Security Documents, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where section 314(d) of the Trust

Indenture Act requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral.

Disposition of Collateral Without Release

Notwithstanding the provisions of “Release of Collateral” above, so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Issuer and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral in accordance with the provisions of the Indenture if the sale or other disposition does not violate the “Asset Sales” provision of the Indenture.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use Collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Guarantees

The Notes will be guaranteed (the “Note Guarantees”) by each of the Issuer’s current and future Domestic Subsidiaries (other than Immaterial Subsidiaries). These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—The Notes and the guarantees of the Notes and security interests provided by the Guarantors may not be enforceable and, under specific circumstances, federal and state statutes may allow courts to void or otherwise rescind the exchange of the Existing Notes for the Notes and the guarantees and security interests. If that occurs, you may not receive any payments on the Notes.”

Subject to the provisions described under “—Non-Cash Pay Period Covenants,” and except as otherwise provided in the guarantee release provisions set forth below, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the Indenture and the Security Documents pursuant to a supplemental indenture (or supplements or joinders to the Security Documents) satisfactory to the Trustee, and makes such filings and delivers such documents as shall be necessary to perfect or continue the perfection of the Lien on the Collateral pledged by or transfered to such Person; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture or is required by the Intercreditor Agreement, and, in each case and the Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3) if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to April 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Except pursuant to this paragraph, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2017.

On or after April 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	115%
2018	110%
2019	105%
2020 and thereafter	102.5%

If less than all of the Notes are to be redeemed, the Notes or portions thereof to be redeemed will be selected in accordance with The Depository Trust Company procedures.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be given at least 30 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portion of them called for redemption.

The Issuer may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws, and, during a Non-Cash Pay Period, the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders.

Mandatory Redemption

During a Non-Cash Pay Period, if the Discharge of the Term Loan Obligations and the Discharge of Revolving Credit Agreement Obligations have each occurred, as of the last business day of any fiscal year of the Issuer ending on or after December 31, 2016, the Issuer shall, within 10 business days after financial statements have been (or, if earlier, were required to be delivered) for such fiscal year of the Issuer as described under “—Reporting”, redeem outstanding Notes in a principal amount, together with accrued and unpaid interest and Prepayment Premium (if any) thereon, equal to 100% of the Excess Cash Flow, if any, for the fiscal year covered by such financial statements; or such lesser amount as agreed to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders.

If less than all of the Notes are to be redeemed, the Notes or portions thereof to be redeemed will be selected in accordance with The Depository Trust Company procedures.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be given at least 30 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at Option of Holders

Change of Control

Upon the occurrence of a Change of Control, unless the Issuer has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus Prepayment Premium and accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its

Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Asset Sales During Non-Cash Pay Period

During the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the aggregate Fair Market Value of Asset Sales in any fiscal year does not exceed $5.0 million;

(2) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(3) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents (as the term is defined in the Incorporated Covenants). For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in clause (3) of the next paragraph of this covenant.

During a Non-Cash Pay Period, within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility that is secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness that is permanently repaid, to correspondingly reduce commitments with respect thereto;

(2) to make a capital expenditure; or

(3) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Any Net Proceeds from Asset Sales that are not applied or reinvested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” During a Non-Cash Pay Period, when the aggregate amount of Excess Proceeds exceeds $1.0 million, within ten days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including Prepayment Premium, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds, or such lesser amount as agreed to by each Designated Noteholder. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus Prepayment Premium (if any) and accrued and unpaid interest, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or depositary) will select the Notes on a pro rata basis (subject to DTC procedures), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Asset Sales Following Non-Cash Pay Period

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) The Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Following the Non-Cash Pay Period, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility that is secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness that is permanently repaid, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Following the Non-Cash Pay Period, pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Following the Non-Cash Pay Period, any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Following the Non-Cash Pay Period, when the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including Prepayment Premium, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus Prepayment Premium plus accrued and unpaid interest, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee (or depositary) will select the Notes and the applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis (subject to DTC procedures), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Terms Applicable To All Asset Sale Offers

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing the Issuer’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—We may not be able to repurchase the Notes upon a change of control.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Non-Cash Pay Period Covenants

During a Non-Cash Pay Period, unless otherwise consented to by a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, the Issuer shall abide by the affirmative covenants set forth in Article 5 of the Term Loan Agreement, the negative covenants set forth in Article 6 of the Term Loan Agreement and the financial covenants set forth in Article 7 of the Term Loan Agreement (such covenants, including any definitions and cross-references related thereto, the “Incorporated Covenants”), as if such Incorporated Covenants were fully set forth in the Indenture for the benefit of the holders of the Notes, mutatis mutandis. The Issuer shall be obligated to comply with the Incorporated Covenants during the Non-Cash Pay Period regardless of whether the loans and obligations under the Term Loan Agreement have been repaid, the commitments thereunder terminated and/or the Term Loan Agreement has been terminated, exchanged, replaced or refinanced.

For the avoidance of doubt, compliance with the Incorporated Covenants shall be in addition to, and not in lieu of, compliance with the other covenants set forth in this Description of the Notes.

Restricted Payments

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is unsecured or is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries and excluding the purchase, repurchase or other acquisition of such subordinated or unsecured Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (10), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of any marketable securities or other property received by the Issuer since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Equity Interests of the Issuer (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus

(3) to the extent that any Restricted Investment that was made after the date of the Indenture is (a) sold for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, or (b) made in an entity that subsequent becomes a Restricted Subsidiary of the Issuer, the initial amount of such Restricted Investment (or, if less, the amount of cash or Cash Equivalents received upon repayment or sale); plus

(4) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5) all dividends, interest, repayments of loans or advances, intercompany loan payments or other distributions received in cash or Cash Equivalents by the Issuer or a Restricted Subsidiary of the Issuer after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends, payments or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period;

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of unsecured Indebtedness or Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period; provided further, that the Issuer may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $2.5 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary of Issuer issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) so long as no Default or Event of Default has occurred and is continuing, the repurchase by Issuer or any Restricted Subsidiary of Equity Interests of Issuer in accordance with any stock repurchase program authorized by the Board of Directors of Issuer not to exceed $3.0 million in any twelve-month period; provided, that Issuer may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $3.0 million of unutilized capacity under this clause (8) attributable to the immediately preceding twelve-month period; provided further, that, at the time of any such purchase the Issuer would be able to incur $1.00 of Indebtedness pursuant to the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(9) payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of the Issuer’s or its Restricted Subsidiaries’ assets that complies with the provisions of the Indenture;

(10) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Issuer or any Guarantor that is subordinated or junior in right of payment to the Notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that all Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(11) in the event of an Asset Sale which requires Heckman to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Issuer or any Guarantor that is subordinated or junior in right of payment to the Notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that all Notes tendered by holders in connection with an Asset Sale Offer have been repurchased, redeemed or acquired for value;

(12) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Issuer pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Issuer);

(13) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; and

(14) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the trustee; provided that, in lieu thereof, in the case of assets or securities of $20.0 million or less, such determination may be made by the Chief Financial Officer of the Issuer as set forth in a certificate delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its

Restricted Subsidiaries thereunder) not to exceed the greater of (i) $150.0 million and (ii) the amount of secured Indebtedness that could be incurred such that giving effect to such incurrence the Consolidated Secured Leverage Ratio would be no greater than 2.0 to 1.0; for the most recent four-quarter period for which financial information is available;”

(2) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, project financings or purchase money obligations (including without limitation all or any part of the purchase price or cost of transportation assets including trucks, trailers and rail cars, used in the business of the Issuer or any of its Restricted Subsidiaries); and, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, at any one time outstanding, the greater of (i) $50.0 million and (ii) 10% of the Issuer’s Total Assets;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4),(5) or (16) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business (including under Credit Facilities);

(9) the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer or another Restricted Subsidiary (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Issuer or another Restricted Subsidiary); provided that the Issuer or such Restricted Subsidiary would have been able to incur such Indebtedness at the time of such acquisition pursuant to the first paragraph of this covenant;

(13) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any assets or property or Capital Stock of a Restricted Subsidiary, and not exceeding the Fair Market Value of the consideration received by the Issuer or any Restricted Subsidiary in respect thereof;

(14) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness represented by letters of credit (or guarantees thereof) entered into in the ordinary course of business to the extent that such letters of credit are (a) fully cash collateralized in an aggregate amount not to exceed $3.0 million or (b) not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following a demand for reimbursement following payment on the letter of credit; provided that such letters of credit shall not constitute Permitted Debt pursuant to this clause (14) if they are issued in support of Indebtedness;

(15) any earn-out or similar provision existing at the date of the Indenture or in connection with any Permitted Investment or Asset Sale; and

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $35.0 million.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Limitation on Liens

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the Notes and the related Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that (except with respect to Indebtedness incurred pursuant to clause (16) of the definition of “Permitted Debt”) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the definition of Permitted Debt;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale- leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Following the Non-Cash Pay Period, the Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) would have a Fixed Charge Coverage Ratio greater than such ratio for the Company immediately prior to such transaction.

In addition, following the Non-Cash Pay Period, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and one or more Guarantors. In addition, clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Issuer (1) with or into one of its Restricted Subsidiaries for any purpose or (2) wit or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution adopted by the Board of Directors of the Issuer set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and;

(c)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Issuer has received an opinion as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan (including any stock option or stock purchase plan), officer or director indemnification agreement, employee or director compensation or fees or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments;”

(7)	Permitted Investments (excluding Permitted Investments in Affiliates that are not the Issuer or a Restricted Subsidiary);

(8)	any transaction between or among the Issuer and any Restricted Subsidiary, on the one hand, with Unrestricted Subsidiaries of the Issuer, on the other hand, including the provision of legal,

administrative, accounting, appraisal or other services on substantially the same terms as provided to or by the Issuer and its Restricted Subsidiaries;

(9)	payment of consolidated taxes by the Issuer or a Restricted Subsidiary on behalf of Unrestricted Subsidiaries;

(10)	loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding; and

(11)	Any transaction which has been determined, in the opinion of an independent accounting, appraisal or investment banking firm of national standing, to be fair, from a financial point of view, to the Issuer or the applicable Restricted Subsidiary.

Business Activities

Following the Non-Cash Pay Period, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then the Company will cause that newly acquired or created Domestic Subsidiary to provide a Note Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Domestic Subsidiary and constitutes a valid and binding agreement of that Domestic Subsidiary, enforceable in accordance with its terms (subject to customary exceptions); provided that, following the expiration of the Non-Cash Pay Period, any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided that any Domestic Subsidiary that becomes a Guarantor after the Issue Date shall also become a party to the applicable Security Documents and, shall make such filings and deliver such documents as shall be necessary to perfect the Lien of the Collateral Agent on any Collateral owned by such Guarantor.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will all or substantially all of the businesses currently operated by Heckmann Water Resources (CVR), Inc. be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing paragraphs, during the Non-Cash Pay Period, the Issuer may not designate any Restricted Subsidiary as an Unrestricted Subsidiary without the prior consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders.

Reports

So long as any Notes are outstanding, the Issuer will furnish to the holders of the Notes and the Trustee within the time periods specified in the SEC’s rules and regulations for filing of periodic reports (a) for any period for which the Issuer is required to file periodic reports with the SEC copies of such reports, and (b) for any period for which the Issuer is not required to file such reports:

(1)	quarterly and annual reports containing substantially all of the information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual reports, audited financial statements prepared in accordance with GAAP as in effect from time to time and, with respect to quarterly reports, unaudited quarterly financial statements prepared in accordance with GAAP as in effect from time to time and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); and

(2)	current reports containing substantially all of the information that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such information is not material to the holders of Notes or the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing clause (b), in no event will the Issuer be required by the Indenture to (i) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K, Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures) or Regulation G, (ii) include the separate financial information for Guarantors or other entities contemplated by Rule 3-10 and/or 3-16 of Regulation S-X, (iii) provide information in respect of Item 402 of Regulation S-K or (iv) provide exhibits that would be required for such reports. The Issuer will at all times comply with Section 314(a) of the Trust Indenture Act.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries that, individually or in the aggregate, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Issuer’s Unrestricted Subsidiaries.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuer’s delivery obligation.

Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Issuer, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Issuer will post such reports on a website no later than the date the Issuer is required to provide those reports to the Trustee and the holders of the Notes and maintain such posting for so long as any Notes remain outstanding. Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the Trustee, a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

In addition, for any period in which the Issuer does not conduct an earnings conference call available to its public stockholders, the Issuer will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than ten business days after distribution of such financial information.

Furthermore, the Issuer agrees that, for so long as any Notes remain outstanding, if at any time it is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, it will furnish to the holders of Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders, 3 business days) in the payment when due of interest on the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or Prepayment Premium, if any, on, the Notes;

(3)	following the Non-Cash Pay Period, failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales—Asset Sales Following Non-Cash Pay Period,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	following the Non-Cash Pay Period, failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or by the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, or

(c)	during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders in the case of Indebtedness, other than Indebtedness under the Credit Facilities, results in (x) a right by the holders thereof, irrespective of whether exercised, to accelerate such Indebtedness prior to its express maturity or (y) if such Indebtedness constitutes Hedging Obligations, a default in or an involuntary early termination of such Hedging Obligations, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, $7.5 million or more);

(6)	failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating, to the extent not covered by insurance, in excess of $20.0 million (or, during the Non-Cash Pay Period, without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders, $10.0 million or more), which judgments are not paid, discharged or stayed, for a period of 60 days;

(7)	except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(8)	certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(9)	the Issuer or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable;

(10)	the Security Documents fail or cease to create a valid and perfected and, except for liens securing Priority Lien Obligations, first priority Lien on the Collateral covered thereby; and

(11)	during the Non-Cash Pay Period, unless otherwise consented to by the majority in principal amount of the outstanding Notes held by the Designated Noteholders, failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the agreements in the Indenture or the Security Documents;

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes (including any accrued and unpaid interest thereon, and any Prepayment Premium applicable thereto) will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes (including any accrued and unpaid interest thereon, and any Prepayment Premium applicable thereto) may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the Notes may direct the trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, Prepayment Premium, if any, or interest, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the Notes make a written request to the Trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the Notes do not give the Trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the Notes by written notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, Prepayment Premium on, if any, or interest, on, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the perfection of Liens securing the Notes. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of the Notes to receive payments in respect of the principal of, Prepayment Premium on, if any, or interest on, such Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, Prepayment Premium on, if any, or interest on, the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6)	the Issuer must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture, the Security Documents or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes (including, without limitation, PIK Notes and Additional

Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, Prepayment Premium on, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Security Documents or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes (including, without limitation, PIK Notes and Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, Prepayment Premium on, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, Prepayment Premium on, if any, or interest on, the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee the Security Documents or the Indenture, except in accordance with the terms of the Indenture and the Security Documents; or

(9)	make any change in the preceding amendment and waiver provisions;

provided that the provisions described under the captions “—Certain Covenants—Non-Cash Pay Period Covenants”, “—Mandatory Redemption” and “—Repurchase at the Option of the Holders—Asset Sales—Asset Sales During Non-Cash Pay Period” and any other provision that is subject to the consent of the Designated Noteholders may not be amended or supplemented without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders and any Default or Event of Default resulting therefrom may not be waived without the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders.

Notwithstanding the preceding, the Issuer, the Guarantors and the Designated Noteholders may, without the consent of any other holder of Notes or the Trustee, amend or supplement the Indenture, the Security Documents, the Notes and the Note Guarantees to amend or supplement the provisions described under the captions “—Certain Covenants—Non-Cash Pay Period Covenants”, “—Mandatory Redemption” and “—Repurchase at the Option of the Holders—Asset Sales—Asset Sales During Non-Cash Pay Period” and any other provision that is subject to the consent of a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders or the majority in aggregate principal amount of the outstanding Notes beneficially owned by Designated Noteholders, and the Issuer, the Guarantors and the Designated Noteholders may, without the consent of any other holder of Notes or the Trustee, waive any Default or Event of Default resulting therefrom.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Security Documents, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture, the Security Documents, the Notes or the Note Guarantees to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Notes or the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect; or

(7)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee and/or supplement or joinder to the Security Documents with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or called for redemption within one year pursuant to arrangements satisfactory to the Trustee, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, Prepayment Premium on, if any, and interest on, the Notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

The holders of a majority in aggregate principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254, Attention: Investor Relations.

Book Entry, Delivery and Form

The Notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Global Note in accordance with the certification requirements described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture.

Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note except in the limited circumstances provided in the Indenture.

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, interest by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, premium, if any, interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person becomes or merges with or into a Restricted Subsidiary.

“Additional Notes” has the meaning ascribed to that term in the Indenture governing the Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person (or 10% if such Person has a class of Capital Stock registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is subject to the reporting requirements of Section 13(a) of the Exchange Act) will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at April 15, 2017 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 15, 2017, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Issuer or any of the Issuer’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of the Issuer’s Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million; provided that, during a Non-Cash Pay Period, such transactions shall be deemed an Asset Sale unless a majority in aggregate principal amount of the outstanding Notes beneficially owned by all of the Designated Noteholders consent otherwise;

(2)	a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business, the sale, lease or other transfer of trucks and related equipment in the ordinary course of business and any sale or other disposition of used, redundant, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens” or, during a Non-Cash Pay Period, an equivalent Incorporated Covenant unless a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders consent otherwise;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(10)	leases or subleases to third persons not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries; and

(11)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment or, during a Non-Cash Pay Period, an equivalent Incorporated Covenant unless a majority in aggregate principal amount of the outstanding Notes beneficially owned by the Designated Noteholders consent otherwise.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members or the Board of Directors appointed by the members or managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and the lawful currency of any other country where the Issuer owns or operates property or assets;

(2)	securities issued or directly and fully guaranteed or insured by the government of the United States or any member state of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States or such member state of the European Union, as applicable, is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)	certificates of deposit and time deposit accounts including eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(6)	investment or money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of the definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

(4)	the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)	the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors;

provided that the consummation of any transaction referred to in the Restructuring Support Agreement dated March 11, 2016 shall not be a “Change of Control”.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Change of Control Payment” has the meaning assigned to that term in the Indenture governing the Notes.

“Change of Control Payment Date” has the meaning assigned to that term in the Indenture governing the Notes.

“Collateral” means all property subject to or purported to be subject, from time to time, a Lien under any Security Document.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary or non-recurring charges, expenses or losses, including in connection with an Asset Sale, plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such charges, expenses or losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	the Transaction Costs for such period, to the extent that such Transaction Costs were deducted in computing such Consolidated Net Income; plus

(5)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness), and losses in connection with any Hedging Obligation to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, including (a) charges, provisions or adjustments for stock-based awards, and non-cash compensation expense including non-cash charges arising from stock options, restricted stock or other equity incentive programs, and (b) any impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), lease terminations, and long-lived assets pursuant to GAAP, to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(7)	legal costs related to shareholder and securities litigation arising from the acquisition of China Water & Drinks Inc., in an aggregate amount not to exceed $2.0 million in any fiscal year; plus

(8)	non-recurring charges and expenses which have been reimbursed in cash by a third party, to the extent such charges and expenses were deducted in computing such Consolidated Net Income; plus

(9)	adjustments of the type included in the presentation of Adjusted EBITDA in the offering circular in respect of the Existing Notes dated April 4, 2012; plus

(10)	costs (including legal costs) associated with moving any Subsidiary to discontinued operations or the disposition thereof, to the extent such charges and expenses were deducted in computing such Consolidated Net Income; minus

(11)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) and gains in connection with any Hedging Obligation of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(12)	non-cash items increasing such Consolidated Net Income for such period (including reversal of earn-out liabilities that, when incurred or modified, reduced Consolidated Net Income), other than the accrual of revenue in the ordinary course of business; minus

(13)	an amount equal to any extraordinary or non-recurring gains, including in connection with an Asset Sale, to the extent such gains were included in computing such Consolidated Net Income; minus

(14)	non-cash gains associated with any write-up of goodwill pursuant to ASC 350,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains (or losses) and all gains (or losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, and the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person from any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included;

(3)	for purposes of the “Restricted Payments” covenant only, the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded; and

(6)	goodwill and asset impairment charges pursuant to SFAS 142 and 144 will be excluded.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) total consolidated secured Indebtedness of the Issuer and its Restricted Subsidiaries as of such date (excluding Indebtedness incurred pursuant to clause (4) of the definition of Permitted Debt), after giving effect to all Incurrences and repayments of Indebtedness on or about such date, to (ii) Consolidated EBITDA of the Issuer for the most recent four consecutive fiscal quarters for which financial statements are available ending prior to such date, with such pro forma and other adjustments as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2014, by and among the Issuer, the guarantors from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent and a lender, and the other lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noteholders” means the holders of Existing Notes (other than Mark D. Johnsrud) that are party to the Restructuring Support Agreement, dated as of March 11, 2016, among the Issuer and the Designated Noteholders party thereto.

“Discharge of Revolving Credit Agreement Obligations” has the meaning ascribed to such term in the Term Loan Agreement.

“Discharge of Term Loan Obligations” means payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Obligations (as defined in the Term Loan Agreement and referred to herein as the Term Loan Obligations) under the Term Loan Agreement and the termination of all commitments thereunder; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if (a) such payments are made with the proceeds of other Term Loan Obligations that constitute an exchange or replacement for or a refinancing of such Term Loan Obligations or (b) any holder of the Term Loan Obligations is required in any insolvency proceeding or otherwise to turn over, disgorge, or otherwise pay to the estate of the issues of any guarantor thereunder of any amount paid in respect of the Term Loan Obligations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash Flow” has the meaning ascribed to such term in the Term Loan Agreement.

“Excluded Assets” means the following property: (i) voting Equity Interests of any “controlled foreign corporation” (as defined under the Internal Revenue Code), solely to the extent that (y) such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such controlled foreign corporation, and (z) pledging or hypothecating more than 65% of the total outstanding voting Equity Interests of such controlled foreign corporation would result in adverse tax consequences or the costs to the Grantors of providing such pledge are unreasonably excessive (as determined by the Trustee in consultation with the Issuer) in relation to the benefits to the Trustee and the holders of the Notes of the security afforded thereby (which pledge, if reasonably requested by the Trustee, shall be governed by the laws of the jurisdiction of such Subsidiary); (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Grantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Trustee’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of the Trustee’s or any holder’s of the Notes continuing security interests in and liens upon any rights or interests of any Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Term Loan Agreement) in existence on the date of the Indenture, including earn-out liabilities constituting Indebtedness, until such amounts are repaid.

“Existing Notes” means the Issuer’s 9.875% Senior Notes due 2018.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act or in respect of Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act or in respect of Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount,

non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization and write-offs of debt issuance costs; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest paid or accrued during the period on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer or any other Restricted Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date by and between the Priority Lien Collateral Agents and the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date the Initial Notes are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment, earn-out or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Cash Pay Period” means the period commencing on the Issue Date and ending at the later of (i) the interest payment date, from and after of which, the Issuer will make 100% of the interest payments in cash and (ii) the first date that the Designated Noteholders, together with their Affiliates, do not beneficially own an aggregate principal amount of Notes equal to or greater than $70.0 million.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Documents” means the Indenture, the Notes and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that is the same or similar, reasonably related, complementary or incidental to a water and environmental solutions industry or business.

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other dispute;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(12)	Investments acquired after the date of the Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(13)	other Investments in any Person (other than an Affiliate of the Issuer that is not a Subsidiary of the Issuer) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed greater of (x) $25.0 million and (y) 3% of Total Assets.

“Permitted Liens” means:

(1)	Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) or clause (14)(a) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Issuer or the Guarantors;

(3)

Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under the Indenture;

(21)	Liens to secure letters of credit issued pursuant to clause (14)(a) of the definition of Permitted Debt; provided if and to the extent such letters of credit are drawn upon, such drawing is reimbursed no later than the tenth business day following a demand for reimbursement following payment on the letter of credit;

(22)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $15.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured, such Permitted Refinancing Indebtedness is unsecured; and

(5)	such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary of the Issuer that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prepayment Premium” means (a) at any time prior to April 15, 2017, the Applicable Premium and (b) at any time on or after April 15, 2017, the premium to par set forth in the second paragraph under the caption “—Optional Redemption”.

“Priority Lien Collateral Agent” means any collateral agent that becomes a party to the Intercreditor Agreement in its capacity as agent for the holders of any Priority Lien Obligations thereunder; on the Issue Date, the Priority Lien Collateral Agent shall be the collateral agent under the Credit Agreement.

“Priority Lien Obligations” means Obligations secured by Liens permitted by clause (1) of the definition of “Permitted Liens” but only to the extent subject to the Intercreditor Agreement as “Priority Lien Obligations” (or similar such terms).

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(2)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that the Board of Directors of the Issuer reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action;

provided that the aggregate amount of cost savings added pursuant to clauses (2) and (3) of this definition shall not exceed $10.0 million in any four-quarter period.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary, and, when used in respect of the Issuer, shall mean a Restricted Subsidiary of the Issuer whether or not so stated.

“Restructuring Support Agreement” means the restructuring support agreement among the Company and the Designated Noteholders, among others, dated as of March 11, 2016.

“S&P” means Standard & Poor’s Ratings Group.

“Security Documents” means the Intercreditor Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries as shown on (or determined from) the most recent internal balance sheet of such Person.

“Term Loan Agreement” means the Term Loan Credit Agreement, dated as of the Issue Date, among the Issuer the guarantors party thereto from time to time, the lenders party thereto from time to time and the administrative agent party thereto.

“Required Designated Noteholders” means holders of the majority of the aggregate principal amount of Notes that are held by the Designated Noteholders.

“Transaction Costs” means any legal, accounting, advisory and other costs, fees and expenses incurred by the Issuer or a Restricted Subsidiary in connection with (a) any acquisitions or attempted acquisitions, (b) any Credit Facility, including any related amendments, waivers or consents thereto, or (c) the Notes, including any related amendments, waivers or consents, including, in each case, relocation expenses, integration expense and compensation charges (including stay bonuses and severance expenses) incurred in respect thereof.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2017; provided, however, that if the period from the redemption date to April 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3)	is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Working Capital” means, for the Issuer and its Subsidiaries, on the date of determination the aggregate of (a) consolidated current assets, excluding, to the extent included in consolidated current assets, cash, Cash Equivalents, and deferred tax assets, minus (b) consolidated current liabilities excluding, to the extent included in consolidated current liabilities, revolving loans, the current portion of Indebtedness for borrowed money, and deferred tax liabilities.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Certain United States Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations with respect to the Exchange Offer to (i) holders whose Existing Notes are tendered and accepted in the Exchange Offer, including the acquisition, ownership and disposition of Notes, Warrants or shares of Common Stock acquired pursuant to the Exchange Offer, and (ii) holders that do not tender their Existing Notes in the Exchange Offer. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances and does not deal with taxpayers subject to special treatment under U.S. federal income tax law, such as S corporations, mutual funds, insurance companies, small business investment companies, non-U.S. companies and nonresident alien individuals (in each case, except to the extent discussed below), regulated investment companies, tax-exempt organizations, brokers, dealers in securities or currencies, banks and other financial institutions, hybrid entities, certain former citizens or residents of the United States, individual retirement and other tax-deferred accounts, partnerships or other pass through entities, persons holding the Notes, Warrants or shares of Common Stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to- market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, and persons subject to the alternative minimum tax or Medicare tax on investment income.

This discussion is limited to investors who hold the Existing Notes, and will hold the Notes, Warrants or shares of Common Stock acquired in exchange therefor, as capital assets for U.S. federal income tax purposes. In addition, this summary does not discuss any non-U.S., state, or local tax consequences. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (the “Treasury Regulations”), rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) will not take a view contrary to those expressed herein, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those summarized below.

The summary of certain U.S. federal income tax consequences of the Proposed Restructuring is for general information only and is not intended or written to be legal or tax advice for any particular holder of Notes, Warrants or shares of Common Stock or other person and is not intended or written to be used or relied on, and cannot be used or relied on, by any such person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situation, as well as any consequences with respect to the Exchange Offer or the adoption of the Proposed Restructuring arising under the U.S. federal estate or gift tax laws or the laws of any U.S. state and local, non-U.S., or other taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of an Existing Note or a Note or shares of Common Stock and, if applicable, a Warrant acquired in exchange therefor that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and (b) one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust, or if an election has been made to treat the trust as a U.S. person. A “Non-U.S. Holder” is a holder of an Existing Note or a Note or shares of Common Stock and, if applicable, a Warrant acquired in exchange therefor other than a U.S. Holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Existing Notes, Notes, Warrants or shares of Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships holding the Existing Notes, Notes, Warrants or shares of Common Stock (and partners in such partnership) are urged to consult their tax advisors.

EACH HOLDER OF EXISTING NOTES IS URGED TO CONSULT ITS TAX ADVISORS REGARDING THE POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF THE EXISTING NOTES AND THE OWNERSHIP OF NOTES, WARRANTS AND SHARES OF COMMON STOCK IF SUCH HOLDER TENDERS EXISTING NOTES IN THE EXCHANGE OFFER, INCLUDING THE EXTENT TO WHICH SUCH HOLDER’S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE GENERAL RESULTS OUTLINED HEREIN, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF ANY FOREIGN, STATE OR LOCAL TAXING JURISDICTION.

Tax Consequences to Exchanging U.S. Holders

Treatment of the Exchange. Subject to the discussion below under “—Recapitalization Treatment,” the exchange of Existing Notes for Notes in the Exchange Offer will be a taxable exchange under the applicable Treasury Regulations if, based on all the facts and circumstances and taking into account all differences in the terms of the Notes from the terms of the Existing Notes, the legal rights or obligations that are modified, and the degree to which they are modified, are economically significant (a “significant modification”). The governing Treasury Regulations provide specific rules to determine whether certain modifications, such as changes in the timing of payments or yield, are significant. We intend to treat the exchange of Existing Notes for Notes in the Exchange Offer as a significant modification of the Existing Notes for U.S. federal income tax purposes, primarily because of the changes in the timing of payments resulting from the exchange. In addition, the increase in the yield in the Notes as compared with the Existing Notes may result in a significant modification but we are currently unable to make that determination, which depends on the fair market value of the Warrants. By participating in the Exchange Offer, each holder will agree to treat the exchange as a significant modification of the Existing Notes for U.S. federal income tax purposes. As a result, if you are a U.S. Holder of Existing Notes, you will recognize gain or loss on such exchange equal to the difference between the amount realized on the exchange and your adjusted tax basis in the Existing Notes exchanged, unless the exchange qualifies as a recapitalization as described below, and you will recognize ordinary interest income in respect of the separate cash payment of accrued and unpaid interest on the Existing Notes to the extent not previously included in gross income. The amount realized will be (i) the “issue price” of the Notes (as discussed below under “—Issue Price of the Notes”) and (ii) the fair market value of any Warrants received as consideration for the Existing Notes. Any gain or loss recognized on the exchange generally will be capital gain or loss except to the extent of accrued market discount (as described below). Any capital gain or loss will be considered “long-term” if a U.S. Holder’s holding period in the exchanged Existing Notes exceeds one year. Long-term capital gains of noncorporate U.S. Holders generally are eligible for a reduced rate of taxation. Deductions for capital losses are subject to certain limitations. In addition, the U.S. Holder’s holding period in the Notes that are received would begin on the day after the exchange, and the U.S. Holder’s adjusted basis in the Notes would be equal to their issue price. The Warrants will have a tax basis equal to their fair market value and their holding period will begin on the day after the exchange.

If the exchange of Existing Notes for Notes in the Exchange Offer were not to be treated as a significant modification, it would not constitute a taxable event for U.S. federal income tax purposes. The Notes received in the Exchange Offer would be considered a continuation of the exchanged Existing Notes. Such treatment could affect the timing and character of income with respect to the Notes and may require U.S. Holders to recognize interest income prior to the receipt of cash under the original issue discount rules if (subject to a statutorily defined de minimis exception) the stated redemption price at maturity of the Notes exceeds their issue price. In general, exchanging U.S. Holders would not realize gain or loss for U.S. federal income tax purposes as a result of the exchange and would have the same holding period in the Notes as they had in the exchanged Existing Notes immediately before the exchange. Their adjusted basis in the Notes generally would equal their adjusted basis in the Existing Notes reduced by the fair market value of any Warrants received as additional consideration for the Existing Notes (rather than as a separate fee as described below under “—Receipt of Warrants”). Holders should consult their own tax advisors as to the tax considerations that would apply if the exchange of Existing Notes for Notes were not treated as a significant modification for U.S. federal income tax purposes. The remainder of this discussion assumes that the treatment of the exchange of Existing Notes for Notes in the Exchange Offer as a significant modification is correct.

Subject to the discussion below under “—Recapitalization Treatment,” a U.S. Holder that exchanges Existing Notes for Common Stock will recognize gain or loss on such exchange in an amount equal to the difference between the aggregate fair market value of the Common Stock and, if applicable, any Warrants received in the Exchange Offer and the U.S. Holder’s adjusted tax basis in the Existing Notes exchanged. Any gain or loss recognized on the exchange generally will be capital gain or loss except to the extent of accrued market discount (less any accrued market discount previously reported as ordinary income). U.S. Holder will recognize ordinary interest income in respect of the separate cash payment of accrued and unpaid interest on the Existing Notes to the extent not previously included in gross income. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. In addition, the U.S. Holder’s initial tax basis in the Common Stock and any Warrants received pursuant to the Exchange Offer would equal the fair market value of the Common Stock and any Warrants on the date of the exchange. A U.S. Holder’s holding period for the Common Stock and any Warrants would begin on the day following the date of the exchange. Any U.S. Holder that exchanges Existing Notes for both Common Stock and Notes will be subject to the tax consequences described in this paragraph with respect to the portion of its Existing Notes exchanged for Common Stock as well as the tax consequences of exchanging its remaining Existing Notes for Notes described immediately above.

Issue Price of the Notes. Where no “substantial amount” of debt instruments in an issue are issued for money but a substantial amount of such debt instruments is “traded on an established market,” the issue price of each debt instrument in the issue is the fair market value of the debt instrument, determined as of the first date on which a substantial amount of the traded debt instruments in the issue is issued. If no substantial amount of debt instruments in an issue is issued for money or traded on an established market, but a substantial amount of the debt instruments in the issue are issued in exchange for property that is traded on an established market, then the issue price of each debt instrument in the issue is the fair market value of such property, determined as of the first date on which a substantial amount of the debt instruments in the issue is issued for traded property. None of the Notes will be issued for money. Therefore, if the Notes are considered to be traded on an established market, the issue price of the Notes will be equal to their fair market value on the date of the exchange. The Notes generally will be considered to be traded on an established market if, among other things, at any time during the 31-day period ending 15 days after the issue date, there exists a “sales price,” “firm quote,” or “indicative quote” for the Notes within the meaning of the Treasury Regulations. If the Notes are not traded on an established market within the meaning of the applicable Treasury Regulations, but the Existing Notes are traded on an established market, the issue price of a Note will equal the fair market value of the Existing Note for which it is exchanged on the date of the exchange. Although it is expected that the Notes and Existing Notes will be traded on an established market for this purpose, whether the Notes and Existing Notes are traded on an established market and the issue price of the Notes may not be known until after the exchange. We will provide holders with our determination of the issue price of the Notes within 90 days of the Early Settlement Date in a manner consistent with applicable Treasury Regulations. Our determination of the issue price of the Notes is binding upon a holder unless such holder explicitly discloses to the IRS, on a timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reasons for the different determination, and how such holder determined the issue price. U.S. Holders should consult their tax advisors regarding the determination of the issue price of the Notes.

Market Discount. In general, if a U.S. Holder’s initial tax basis in the Existing Notes was less than their issue price by more than a de minimis amount, such Existing Notes would be deemed to have been acquired with “market discount’ equal to such difference. Unless an election has previously been made to include market discount in gross income as it accrued, any gain recognized by a U.S. Holder pursuant to the Exchange Offer will be treated as ordinary income (rather than capital gain) to the extent of any accrued market discount at the time of the exchange.

If an exchange of the Existing Notes for the Notes or for Common Stock, and Warrants, if any, qualifies as a recapitalization (as described below), any accrued market discount not recognized pursuant to the Exchange Offer generally will carry over to the Notes or shares of Common Stock received in exchange for the Existing Notes. However, it is also possible that a portion of the accrued market discount may be carried over to the Warrants. In addition, the Notes may be treated as having unaccrued market discount to the extent the issue price of the Notes exceeds your tax basis in the Notes by more than the amount of accrued market discount that carries over to the Notes under the preceding sentence. In general, upon any disposition (other than certain non-recognition transactions) of Notes treated as acquired at a market discount, you will be required to recognize any accrued market discount carried over from the Existing Notes, plus any market discount that has accrued on the Notes, as ordinary income up to the amount of any gain realized on the disposition (to the extent such accrued market discount has not been previously included in income).

Receipt of Warrants. The U.S. federal income tax treatment of the receipt of any Warrants upon the Exchange Offer is uncertain. We intend to treat any Warrants received by a holder in connection with the Exchange Offer as additional consideration received by such holder as part of the Exchange Offer. Unless otherwise stated, the remainder of the discussion below assumes that the Warrants are so treated.

In the event that the Warrants are not treated as additional consideration received by a holder as part of the Exchange Offer, such Warrants likely would be treated as a separate payment in the nature of a fee paid for such holder’s early tender of Existing Notes, and a U.S. Holder likely would recognize ordinary income in the amount of the fair market value of any such Warrants received. In such case, the tax basis of the Warrants would be equal to the fair market value and their holding period would begin on the day after the exchange.

Recapitalization Treatment. The qualification of the Exchange Offer by a holder of Existing Notes for Notes or for Common Stock and any Warrants as a “recapitalization” for U.S. federal income tax purposes depends upon whether the Existing Notes and, in the case of an exchange of Existing Notes for Notes, the Notes constitute “securities” for purposes of the Code’s provisions dealing with corporate reorganizations, including corporate recapitalizations. The standard for determining whether a debt instrument constitutes a security for such purposes is not defined in the Code or the Treasury Regulations. There is little authority that exists on the scope of the definition of “securities,” and existing interpretations have not been entirely consistent. While the determination depends upon an evaluation of the nature of the debt instrument, most authorities have held that the length of the term of a debt instrument is an important factor in determining whether the instrument is a security for such purposes. We have not yet determined our reporting position with respect to whether the Existing Notes and Notes constitute securities and, therefore, whether the exchange qualifies as a recapitalization for U.S. federal income tax purposes. Once we have made our determination, we intend to notify holders of Notes of our reporting position which may be pursuant to a website announcement. Each holder is urged to consult its own tax advisor with respect to whether the Existing Notes and the Notes received in the Exchange Offer constitute securities and whether the exchange of the Existing Notes for the Notes qualifies as a recapitalization for U.S. federal income tax purposes.

If the exchange of the Existing Notes for the Notes or for Common Stock and Warrants is not treated as a recapitalization for U.S. federal income tax purposes (because either the Existing Notes or the Notes are not deemed securities for U.S. federal income tax purposes), a U.S. Holder generally would recognize any realized gain or loss at the time of such exchange as described under “—Treatment of the Exchange” above. The characterization of the Notes and Warrants and of the exchange of Existing Notes for Notes or Common Stock and Warrants is unclear, however, and where the exchange does not qualify as a recapitalization it is possible that other characterizations may exist that would result in the nonrecognition of any loss and a portion of any gain realized in the exchange.

If the exchange qualifies as a recapitalization, a U.S. Holder who elects to exchange Existing Notes for Notes or for Common Stock and, if applicable, Warrants generally will not recognize gain or loss on such exchange. A U.S. Holder generally will have a holding period in the Notes or Common Stock and any Warrants received that includes the holding period of the Existing Notes exchanged therefor, and have an aggregate initial tax basis in the Notes or Common Stock and any Warrants equal to the adjusted tax basis in the Existing Notes tendered in exchange therefor. Such aggregate tax basis will generally be further allocated among the Notes and the Warrants received based on their relative fair market values.

Interest and Original Issue Discount on the Notes. The Notes will be treated as issued with original issue discount for U.S. federal income tax purposes, because their “issue price” (as defined above under “—Issue Price of the Notes”) will be less than their “stated redemption price at maturity.” The “stated redemption price at maturity” of a note generally equals the sum of all payments required to be made under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually during the entire term of a note and equal to the outstanding principal balance of such note multiplied by a single fixed rate of interest. Because there is interest on the Notes that will not be qualified stated interest, a significant portion of the stated interest payments on the Notes will be included in the stated redemption price at maturity of the Notes. U.S. Holders of the Notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based on a compounding of interest, regardless of whether cash attributable to this income is received.

If a Note is issued with original issue discount and a U.S. Holder’s adjusted basis in the Note immediately following the Exchange Offer is less than or equal to the principal amount of the Note but is greater than the Note’s issue price, the excess is acquisition premium. If a holder does not make the election described below to elect to treat all interest as original issue discount, then the daily portions of original issue discount are reduced by a fraction equal to: (i) the excess of the holder’s adjusted basis in the Note immediately after the Exchange Offer over the issue price of the Note, divided by, (ii) the excess of the principal amount of the Note over the issue price of the Note.

A U.S. Holder may elect to include in gross income all interest and original issue discount that accrues on its Notes using a constant-yield method. Generally, this election will apply only to the Notes for which the holder makes it; however, this election can have implications for other notes. Holders should consult their tax advisors concerning the advisability and additional consequences of making the election.

Sale, Exchange or Retirement of Notes. Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of all other property received (not including the amount equal to any accrued and unpaid interest, which will be taxed as ordinary income) and (ii) the U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in a Note generally will be its initial tax basis in the Note, increased by any original issue discount and market discount previously included in income, and decreased by the amount of any payments (other than qualified stated interest) received with respect to the Note and any amortizable bond premium previously taken into account. Except as described above under “—Market Discount,” gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year.

Ownership of Warrants. Except as described below with respect to a Cashless Exercise, the exercise of the Warrants to purchase common stock generally will not constitute a taxable event. Accordingly, a U.S. Holder will not recognize gain or loss upon the exercise of the Warrants, except with respect to any cash paid in lieu of a fractional share. Rather, a U.S. Holder will recognize taxable gain or loss if and when such U.S. Holder disposes of the Common Stock underlying the Warrants in a taxable transaction. A U.S. Holder’s aggregate tax basis in the Common Stock underlying the Warrants will be equal to the amount paid upon the exercise of the Warrants plus the U.S. Holder’s tax basis in the Warrants less any portion of such tax basis allocable to any fractional share. Cash received in lieu of a fractional share should be treated as a payment in exchange for the fractional share interest. The holding period of the Common Stock underlying the Warrants received upon exercise of a Warrant will begin the day that the holder exercises the Warrant. Although the matter is not free from doubt, a Cashless Exercise (i.e., the use of a portion of a Warrant as payment for the exercise price of such Warrant)

should not be a taxable event for a U.S. Holder. If this is the case, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Warrant except to the extent of any cash received in lieu of a fractional share as described above. The IRS may argue, however, that, in a Cashless Exercise, a U.S. Holder would recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and the tax basis in the Warrants surrendered as payment of the exercise price. Provided that the U.S. Holder’s holding period for the Warrants exceeds one year at the time of such exercise, any such gain or loss generally would be long-term capital gain or loss. In any event, a U.S. Holder will have a tax basis in the Common Stock underlying the Warrants received upon a Cashless Exercise equal to such U.S. Holder’s tax basis in the Warrant exercised, plus the U.S. Holder’s tax basis in any Warrants used to pay the exercise price, further increased by any gain or decreased by any loss recognized in the Cashless Exercise (other than any gain or loss attributable to cash, if any, received in lieu of a fractional share). The holding period of the Common Stock received upon the Cashless Exercise of a Warrant will depend upon the tax characterization of such transaction. If a Cashless Exercise is treated as a partially taxable transaction (to the extent of the Warrants deemed surrendered as payments of the exercise price), the holding period of the Common Stock underlying the Warrants will begin on the day of exercise of the Warrant. If a cashless exercise of Warrants is treated as an entirely tax-free transaction, a U.S. Holder may have a holding period in the Common Stock received in the exchange which includes the holding period of the Warrants surrendered for such Common Stock. U.S. Holders are urged to consult their own tax advisors as to the effects to them of a Cashless Exercise.

In general, a U.S. Holder will recognize gain or loss upon a sale, exchange, or other taxable disposition of a Warrant in an amount equal to the difference, if any, between the amount realized and the U.S. Holder’s adjusted tax basis in the Warrant at the time of the sale, exchange, or other taxable disposition. Assuming such Warrant is held as a capital asset, any such gain or loss will be long-term capital gain or loss if the holding period for the Warrant exchanged is more than one year at that time. The deductibility of capital losses is subject to limitations.

If a Warrant lapses unexercised, a U.S. Holder generally would recognize a capital loss equal to such U.S. Holder’s basis in the Warrant. Adjustments to the Warrants, including adjustments to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant, may under certain circumstances result in a constructive distribution that could be taxable as a dividend to the U.S. Holders to the extent of the current and accumulated earnings and profits of the Company, if any. Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable as a dividend to the holders of Common Stock. Unless a Warrant is considered constructively exercised as described below under “—Equity Treatment of Warrants,” it is possible a constructive distribution would not be eligible for the dividends received deduction of reduced rates of taxation on dividends described below under “—Ownership of Common Stock.”

Equity Treatment of Warrants. Because the exercise price of the Warrants constitutes a nominal amount, the IRS may consider a Warrant to be constructively exercised or otherwise treated as equity for U.S. federal income tax purposes on the day on which the Warrant first becomes exercisable, which is their day of issuance. Upon the exercise or deemed exercise of a Warrant, (1) a U.S. Holder will recognize no gain or loss upon either such exercise or deemed exercise of the Warrant except for gain equal to the amount by which cash received in lieu of a fractional share of Common Stock exceeds the portion of the U.S. Holder’s adjusted basis in the Warrants allocable to the fractional share; (2) the adjusted tax basis of the Common Stock underlying the Warrants deemed received will be equal to the adjusted tax basis of the Warrant until the Warrant is actually exercised at which time the adjusted tax basis of common stock underlying the Warrants would be increased by the exercise price paid and decreased by any basis attributable to a fractional share for which cash was received; and (3) the holding period of the Common Stock underlying the Warrants deemed received will begin on the day such Warrants are received.

Ownership of Common Stock. A U.S. Holder will be required to include in gross income the amount of any distribution paid on Common Stock received following the exercise of the Warrants or in exchange for Existing Notes on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s basis in such Common Stock and will be treated as capital gain to the extent they exceed a U.S. Holder’s tax basis in such Common Stock. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on dividends. Corporate U.S. Holders may be entitled to claim the dividends received deduction with respect to any dividends they receive with respect to Common Stock.

Upon the sale, certain redemptions or other taxable dispositions of our Common Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. Holder’s tax basis in the Common Stock. Such gain or loss will be capital gain or loss (except to the extent of any accrued market discount not previously included in income by the U.S. Holder that may have carried from the Existing Notes or Warrants to the Common Stock) and will be long-term capital gain or loss if a U.S. Holder’s holding period in the Common Stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments received with respect to the Existing Notes, the Notes, Warrants and Common Stock unless the U.S. Holder is an exempt recipient and, if requested, demonstrates this fact. Certain U.S. Holders may be subject to backup withholding at a current rate of 28% on payments received with respect to the Existing Notes, the Notes, Warrants and Common Stock unless such U.S. Holder (1) comes within certain exempt categories and, if requested, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. A U.S. Holder subject to backup withholding may be allowed a credit in the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS in a timely manner.

Tax Consequences to Exchanging Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder. Special rules may apply to some Non-U.S. Holders, such as so-called “controlled foreign corporations,” so-called “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and individuals who are U.S. expatriates.

Exchange of Existing Notes. A Non-U.S. Holder generally will not be subject to any U.S. federal income or withholding tax on any gain recognized on the exchange of Existing Notes for Notes or Common Stock and, if applicable, Warrants unless (i) the gain recognized is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, in which case the gain will be subject to tax in the same manner as effectively connected original issue discount as described below under “—Interest and Original Issue Discount on the Notes”; or (ii) in the case of a Non-U.S. Holder who is an individual and holds the Existing Notes as a capital asset, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case the gain (reduced by certain U.S.-source capital losses) will be subject to tax at a 30% rate. Amounts attributable to accrued but unpaid interest on the Existing Notes will be treated as ordinary interest income and generally will be subject to the rules described below under “—Interest and Original Issue Discount on the Notes.”

Interest and Original Issue Discount on the Notes. As noted above (as described in “Tax Consequences to Exchanging U.S. Holders—Interest and Original Issue Discount on Notes”), the Notes will be treated as issued with original issue discount for U.S. federal income tax purposes. In general, Non-U.S. Holders will be subject to a 30% U.S. federal withholding tax on interest, including original issue discount, subject to certain exemptions described more fully below.

The 30% U.S. federal withholding tax will not apply to the original issue discount on the Notes under the “portfolio interest exemption,” provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock within the meaning of the Code and applicable Treasury Regulations; (ii) the Non-U.S. Holder is not a so-called “controlled foreign corporation” that is related to us actually or constructively through stock ownership; (iii) the Non-U.S. Holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (iv) the Non-U.S. Holder has provided a validly completed IRS Form W-8 establishing such Non-U.S. Holder status (or documentary evidence satisfying certain requirements for establishing such Non-U.S. Holder status).

If a Non-U.S. Holder cannot satisfy the requirements described above, the original issue discount on the Notes will be subject to a 30% U.S. federal withholding tax when paid, unless such Non-U.S. Holder provides us (or our paying agent) with a properly executed (i) applicable IRS Form W-8 claiming an exemption from or reduction in withholding under the provisions of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that the original issue discount on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If a Non-U.S. Holder is engaged in a U.S. trade or business and the original issue discount on the Notes is “effectively connected” with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on that original issue discount on a net income basis generally in the same manner as if it were a U.S. Holder, unless an applicable income tax treaty provides otherwise (although such non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements described above are satisfied). In addition, if the Non-U.S. Holder is a corporate Non-U.S. Holder, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of original issue discount, subject to adjustments.

Receipt of Warrants. As discussed above under “Tax Consequences to U.S. Holders—Receipt of Warrants,” we intend to treat the Warrants received in connection with the Exchange Offer as part of the consideration for the Notes, and this disclosure assumes such treatment. The Warrants, however, could be treated as a separate payment or fee that could be subject to the 30% U.S. federal withholding tax and a withholding agent may take such position.

Sale, Exchange, or Other Taxable Disposition of Notes, Warrants or Common Stock. Any gain realized upon the sale, exchange, exercise or other taxable disposition of a Note, the Warrants, or Common Stock generally will not be subject to U.S. federal income tax provided that, in the case of the Warrants and the Common Stock, we are not and have not been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-US. Holder’s holding period or the five-year period ending on the date of disposition of the Warrants or Common Stock, as the case may be and unless certain exceptions apply, as described above under “Tax Consequences to Participating Non-U.S. Holders—Exchange of Existing Notes.” We are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Taxation of Dividends. Distributions made with respect to the Common Stock received in the Exchange Offer or upon the exercise of a Warrant (and any deemed distribution a Non-U.S. Holder may be deemed to receive as described above under “Current Relationships and Related Transactions—Certain Terms—U.S. Tax Consequences”) will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends, if any, paid to a Non-U.S. Holder will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced pursuant to an applicable income tax treaty. Because a deemed distribution received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a Non-U.S. Holder, those withholding taxes may be withheld from the receipt of Common Stock upon exercise of the Warrants (or, in certain circumstances, from any payments on our Common Stock).

However, any dividends (or deemed distributions) that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where an income tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends (or deemed distributions) received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

It is unclear whether any distributions (or deemed distributions) to Non-U.S. Holders of Common Stock or Warrants will be treated as dividends. If any such distributions are not treated as dividends, we intend to take the position that the 30% U.S. withholding tax generally will apply, and that the reduced withholding tax rate for dividends under any applicable treaty may not be available, although the applicable treaty may provide other relief with respect to such distributions. A Non-U.S. Holder of Common Stock or Warrants eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding. We will report annually to the IRS and to each Non-U.S. Holder the amount of interest and dividends paid to such Non-U.S. Holder (including any original issue discount includible in such Non-U.S. Holder’s gross income) and the tax withheld, if any, with respect to such dividends and interest. Copies of the information returns reporting such dividends and interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at 28%) may apply with respect to dividends and interest (including original issue discount) that we pay to a Non-U.S. Holder unless the Non-U.S. Holder provides an applicable IRS Form W-8 establishing that it is a Non-U.S. Holder.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a disposition of the Existing Notes, Notes, Warrants, or Common Stock made within the United States or conducted through U.S.-related financial intermediaries unless: (i) the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person); or (ii) the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non- U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Tax Consequences to Non-Exchanging Holders

U.S. Holders. The U.S. federal income tax consequences of the Proposed Restructuring to U.S. Holders of Existing Notes that do not exchange their Existing Notes in the Exchange Offer are unclear. The U.S. federal income tax treatment to such U.S. Holders will depend on whether the amendments to the Existing Notes adopted pursuant to the Consent (“Proposed Amendments”) are properly viewed as a “significant modification” of the Existing Notes under applicable Treasury Regulations. Although the matter is not free from doubt, we intend to take the position that the adoption of the Proposed Amendments likely will not be considered a “significant modification” of the Existing Notes (defined, for this purpose, as an alteration of the legal rights and obligations of the debt instrument in a manner that is “economically significant”). As a result, the adoption of the Proposed Amendments likely will not be treated as a taxable deemed exchange and instead will be considered a continuation of the Existing Notes.

Accordingly, a non-tendering U.S. Holder would not recognize any income, gain, or loss for U.S. federal income tax purposes as a result of the adoption of the Proposed Amendments. A non-tendering U.S. Holder’s adjusted tax basis and holding period in the Notes after the adoption of the Proposed Amendments would be the same as the U.S. Holder’s adjusted tax basis and holding period in the Existing Notes immediately before the adoption of the Proposed Amendments.

If the adoption of the Proposed Amendments constitutes a “significant modification” of the Existing Notes, a U.S. Holder of Existing Notes would be subject to consequences similar to those described above under “Tax Consequences to Exchanging U.S. Holders—Treatment of the Exchange” relating to the exchange of Existing Notes for Notes resulting in a significant modification. In addition, the modified Existing Notes deemed to be received in the exchange could be treated as issued with original issue discount to the extent that a modified Existing Note’s stated redemption price at maturity exceeds its issue price.

Non-U.S. Holders. Non-exchanging Non-U.S. Holders should not recognize gain or loss on the modification of the Existing Notes pursuant to the adoption of the Proposed Amendments unless the modifications are considered a taxable exchange and (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder; or (ii) in the case of a Non-U.S. Holder who is an individual and holds the Notes as a capital asset, such Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met.

Tax Consequences to Nuverra

Cancellation of Indebtedness Income. Under Section 108 of the Code, when a corporation or a party related to such corporation purchases the corporation’s debt for cash, property or the corporation’s stock for an amount that is less than the adjusted issue price of the debt, the corporation incurs cancellation of indebtedness income (“COD income”) to the extent of such difference. Similarly, when a corporation issues one debt instrument plus an amount of property (if any) in satisfaction of another debt instrument, it is treated as having satisfied its prior indebtedness for an amount equal to the “issue price” of the new debt instrument as determined under the regulations relating to the treatment of original issue discount plus an amount of property (if any). COD income is incurred by such corporation to the extent that the adjusted issue price of the prior indebtedness exceeds the issue price of the debt plus the value of property (if any) exchanged therefor. Thus, to the extent that the issue price of the Notes and the fair market value of the Common Stock and Warrants (if any) issued in the exchange are less than the adjusted issue price of the Existing Notes or, if the modifications to the Existing Note Indenture constitute significant modifications as discussed above in “Tax Consequences to Non-Exchanging Holders,” the issue price of the “modified” Existing Notes is less than the adjusted issue price of the “original” Existing Notes, we as a consolidated group will realize COD income. Because the amount of COD income to be recognized by us depends in part on the issue price (and, thus, the fair market value) of the Notes and the fair market value of the Common Stock and, if applicable, Warrants to be issued on the date of the Exchange Offer, the precise amount of COD income, if any, resulting from the exchange of Existing Notes cannot be determined prior to the date of the exchange. However, we generally anticipate that any COD income that we recognize in the Exchange Offer will be offset, at least in part, by existing net operating losses (“NOLs”), our current year losses, and certain other tax attributes. To the extent that our existing NOLs and other tax attributes are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income. In addition, under the alternative minimum tax rules, the Company may be subject to federal income tax on a portion of the COD income that is recognized by the Company and offset by NOLs.

Net Operating Loss Limitations. The issuance of shares of our Common Stock in the Exchange Offer or upon exercise of any Warrants (or the issuance of Warrants) may, when considered with other changes in ownership, including other transactions that comprise the Proposed Restructuring (including Common Stock issued in the Johnsrud Equity Conversion), constitute a change in ownership as defined under Section 382 of the Code. For purposes of Section 382 of the Code, a change in ownership will occur if any 5% stockholders (within the meaning of section 382), in the aggregate, acquire more than 50% of the value of our stock during the three-year period that ends with the date of the acquisition. If a change in ownership is deemed to have occurred, our NOLs that could be applied to offset our taxable income (if any) in any future year could be limited. If a change of ownership under Section 382 is deemed to occur, Section 382 of the Code may materially limit our ability to offset our taxable income in future years against our NOLs remaining after the offset of any COD income recognized in the Exchange Offer.

Foreign Account Tax Compliance Act

The U.S. Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. federal withholding tax on (i) “withholdable payments,” defined below, and, (ii) no earlier than January 1, 2019, on “foreign passthru payments,” discussed below, made to a “foreign financial institution” (“FFI”), unless (other than in respect of an FFI covered by an intergovernmental agreement (“IGA”), as described below) the FFI enters into an agreement with the IRS to provide information regarding its U.S. accounts and satisfy certain other specified requirements. As referenced above, however, the Government of the United States has entered into numerous IGAs with the governments of other countries to provide an alternative, and generally less burdensome, approach to FATCA for FFIs covered by such IGAs.

FATCA also generally imposes a 30% withholding tax on “withholdable payments,” defined below, made to a “non- financial foreign entity” (“NFFE”) unless such entity provides certain information about its substantial U.S. owners to the withholding agent or certifies that it has no substantial U.S. owners.

“Withholdable payments” generally include, among other items, U.S.-source interest and dividends and gross proceeds from the sale or other disposition, occurring on or after January 1, 2019, of property of a type that can produce U.S.- source interest or dividends. “Foreign passthru payments” is to be defined in future guidance.

FATCA generally does not apply to debt obligations issued before July 1, 2014, unless the debt obligation undergoes a “significant modification” (within the meaning of applicable Treasury Regulations) after that date. Accordingly, FATCA will not apply to the Existing Notes retained by any nonparticipating holders unless such Existing Notes are deemed to be significantly modified by virtue of the adoption of the Proposed Amendments or any other modification on or after July 1, 2014. As noted above, while not entirely clear, we intend to take the position that the Existing Notes will not be deemed to be significantly modified as a result of the adoption of the Proposed Amendments and, as a result, will not become subject to FATCA by virtue of the Proposed Amendment. FATCA also will apply to interest payments on the Notes, and, starting on January 1, 2019, to gross proceeds from the sale or other disposition of the Notes, the Warrants and Common Stock. These FATCA withholding rules apply regardless of whether a payment would have otherwise been exempt from U.S. withholding tax.

Holders are urged to consult their own tax advisors regarding the potential application and impact of the FATCA requirements based on their particular circumstances.

Plan of Distribution

Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver an offering memorandum in connection with any resale of such Notes. This Offering Memorandum, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Existing Notes, where such Existing Notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the Exchange Notes; or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

We will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of the Existing Notes held by them as nominee or in a fiduciary capacity.

Legal Matters

Certain legal matters in connection with this Exchange Offer will be passed upon for us by Shearman & Sterling LLP.

Independent Registered Public Accounting Firm

The financial statements of Nuverra Environmental Solutions, Inc. and subsidiaries as of December 31, 2015, and for each of the years ended in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference in this Offering Memorandum in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

Nuverra Environmental Solutions, Inc.

Offer to Exchange and Consent Solicitation

for

Any and All of its Outstanding 9.875% Senior Notes due 2018 and Related Guarantees

The Exchange and Information Agent for the Offer and the Consent Solicitation is:

Ipreo LLC

1359 Broadway, 2nd Floor

New York, New York 10018

Attention: Aaron Dougherty

Email: exchangeoffer@ipreo.com

Banks and Brokers call: (212) 849-3880

Toll free: (888) 593-9546

By facsimile:

(For Eligible Guarantor Institutions only)

(888) 254-6152

Confirmation:

(212) 254-3880

By Mail: 1359 Broadway, 2nd Floor New York, New York 10018	By Overnight Courier: 1359 Broadway, 2nd Floor New York, New York 10018	By Hand: 1359 Broadway, 2nd Floor New York, New York 10018

Any questions regarding the terms of the Exchange Offer and the Consent Solicitation or requests for additional copies of this Offering Memorandum and the Letter of Transmittal may be directed to the Exchange and Information Agent at its telephone number listed above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

EXHIBIT A

THE WAIVER OF CERTAIN PROVISIONS TO THE ORIGINAL INDENTURE

Subject to receipt of the Requisite Consents, the following provisions and covenants of the Original Indenture will be waived effective the Early Acceptance Date or the Acceptance Date, as the case may be:

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will furnish to the Holders of the Notes and the Trustee within the time periods specified in the SEC’s rules and regulations for filing of periodic reports (x) for any period for which the Company is required to file periodic reports with the SEC, copies of such reports, and (y) for any period for which the Company is not required to file such reports:

(1) quarterly and annual reports containing substantially all of the information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual reports, audited financial statements prepared in accordance with GAAP as in effect from time to time and, with respect to quarterly reports, unaudited quarterly financial statements prepared in accordance with GAAP as in effect from time to time and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); and

(2) current reports containing substantially all of the information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such information is not material to the Holders or Notes or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing clause (y), in no event will the Company be required by this Indenture to (i) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K, Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures) or Regulation G, (ii) include the separate financial information for Guarantors or other entities contemplated by Rule 3-10 and/or Rule 3-16 of Regulation S-X, (iii) provide information in respect of Item 402 of Regulation S-K or (iv) provide exhibits that would be required for such reports.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries that, individually or in the aggregate, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.03(a)(1) hereof will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

(c) The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation.

(d) Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Company, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Company will post such reports on a website no later than the date the Company is required to provide those reports to the Trustee and the Holders of the Notes and maintain such posting for so long as any Notes remain outstanding. Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the Trustee, a Holder of the Notes, a Beneficial Owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

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(e) In addition, for any period in which the Company does not conduct an earnings conference call available to its public stockholders, the Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the Holders of the Notes, Beneficial Owners of the Notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than ten Business Days after distribution of such financial information.

(f) Furthermore, the Company agrees that, for so long as any Notes remain outstanding, if at any time it is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, it will furnish to the Holders of the Notes, Beneficial Owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates)

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2012, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, interest or Special Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may

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lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and excluding the purchase, repurchase or other acquisition of such subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (10), (11) and (13) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of any marketable securities or other property received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than

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Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the date of this Indenture is (a) sold for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash or Cash Equivalents received upon repayment or sale); plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(E) all dividends, interest, repayments of loans or advances, intercompany loan payments or other distributions received in cash or Cash Equivalents by the Company or a Restricted Subsidiary of the Company after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends, payments or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of Section 4.07(a)(3)(B) hereof and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 of this Indenture;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period; provided further that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $2.5 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

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(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof;

(8) so long as no Default or Event of Default has occurred and is continuing, the repurchase by the Company or any Restricted Subsidiary of Equity Interests of the Company in accordance with any stock repurchase program authorized by the Board of Directors of the Company not to exceed $3.0 million in any twelve-month period; provided, that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $3.0 million of unutilized capacity under this clause (8) attributable to the immediately preceding twelve-month period; provided further, that, at the time of any such purchase the Company would be able to incur $1.00 of Indebtedness pursuant to Section 4.09(a) hereof;

(9) payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of the Company’s or its Restricted Subsidiaries’ assets that complies with the provisions of this Indenture;

(10) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that all Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(11) in the event of an Asset Sale which requires the Company to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that all Notes tendered by Holders in connection with an Asset Sale Offer have been repurchased, redeemed or acquired for value;

(12) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of the Company’s Capital Stock pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Company);

(13) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; and

(14) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of this Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any

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assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee; provided that, in lieu thereof, in the case of assets or securities of $20.0 million or less, such determination may be made by the Chief Financial Officer of the Company as set forth in a certificate delivered to the Trustee. The determination of the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes and the related Note Guarantees, and the Exchange Notes and the related Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that (except with respect to Indebtedness incurred pursuant to clause (16) of Section 4.09(b) hereof) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of Section 4.09(b) hereof;

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(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $150.0 million and (ii) the amount of secured Indebtedness that could be incurred such that giving effect to such incurrence the Consolidated Secured Leverage Ratio would be no greater than 2.0 to 1.0; for the most recent four-quarter period for which internal financial statements are available;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, project financings or purchase money obligations (including without limitation all or any part of the purchase price or cost of transportation assets including trucks, trailers and rail cars, used in the business of the Company or any of its Restricted Subsidiaries); and, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design,

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construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, at any one time outstanding, the greater of (i) $50.0 million and (ii) 10% of the Company’s Total Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (5) or (16) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business (including under Credit Facilities);

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary (other than

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Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Company or another Restricted Subsidiary); provided that the Company or such Restricted Subsidiary would have been able to incur such Indebtedness at the time of such acquisition pursuant to Section 4.09(a) hereof;

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any assets or property or Capital Stock of a Restricted Subsidiary, and not exceeding the Fair Market Value of the consideration received by the Company or any Restricted Subsidiary in respect thereof;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit (or guarantees thereof) entered into in the ordinary course of business to the extent that such letters of credit are (a) fully cash collateralized in an aggregate amount not to exceed $3.0 million or (b) not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following a demand for reimbursement following payment on the letter of credit; provided that such letters of credit shall not constitute Permitted Debt pursuant to this clause (14) if they are issued in support of Indebtedness;

(15) any earn-out or similar provision existing at the date of this Indenture or in connection with any Permitted Investment or Asset Sale; and

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $35.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in

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effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 4.10.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness that is permanently repaid, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

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(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or Depositary) will select the Notes and the applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis (subject to Applicable Procedures), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a); and

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(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution adopted by the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(C) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company has received an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan (including any stock option or stock purchase plan), officer or director indemnification agreement, employee or director compensation or fees or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate Section 4.07 hereof;

(7) Permitted Investments (excluding Permitted Investments in Affiliates that are not the Company or a Restricted Subsidiary);

(8) any transaction between or among the Company and any Restricted Subsidiary, on the one hand, with Unrestricted Subsidiaries of the Company, on the other hand, including the provision of legal, administrative, accounting, appraisal or other services on substantially the same terms as provided to or by the Company and its Restricted Subsidiaries;

(9) payment of consolidated taxes by the Company or a Restricted Subsidiary on behalf of Unrestricted Subsidiaries;

(10) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding; and

(11) any transaction which has been determined, in the opinion of an independent accounting, appraisal or investment banking firm of national standing, to be fair, from a financial point of view, to the Company or the applicable Restricted Subsidiary.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

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Section 4.13 Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate (except as permitted by Section 5.01(1)(B) hereof) existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

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(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will all or substantially all of the businesses currently operated by Heckmann Water Resources (CVR), Inc. or Thermo Fluids Inc. be

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transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 5.01 Merger, Consolidation or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or (b) would have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and one or more Guarantors. In addition, clauses (3) and (4) of this Section 5.01 will not apply to any merger or consolidation of the Company (a) with or into one of its Restricted Subsidiaries for any purpose or (b) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.15 or 5.01 hereof;

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(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in this Indenture (other than a default referred to in clause (1), (2) or (3) of this Section 6.01);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, premium on, if any, or interest if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating, to the extent not covered by insurance, in excess of $20.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(9) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

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EXHIBIT B

THE RESTRUCTURING SUPPORT AGREEMENT

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RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 11, 2016, is entered into by and among (a) Nuverra Environmental Solutions, Inc. (“Nuverra”), each of the subsidiary guarantors identified on the signature pages hereto (the “Subsidiary Guarantors” and together with Nuverra, the “Company”); (b) the undersigned holders of Notes (defined below), excluding Johnsrud (defined below), (together with their respective successors and permitted assigns under this Agreement, each a “Supporting Noteholder” and, collectively, the “Supporting Noteholders”); and (c) Mark D. Johnsrud (“Johnsrud”, and together with the Supporting Noteholders, the “Supporting Parties”). The Company and the Supporting Parties are referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Summary of Principal Terms for the financial restructuring of Nuverra attached hereto as Exhibit A (the “Term Sheet”).

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Supporting Parties collectively hold 81.65% of the outstanding obligations under that certain Indenture for 9.875% Senior Notes Due 2018, dated as of April 10, 2012 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Indenture”) by and among Heckmann Corporation (as predecessor in interest to Nuverra), as Issuer, each of the Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee;

WHEREAS, Nuverra is party to that certain Amended and Restated Credit Agreement, dated as of February 3, 2014 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Nuverra, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders from time to time party thereto;

WHEREAS, the Company and the Supporting Parties have agreed to implement an out-of-court restructuring transaction for the Company in accordance with, and subject to the terms and conditions set forth in, this Agreement and the Term Sheet (each such document, including any schedules, annexes, and exhibits attached thereto, each as may be supplemented, amended, or modified in accordance with the terms hereof, collectively, the “Operative Documents” and, such restructuring transaction, the “Restructuring Transaction”);

WHEREAS, the Operative Documents are the product of arm’s-length, good faith negotiations among the Company and the Supporting Parties and set forth the material terms and conditions of the Restructuring Transaction, as supplemented by the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to express to one another their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Term Sheet. The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet sets forth the material terms and conditions of the Restructuring Transaction; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Term Sheet, the applicable terms and provisions of the Term Sheet will govern and prevail.

Section 2.    Certain Definitions; Rules of Construction. As used in this Agreement, the following terms have the following meanings:

       (a)    “2012 Ownership Change” has the meaning set forth in Section 8(e)(xiii).

       (b)    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. For the avoidance of doubt, none of the Supporting Noteholders are, or following the Restructuring Transactions will be, Affiliates of the Company.

       (c)    “Agreement” has the meaning set forth in the Preamble.

       (d)    “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of or by the Company or any of its Affiliates or Subsidiaries or of any such entities’ respective assets, other than the Restructuring Transaction.

       (e)    “Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule, or regulation, including those addressing unfair and deceptive acts and practices, advertising, usury, and permits.

        (f)    “Bankruptcy Code” means title 11 of the United States Code, as amended.

       (g)    “Business Day” means a day other than a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.

       (h)    “Claims and Interests” means, as applicable, Notes Claims and Equity Interests.

        (i)    “Closing Date” means the date upon which all conditions precedent to the effectiveness of the Exchange Offer have either been satisfied or expressly waived in accordance with terms hereof, and on which the transactions to occur on the Closing Date pursuant to the Operative Documents and Restructuring Documents occur or are consummated.

        (j)    “Code” has the meaning set forth in Section 8(e)(xiii).

       (k)    “Common Stock” has the meaning set forth in Section 8(e)(v).

        (l)    “Company Filed SEC Documents” has the meaning set forth in Section 8(e)(iv).

      (m)    “Company Termination Event” has the meaning set forth in Section 6(c).

       (n)    “Company Termination Notice” has the meaning set forth in Section 6(c).

       (o)    “Consents” has the meaning set forth in the Term Sheet.

       (p)    “Contract” means any written agreement, contract, obligation, promise, understanding, commitment, or undertaking.

       (q)    “Conversion Price” has the meaning set forth in the Term Sheet.

        (r)    “Credit Agreement” has the meaning set forth in the Preliminary Statements.

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        (s)    “Debt Document” means any indentures or agreements under which the Company has issued debt securities or has outstanding Indebtedness, including, without limitation, the Credit Agreement and Indenture.

        (t)    “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Restructuring Transaction have either been satisfied or expressly waived in accordance with the terms thereof, and on which the transactions to occur on the Effective Date pursuant to the Operative Documents and Restructuring Documents occur or are consummated.

       (u)    “Equity Interests” means any capital stock, preferred stock, limited liability company interests, partnership interests, or other equity, ownership, or profits interests in Nuverra or in any of its Subsidiaries, and any options, warrants, conversion privileges, or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests, or other equity, ownership, or profits interests in Nuverra or any of its undersigned Subsidiaries.

       (v)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      (w)    “Exchange Offer” has the meaning set forth in the Term Sheet.

       (x)    “Exchange Warrants” has the meaning set forth in the Term Sheet.

       (y)    “Facility Amendment” has the meaning set forth in the Term Sheet.

       (z)    “Indebtedness” means: (A) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company or its Subsidiaries, whether or not represented by bonds, debentures, notes, or other securities, whether owing to banks, financial institutions, or otherwise; (B) all obligations of the Company or its Subsidiaries to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with GAAP; (C) all premiums, fees, or penalties related to any of the foregoing and payment obligations with respect to swap arrangements and related break-up fees; (D) all obligations (including breakage costs) payable by the Company or its Subsidiaries under interest rate and currency protection agreements; (E) all obligations of the Company or its Subsidiaries for the deferred purchase price of property or services, and more than 45 days overdue, or secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien other than equipment leases entered into in the ordinary course of business and accounted for as operating leases; and (F) all guaranties and other obligations of the Company or its Subsidiaries in respect of indebtedness described in the foregoing clauses (A) through (E) of persons other than the Company and its Subsidiaries.

     (aa)    “Indenture” has the meaning set forth in the Preliminary Statements.

     (bb)    “Johnsrud” has the meaning set forth in the Preamble.

     (cc)    “Johnsrud Advisors” means Haynes and Boone, LLP as legal advisor to Johnsrud.

     (dd)    “Johnsrud Notes” means all Notes beneficially owned or controlled by Johnsrud in an aggregate face amount of not less than $31,400,000.

     (ee)    “Johnsrud Termination Event” has the meaning set forth in Section 6(b).

      (ff)    “Johnsrud Termination Notice” has the meaning set forth in Section 6(b).

     (gg)    “Joinder Agreement” has the meaning set forth in Section 4(c)(i).

     (hh)     “Legal Proceeding” means any judicial, administrative or arbitral action, suit, or proceeding.

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       (ii)    “Liabilities” means any debts, liabilities, commitments, obligations, duties, or responsibilities of any kind and description whether accrued, unliquidated, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or any other nature, whether due or to become due and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

       (jj)    “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder, limited liability member, or similar agreement or encumbrance.

     (kk)    “Management Incentive Plan” has the meaning set forth in the Term Sheet.

       (ll)    “Material Adverse Change” or “Material Adverse Effect” means any one or more changes, events, occurrences, or effects, which individually or together with any other changes, events, occurrences, or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on the business, prospects, results of operations, liabilities, finances, properties, assets, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, excluding any changes affecting (i) economic or financial market conditions generally; and (ii) the oil and gas industries generally, unless these changes have a disproportionate effect on the Company.

  (mm)    “New First Lien Term Loan” has the meaning set forth in the Term Sheet.

     (nn)    “NFLTL Credit Agreement” means the credit agreement, in form and substance acceptable to the Requisite Supporting Noteholders and consistent with the Operative Documents, governing the New First Lien Term Loan.

     (oo)    “New Second Lien Indenture” means the indenture, in form and substance acceptable to the Requisite Supporting Noteholders and consistent with the Operative Documents, governing the New Second Lien Notes.

     (pp)    “New Second Lien Notes” has the meaning set forth in the Term Sheet.

     (qq)    “NFLTL Warrants” has the meaning set forth in the Term Sheet.

      (rr)    “Notes” means the 9.875% Senior Notes issued pursuant to the Indenture.

      (ss)    “Notes Claims” means all obligations arising under or related to the Notes.

       (tt)    “Notes Equity Conversion” means the equity conversion transaction in which shares of Common Stock of the Company will be issued at the Conversion Price in exchange for the Notes on the terms set forth in the Term Sheet.

     (uu)    “Noteholders” means the holders of Notes.

     (vv)    “Nuverra” has the meaning set forth in the Preamble.

   (ww)    “Operative Documents” has the meaning set forth in the Preliminary Statements.

     (xx)    “Organizational Documents” means the charter, by-laws, limited liability company agreements, or other governing documents of the Company or its Subsidiaries, as applicable.

     (yy)    “Pari Passu Intercreditor Agreement” has the meaning set forth in the Term Sheet.

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     (zz)    “Party” has the meaning set forth in the Preamble.

   (aaa)    “Penny Warrants” has the meaning set forth in the Term Sheet.

  (bbb)    “Permitted Liens” has the meaning set forth in the Indenture.

   (ccc)    “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

  (ddd)    “Registration Statement” means a registration statement filed under the Securities Act (together with any documents incorporated by reference therein and all exhibits thereto).

   (eee)    “Required Lenders” has the meaning set forth in the Term Sheet.

     (fff)    “Requisite Supporting Noteholders” means, as of any date of determination, the Supporting Noteholders who own or control as of such date at least two-thirds of the aggregate outstanding principal amount of claims under the Notes held by the Supporting Noteholders.

  (ggg)    “Restructuring Transaction” has the meaning set forth in the Preliminary Statements.

  (hhh)    “Restructuring Documents” means all agreements and instruments (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Operative Documents and/or the Restructuring Transaction, each in form and substance acceptable to the Company and the Requisite Supporting Noteholders, including, but not limited to, any documentation relating to the Facility Amendment, the New First Lien Term Loan, the New Second Lien Notes, the Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Management Incentive Plan, the post-restructuring organizational documents, the equity holder-related agreements, the warrant agreements, the registration rights agreements, and any other documents and/or agreements relating to any of the foregoing to be executed on or before the Effective Date in accordance with the terms set forth in the Operative Documents.

      (iii)    “Restructuring Support Effective Date” has the meaning set forth in Section 12.

      (jjj)    “Restructuring Support Period” means, with reference to any Party, the period commencing on the Restructuring Support Effective Date and ending on the earlier of (i) the Effective Date; and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 6 hereof.

  (kkk)    “SEC” means the Securities and Exchange Commission.

      (lll)    “Second Lien Intercreditor Agreement” has the meaning set forth in the Term Sheet.

(mmm)    “Securities Act” means the Securities Act of 1933, as amended.

  (nnn)    “Subsidiary” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by such Person.

  (ooo)    “Subsidiary Guarantors” has the meaning set forth in the Preamble.

  (ppp)    “Supporting Noteholder” has the meaning set forth in the Preamble.

  (qqq)    “Supporting Noteholders’ Advisors” means Fried, Frank, Harris, Shriver & Jacobson LLP as legal advisor to, individually, each of Ascribe Capital LLC, Gates Capital Management, Inc., and Phoenix Investment Adviser LLC.

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     (rrr)    “Supporting Party” has the meaning set forth in the Preamble.

    (sss)     “Supporting Parties’ Advisors” means the Supporting Noteholders’ Advisor and Haynes and Boone, LLP as legal advisor to Johnsrud.

      (ttt)    “Supporting Noteholder Termination Event” has the meaning set forth in Section 6(a).

  (uuu)    “Supporting Noteholder Termination Notice” has the meaning set forth in Section 6(a).

  (vvv)    “Tax Authority” means the Internal Revenue Service and any state, local, or foreign government, agency or instrumentality, charged with the administration of any Applicable Law relating to Taxes.

(www)    “Tax” means (i) all federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property, taxes, customs duties, fees, assessments, and charges of any kind whatsoever imposed by a governmental authority; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

  (xxx)    “Term Sheet” has the meaning set forth in the Preamble.

  (yyy)    “Transaction Expenses” means all reasonable, documented, and invoiced fees and out-of-pocket expenses incurred by the Supporting Noteholders, including the reasonable, documented, and invoiced fees and out-of-pocket expenses of the Supporting Parties’ Advisors incurred in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and enforcement of the Operative Documents, the Restructuring Documents, and the Restructuring Transactions.

   (zzz)    “Transfer” has the meaning set forth in Section 4(c)(i).

 (aaaa)    “Transferee” has the meaning set forth in Section 4(c)(i).

(bbbb)    “Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee under the Notes.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein”, “hereof”, and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. The words “including”, “includes”, and “include” shall each be deemed to be followed by the words “without limitation”.

Section 3.    Proposed Restructuring.

       (a)    The Company and the Supporting Parties have agreed to implement the Restructuring Transaction for the Company in accordance with, and subject to the terms and conditions set forth in the Operative Documents. The Restructuring Transaction requires pursuing an out-of-court restructuring and recapitalization transaction on the terms and conditions set forth in the Operative Documents and the Restructuring Documents.

       (b)     Each of the Restructuring Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Operative Documents and shall otherwise be in form and substance acceptable to the Company and the Supporting Parties.

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Section 4.    Agreements of the Supporting Parties.

       (a)    Support of Restructuring Transaction. Each of the Supporting Parties agrees that, for the duration of the Restructuring Support Period, such Supporting Party shall (including directing the Trustee, as necessary; provided, however, that no Supporting Party shall be required to provide an indemnification or incur any liability in connection with any such direction:

     (i)    support the consummation of the Restructuring Transaction, validly and timely tender 100% of the Notes held by such Supporting Party into the Exchange Offer (or, in the case of Johnsrud, irrevocably tender the Johnsrud Notes in the Notes Equity Conversion) in accordance with the terms set forth on the Term Sheet and, to the extent reasonably necessary, timely vote or cause to be voted in accordance with the applicable procedures set forth in the Indenture or Applicable Law all Claims and Interests now or hereafter beneficially owned by such Supporting Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders thereof, as applicable, to effect the Restructuring Transaction out of court;

    (ii)    not change or withdraw (or seek or cause to be changed or withdrawn) its support for the Restructuring Transaction or any such vote under the Indenture;

  (iii)    not (A) object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transaction; (B) take any action, including initiating any Legal Proceedings or enforcing rights as a holder of Claims and Interests, as applicable, that is inconsistent with the Operative Documents or the Restructuring Documents, or that would prevent, interfere with, delay, postpone or impede the implementation or consummation of the Restructuring Transaction; or (C) directly or indirectly seek, propose, support, assist, encourage, solicit, engage in, file or otherwise participate in any negotiations or discussions regarding, vote for, or formulate, any Alternative Transaction;

   (iv)    (A) support, and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including without limitation, approval of the Restructuring Documents); and (B) not take any action that is inconsistent with the implementation or consummation of the Restructuring Transaction; and

    (v)    timely vote or cause to be voted, to the extent applicable, any Claims and Interests now or hereafter beneficially owned by such Supporting Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders thereof, as applicable, against any Alternative Transaction.

       (b)    Rights of Supporting Parties Unaffected. Nothing contained herein shall limit (i) the rights of a Supporting Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, so long as the exercise of any such right is not inconsistent with, such Supporting Party’s obligations hereunder; (ii) subject to Section 4(a) and Section 6 hereof, any right of a Supporting Party under (x) the Indenture or Notes and (y) any other applicable agreement, instrument, or document that gives rise to a Supporting Party’s Claims and Interests; (iii) the ability of a Supporting Party to consult with other Supporting Parties or the Company; or (iv) the ability of a Supporting Party to enforce any right, remedy, condition, consent, or approval requirement under this Agreement or any of the Restructuring Documents. Nothing contained in this Agreement shall amend, waive, or modify the Indenture or Notes or constitute the amendment or waiver of any Party’s rights and remedies thereunder.

       (c)    Transfers.

     (i)    Each Supporting Noteholder agrees that, for the duration of the Restructuring Support Period, such Supporting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, encumber, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any Claims and Interests now or hereafter beneficially owned by such Supporting Noteholder or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial

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holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Claims and Interests into a voting trust, or entering into a voting agreement with respect to any such Claims and Interests) (collectively, a “Transfer”), unless the transferee of such Claims and Interests (the “Transferee”) either (A) is a lender, a trustee, or an agent under such Supporting Noteholder’s credit arrangements in the case of Transfers consisting of pledges, hypothecations, and other encumbrances; (B) is a Supporting Noteholder; or (C) if such Transferee is not a Supporting Noteholder, prior to the effectiveness of such Transfer, such Transferee agrees in writing, for the benefit of the Parties, to become a Supporting Noteholder and to be bound by all of the terms of this Agreement applicable to a Supporting Noteholder (including with respect to any and all Claims and Interests the Transferee already may then or subsequently own or control) by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (each, a “Joinder Agreement”), and by delivering an executed copy thereof to the Company (in accordance with the notice provisions set forth in Section 22 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Supporting Noteholder hereunder with respect to all of its owned or controlled Claims and Interests and (y) from and after the delivery of such executed copy of such Joinder Agreement to the Company (in accordance with the notice provisions set forth in Section 22 hereof and prior to the effectiveness of such Transfer), the transferor Supporting Noteholder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of the transferred Claims and Interests; provided, that in no event shall any such Transfer relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of delivery of such Joinder Agreement; and provided, further, that each Supporting Noteholder agrees that, if it has transferred some or all of the Claims and Interests and such Transferee is not authorized to vote any and all such Claims and Interests under Applicable Law, it shall vote such Claims and Interests on behalf of such Transferee in a manner consistent with this Agreement and the obligations under Section 4(a) hereof. Each Supporting Noteholder agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Supporting Party shall have the right to enforce the voiding of such Transfer and the terms hereof. The restrictions of this paragraph shall not apply to any Transfers from a Supporting Noteholder to a Person that controls, is controlled by, or is under common control with such Supporting Noteholder, whether such control is derived from equity ownership, contractual authority or otherwise; provided, that such Person shall automatically be deemed to be subject to the provisions of this Agreement as a Supporting Noteholder and any Transfer of any Claims and Interests to any such Person that is not subject to the provisions of this Agreement shall be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof.

    (ii)    Johnsrud agrees that, for the duration of the Restructuring Support Period, Johnsrud shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, encumber, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any Claims and Interests now or hereafter beneficially owned by Johnsrud or for which Johnsrud now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Claims and Interests into a voting trust, or entering into a voting agreement with respect to any such Claims and Interests). Johnsrud agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof.

       (d)    Additional Claims and Interests. In the event that any Supporting Party or any Affiliate of a Supporting Party acquires additional Claims and Interests, as applicable, such Supporting Party or Affiliate agrees that all such Claims and Interests shall automatically and immediately become subject to the provisions of this Agreement.

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Section 5.    Agreements of the Company.

       (a)    Affirmative Covenants. Subject to Section 24(a) hereof, the Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to or waived in writing by the Requisite Supporting Noteholders, the Company shall use reasonable efforts to:

     (i)    (A) support, pursue, and take in good faith all reasonable actions necessary to facilitate and cause the implementation and consummation of the Restructuring Transaction, including negotiating in good faith to obtain the consent and cooperation of the Required Lenders with respect to the Restructuring Transaction, and within the time frames contemplated by this Agreement (including within the deadlines set forth in Section 6); and (B) otherwise satisfy the conditions set forth in the Operative Documents and Restructuring Documents;

    (ii)    subject to prior entry into a reasonably acceptable confidentiality agreement between the Company and the applicable Supporting Noteholder, provide to the Supporting Noteholders and the Supporting Noteholders’ Advisors and their respective representatives, and direct their employees, officers, advisors, and other representatives to provide the applicable Supporting Noteholder and the Supporting Noteholders’ Advisors and their respective representatives with, (A) reasonable access (without any material disruption to the conduct of the Company’s businesses) during normal business hours to the properties, books, contracts, and records of the Company and its Subsidiaries; (B) reasonable access to the employees, consultants, management, and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs; and (C) timely and reasonable responses to all reasonable diligence requests;

  (iii)    promptly notify the Supporting Parties of any breach by the Company of which the Company has knowledge in respect of any of the obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to the Supporting Parties’ Advisors within one (1) Business Day of actual knowledge of such breach;

   (iv)    promptly notify the Supporting Parties of (A) the occurrence, or failure to occur, of any event of which the Company is aware which occurrence or failure would be likely to cause any condition precedent in the Operative Documents or the Restructuring Documents not to occur or become impossible to satisfy; (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transaction; (C) any notice or other communication from any governmental authority in connection with the Restructuring Transaction; and (D) any action commenced, or, to the knowledge of such party, threatened, relating to or involving or otherwise affecting the transactions contemplated by the Restructuring Transaction;

    (v)    preserve its businesses and assets, other than those assets to be sold, as identified in Schedule I attached hereto, maintain its operating assets in their present condition (ordinary wear and tear excepted), and maintain its existing insurance coverage; and

   (vi)    conduct their respective businesses in the ordinary course consistent with past practice.

       (b)    No Obligation to Execute Documents Materially Conflicting with Term Sheet. Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall obligate the Company to execute any agreement or document that materially conflicts with this Agreement or the Term Sheet and any exhibits thereto.

       (c)    Negative Covenants. Subject to Section 24(a) hereof, the Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Supporting Noteholders or as required or necessary in connection with the Restructuring Transaction, the Company shall not, directly or indirectly, do any of the following:

     (i)    (A) object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transaction; or (B) take any action, including initiating any Legal Proceedings, that

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is inconsistent with the Operative Documents or the Restructuring Documents, or that would prevent, interfere with, delay, postpone, or impede the implementation or consummation of the Restructuring Transaction;

    (ii)    seek, propose, support, assist, encourage, solicit, engage in, file, or otherwise participate in any negotiations or discussions regarding or vote for any Alternative Transaction;

  (iii)    (A) publicly announce its intention not to pursue the Restructuring Transaction; (B) suspend or revoke the Restructuring Transaction; or (C) execute any Restructuring Documents (including any modifications or amendments thereof) that are inconsistent in any material respect with the Operative Documents;

   (iv)    commence an avoidance action or other Legal Proceeding (or consent to any other Person obtaining standing to commence any such avoidance action or other legal proceeding) that challenges the validity, enforceability, or priority of the Notes held by any Supporting Party;

    (v)    except with the potential sale of assets as set forth in Schedule I attached hereto, sell, assign, transfer, lease, encumber, or otherwise dispose of any assets, properties, securities it holds, or businesses other than in the ordinary course of business consistent with past practice or make any acquisition of any assets, properties, securities, or businesses, whether by merger, stock or asset purchase, or otherwise, or enter into a binding contract with respect to any of the foregoing actions, other than the sale or acquisition of assets (but excluding assets constituting a going concern or business) necessary to conduct its business in the ordinary course consistent with past practice;

   (vi)    except in connection with the compensation of new hires in the ordinary course, issue, deliver, redeem or sell or enter into any Contract to issue, deliver, redeem, or sell (A) any of its Equity Interests; or (B) any options, warrants, rights of conversion, or other rights, agreements, arrangements, commitments, or obligations to issue, deliver, or sell any of its Equity Interests;

 (vii)    make, declare, set aside, or pay any dividend or other distributions in respect of any of its Equity Interests, except that any Subsidiary may pay any dividend or make any distribution to the Company;

(viii)    incur any Indebtedness or Liens or repay or refinance any Indebtedness, each except in the ordinary course consistent with past practice;

   (ix)    effect any recapitalization, reclassification, stock split, or like change in capitalization;

    (x)    make any Tax election, enter into any Contract with respect to Taxes (other than customary contracts that do not principally relate to Taxes), file any amended Tax return or any Tax return inconsistent with past practice, take any other action with respect to Taxes that is outside of the ordinary course of business, or settle or compromise any Tax liability (other than any of the foregoing that are immaterial in nature or required by Law);

   (xi)    withdraw or terminate the Exchange Offer except in the event that (A) on any day while the Exchange Offer is outstanding, any of the conditions to the consummation of the Restructuring Transaction would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts) or waived in accordance with the Operative Documents; or (ii) this Agreement is terminated by the Requisite Supporting Noteholders, Johnsrud, or the Company pursuant to Section 6 hereof; provided, that the Company shall be obligated to withdraw and validly terminate and not effectuate and close the Exchange Offer if this Agreement is terminated by the Requisite Supporting Noteholders pursuant to Section 6(a) hereof; or

 (xii)    approve, authorize, or agree (orally or in writing) to take any of the actions identified above.

       (d)    Listing Obligation. Following the Company meeting all listing requirements, the Company shall use commercially reasonable efforts to have the Common Stock authorized for listing on the New York Stock Exchange

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       (e)    Tax Structure. The Company covenants and agrees that the tax structure of the Restructuring Transaction contemplated by the Operative Documents and the Restructuring Documents, including the utilization or preservation of any tax attributes or benefits (by election or otherwise) and the treatment of the Restructuring Transaction to the Parties, shall be mutually agreed by the Requisite Supporting Noteholders and the Company acting reasonably and in good faith; provided, that the Company covenants and agrees that the tax characterization of the Notes and New Second Lien Notes and the tax treatment of any deemed exchange of the Notes for the New Second Lien Notes pursuant to the Exchange Offer shall be determined by the Requisite Supporting Noteholders.

Section 6.    Termination of Agreement.

       (a)    Supporting Noteholder Termination Events. Upon written notice (the “Supporting Noteholder Termination Notice”) from the Requisite Supporting Noteholders delivered in accordance with Section 22 hereof, the Requisite Supporting Noteholders may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events (each, a “Supporting Noteholder Termination Event”):

     (i)    the breach in any material respect by the Company or Johnsrud of any of their respective covenants, obligations, representations, or warranties contained in the Operative Documents or the Restructuring Documents, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days from the earlier of (x) knowledge of such breach by the Company or Johnsrud, as the case may be; and (y) the date the Company or Johnsrud, as the case may be, receives a Supporting Noteholder Termination Notice;

    (ii)    the issuance by any governmental authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, decision, judgment, or order enjoining or otherwise preventing the consummation of a material portion of the Restructuring Transaction or requiring the Company to take actions inconsistent in any material respect with the Operative Documents or the Restructuring Documents, unless such ruling, judgment, or order has been stayed, reversed, or vacated within five (5) Business Days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of the Requisite Supporting Noteholders, then the Requisite Supporting Noteholders shall not be entitled to exercise the Supporting Noteholder Termination Event with respect to such issuance;

  (iii)    if any condition to closing in Section 9(a) hereof would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts);

   (iv)    the Company or Johnsrud proposes, supports, or publicly announces its intention to pursue or support an Alternative Transaction;

    (v)    the Company (A) voluntarily files any case under the Bankruptcy Code; (B) becomes a debtor in an involuntary case under the Bankruptcy Code that is not dismissed within sixty (60) days after the commencement thereof; (C) consents to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code; (D) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (E) seeks any arrangement, adjustment, protection, or relief of its debts, (F) makes a general assignment for the benefit of its creditor; or (G) supports any other Person seeking any of the foregoing relief;

   (vi)    the Company fails to pay any amounts due under the Indenture when due;

 (vii)    the occurrence of a default or event of default under the Indenture or the Credit Agreement, to the extent not waived in accordance with the terms thereof;

(viii)    the Company files or executes any Restructuring Documents that is inconsistent with the Operative Documents or is not otherwise in form and substance reasonably acceptable to the Supporting Noteholders;

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   (ix)    on March 18, 2016, if the Company has not commenced the Exchange Offer in accordance with the terms of the Term Sheet;

    (x)    on April 19, 2016, if at least ninety-five percent (95%) in principal amount of the outstanding Notes (excluding the Johnsrud Notes) have not validly tendered into the Exchange Offer or the Company has not received all Consents required pursuant to the Term Sheet; and

   (xi)    on April 25, 2016, if the Closing Date has not occurred.

       (b)    Johnsrud Termination Events. Upon written notice (the “Johnsrud Termination Notice”) from Johnsrud delivered in accordance with Section 22 hereof, Johnsrud may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events (each, a “Johnsrud Termination Event”):

     (i)    the breach in any material respect by the Company or by the Requisite Supporting Noteholders of any of their covenants, obligations, representations, or warranties contained in the Operative Documents or the Restructuring Documents, and such breach remains uncured for a period of five (5) Business Days from the date the Company receives a Johnsrud Termination Notice; and

    (ii)    the issuance by any governmental authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, decision, judgment, or order enjoining or otherwise preventing the consummation of a material portion of the Restructuring Transaction or requiring the Company to take actions inconsistent in any material respect with the Operative Documents or the Restructuring Documents, unless such ruling, judgment, or order has been stayed, reversed, or vacated within five (5) Business Days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of Johnsrud, then Johnsrud shall not be entitled to exercise the Johnsrud Termination Event with respect to such issuance.

       (c)    Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 6(c)), upon written notice (the “Company Termination Notice”) delivered in accordance with Section 22 hereof, upon the occurrence, and during the continuation, of any of the following events (each, a “Company Termination Event”):

     (i)    the breach in any material respect by a Supporting Party of their covenants, obligations, representations, or warranties contained in this Agreement, which breach remains uncured for a period of five (5) Business Days from the date such Supporting Party receives a Company Termination Notice, provided, that such termination shall only be with respect to such Supporting Party;

    (ii)    the issuance by any governmental authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transaction, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five (5) Business Days after such issuance; and

  (iii)    the board of directors of the Company, after consultation with outside counsel, determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under Applicable Law, including because such board’s fiduciary obligations require it to direct such Company to accept a proposal for an Alternative Transaction.

       (d)    Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company and the Requisite Supporting Noteholders.

       (e)    Automatic Termination. This Agreement shall automatically terminate upon the Effective Date.

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        (f)    Effect of Termination. Upon the termination of this Agreement in accordance with Section 6(a), Section 6(b), Section 6(c), Section 6(d), and Section 6(e), and except as provided in Section 15 herein, this Agreement shall become void and of no further force or effect, and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Claims and Interests or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under Applicable Law, the Notes, the Indenture, and/or any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; or (ii) obligations under this Agreement that by their express terms expressly survive termination of this Agreement.

       (g)    Effect of Supporting Noteholder Termination. In the event the Requisite Supporting Noteholders terminate this Agreement pursuant to Section 6(a) hereof prior to the expiration of the Exchange Offer, immediately upon issuance of the termination notice by the Requisite Supporting Noteholders, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Notes and delivery of related Consents, regardless of whether such termination notice is issued before or after the deadline set in the Exchange Offer for holders to validly withdrawal or revoke any Notes tendered or Consents delivered.

       (h)    Effect of Johnsrud Termination. In the event Johnsrud terminates this Agreement pursuant to Section 6(a) hereof prior to the expiration of the Exchange Offer, immediately upon issuance of the termination notice by Johnsrud, Johnsrud (unless he instructs otherwise) shall be deemed to have withdrawn and revoked his tender of Notes and delivery of related Consents, regardless of whether such termination notice is issued before or after the deadline set in the Exchange Offer for holders to validly withdrawal or revoke any Notes tendered or Consents delivered.

Section 7.    Good Faith Cooperation; Further Assurances; Acknowledgement. Each Party shall cooperate with one another in good faith and shall coordinate their activities with one another (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Restructuring Transaction including negotiations with the Required Lenders; and (b) the pursuit and support of the Restructuring Transaction. Furthermore, subject to the terms hereof, each of the Parties shall take such actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring Transaction and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement and the Restructuring Transaction. In addition, this Agreement does not constitute an offer to issue, sell, tender, or exchange securities to any person, or the solicitation of an offer to acquire, buy, tender, or exchange securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 8.    Representations and Warranties.

       (a)    Each of the Company, each Supporting Noteholder and Johnsrud, as applicable, severally as to itself only (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Supporting Party becomes a party hereto):

     (i)    the Company and each of the Supporting Noteholders is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement and perform its obligations under, and carry out the Restructuring Transactions, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

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    (ii)    the execution, delivery and performance by such Party of this Agreement does not and will not, as applicable, (A) violate Applicable Law relevant to it or any of its Subsidiaries or its charter or bylaws (or other similar governing documents), or those of any of its Subsidiaries; or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which it or any of its Subsidiaries is a party; and

  (iii)    this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms.

       (b)    Each Supporting Party severally as to itself only (and not jointly) represents and warrants that, as of the date hereof (or as of the date such Supporting Party becomes a party hereto):

     (i)    it is the sole beneficial owner of the Claims and Interests, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Party that becomes a party hereto after the date hereof), and/or has, with respect to the beneficial owners of such Claims and Interests, (A) full power and authority to vote on, and consent to, matters concerning such Claims and Interests, or to exchange, assign, and Transfer such Claims and Interests; or (B) full power and authority to bind, or act on behalf of, such beneficial owners with respect to such Claims and Interests;

    (ii)    it has made no prior assignment, sale, participation, grant, encumbrance, conveyance, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, encumber, convey, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Supporting Party herein or would render such Supporting Party otherwise unable to comply with this Agreement and perform its obligations hereunder;

  (iii)    other than pursuant to this Agreement, the Claims and Interests set forth below its signature hereto are free and clear of any pledge, lien, security interest, charge, encumbrance, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Supporting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

   (iv)    it holds or beneficially owns no Claims or Interests that have not been set forth on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Party that becomes a party hereto after the date hereof); and

    (v)    with respect to the NFLTL Warrants and the shares of Common Stock issuable upon exercise thereof, such Supporting Party (A) is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in the NFLTL Warrants and the shares of Common Stock issuable upon exercise thereof, making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement; (B) is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended), or, if a foreign investor, of such similar sophistication; (C) is acquiring the NFLTL Warrants and the shares of Common Stock issuable upon exercise thereof, for its own account and not with a view to the distribution thereof; and (D) has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

        (c)    No Other Representations. Except for the representations and warranties contained in this Section 8(c), no such Supporting Party nor any other Person makes any representation or warranty, express or implied, on behalf of such Supporting Party.

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       (d)    It is understood and agreed that the representations and warranties made by a Supporting Party that is an investment manager of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager.

       (e)    The Company represents and warrants that, as of the date hereof:

     (i)    Litigation. Except as otherwise disclosed in the Company Filed SEC Documents (as defined below), there is no proceeding, claim, or investigation pending before any court, regulatory body, tribunal, agency, governmental authority, or regulatory or legislative body or, to the best of the Company’s knowledge, threatened against the Company or any of its properties that, individually or in the aggregate, would reasonably be expected to cause a Material Adverse Change or impair the Company’s ability to perform its covenants and obligations hereunder.

    (ii)    Capitalization. Except as otherwise disclosed in the Company Filed SEC Documents (as defined below):

(A)    All of the outstanding Equity Interests of Nuverra were duly authorized for issuance and validly issued, fully paid, and non-assessable. Except to be issued pursuant to the Operative Documents and Restructuring Documents, there is no existing option, warrant, call, right, or Contract of any character to which Nuverra is a party or as to which Nuverra has knowledge requiring, and there are no securities of Nuverra outstanding which upon conversion or exchange would require, the issuance of any equity interest of Nuverra or other securities convertible into, exchangeable for or evidencing the right to subscribe for Equity Interests of Nuverra.

(B)    All of the outstanding Equity Interests of Nuverra’s Subsidiaries were duly authorized for issuance and validly issued, fully paid, and non-assessable. Nuverra owns, directly or indirectly, 100% of the ownership interests in each of its Subsidiaries free and clear of any and all Liens, except for Permitted Liens and Liens arising under the Indenture and/or the Credit Agreement as of the date of this Agreement. There is no existing option, warrant, call, right, or Contract of any character to which any of Nuverra’s Subsidiaries is a party or as to which Nuverra or Nuverra’s Subsidiaries have knowledge requiring, and there are no securities of any of Nuverra’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance of any Equity Interests of any of Nuverra’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of Nuverra’s Subsidiaries.

  (iii)    Neither Nuverra nor any of its Subsidiaries is in material breach of, or default under, any Debt Document, and there exists no event of default or circumstance that would, with the passage of time or the giving of notice or both, result in a default or event of default, under any Debt Document, except as disclosed in writing to the Supporting Noteholders prior to the date of the Agreement.

   (iv)    Company Filed SEC Documents. The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules, and other documents required to be filed (or that would be required to be filed if the Company were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act) with the SEC or furnished to the SEC by the Company since January 1, 2013, under the Securities Act or the Exchange Act (all such forms, reports, statements, certifications, schedules, and other documents filed, together with any documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the “Company Filed SEC Documents”). As of their respective dates, the Company Filed SEC Documents (as amended, if applicable) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. At the time filed with or furnished to the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the

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Company Filed SEC Documents (as amended, if applicable) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company Filed SEC Documents (including the related notes and schedules thereto) presented fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods reflected therein in accordance with GAAP, subject, in the case of financial statements other than the Company’s audited annual financial statements, to year-end adjustments, and the absence of footnotes. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to the Company Filed SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company Filed SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

    (v)    Authorized Common Stock. Prior to or at Closing Date, (A) the shares of common stock of the Company (the “Common Stock”) issuable upon conversion of the Penny Warrants have been duly authorized and reserved for issuance and, if issued upon conversion of the Penny Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; (B) the issuance of the Penny Warrants and the Common Stock issuable upon conversion of the Penny Warrants are not subject to any preemptive or similar rights; and (C) no shareholder vote is required for the issuance of the Penny Warrants and the issuance of the Common Stock issuable upon the conversion of the Warrants. As of the date of this Agreement, there are 28,818,917 shares of Common Stock that are authorized, unissued, and unreserved.

   (vi)    Freely Tradable. On the Closing Date, (A) the New Second Lien Notes and the Exchange Warrants shall be, and the common stock upon issuance following a cashless exercise of the Exchange Warrants, would be, freely tradable securities, except those New Second Lien Notes and Exchange Warrants (and the common stock upon issuance following a cashless exercise of the Exchange Warrants) that are held by an Affiliate of Nuverra or any person who was an Affiliate of Nuverra 90 days immediately before the Closing Date; and (B) neither the New Second Lien Notes or the Exchange Warrants (and the common stock upon issuance following a cashless exercise of the Exchange Warrants) shall bear any restrictive legend.

 (vii)    Other Liabilities. The Company does not have any non-de minimis Liabilities except for (A) Liabilities or obligations reflected or reserved against in the most recent audited and unaudited consolidated financial statements included in the most recent Company Filed SEC Documents filed by the Company; and (B) Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet included in the Company Filed SEC Documents.

(viii)    Valid Obligations. The Restructuring Documents will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

   (ix)    Registration Exemption. Subject to the compliance by the participants with the procedures in the Operative Documents and Restructuring Documents in connection with the Exchange Offer, the New Second Lien Notes and the Penny Warrants and the common stock issuable upon exercise of the Penny Warrants will (A) qualify for and be issued pursuant to and in compliance with an applicable exemption from registration under the Securities Act; and (B) be issued and granted in compliance with all applicable state securities laws or other Applicable Law.

    (x)    Filings. Except as contemplated by Section 15(b), the execution, delivery, and performance by the Company of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state, or

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governmental authority, regulatory body, or commission, except such filings as may be necessary or required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any rule or regulation promulgated thereunder (the “Exchange Act”) or the Trust Indenture Act of 1939, as amended, and any applicable “blue sky” laws.

   (xi)    New Second Lien Notes. The New Second Lien Notes to be issued by the Company will, on the Closing Date, be in the form contemplated by the New Second Lien Notes Indenture, will have been duly authorized for issuance and sale pursuant to this Agreement and the New Second Lien Notes Indenture and will have been duly executed by the Company and, when authenticated in the manner provided for in the New Second Lien Notes Indenture and delivered to the Supporting Noteholders in connection with the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the New Second Lien Notes Indenture. The guarantees of the New Second Lien Notes on the Closing Date will be in the form contemplated by the New Second Lien Notes Indenture and will have been duly authorized for issuance pursuant to this Agreement and the New Second Lien Notes Indenture; the guarantees of the New Second Lien Notes, on the Closing Date, will have been duly executed by each of the guarantors and, when the New Second Lien Notes have been authenticated in the manner provided for in the New Second Lien Notes Indenture and issued and delivered to the Supporting Noteholders in connection with the Exchange Offer, the guarantees of the New Second Lien Notes will constitute valid and binding agreements of the guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

 (xii)    NFLTL Credit Agreement. The New First Lien Term Loan will, on the Closing Date, be in the form contemplated by the NFLTL Credit Agreement and the NFLTL Credit Agreement will have been duly authorized and executed by the Company and, when authenticated in the manner provided for in the NFLTL Credit Agreement, will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The guarantees of the New First Lien Term Loan on the Closing Date will be in the form contemplated by the NFLTL Credit Agreement and will have been duly authorized for issuance pursuant to this Agreement and the NFLTL Credit Agreement; the guarantees of the New First Lien Term Loan, on the Closing Date, will have been duly executed by each of the guarantors and the guarantees of the New First Lien Term Loan will constitute valid and binding agreements of the guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(xiii)    Net Operating Losses. As of December 31, 2014, the Company had not less than approximately $333 million of net operating loss carryforwards for U.S. federal income tax purposes, of which not less than approximately $215 million were available taking into account the existing limitation under section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the ownership change under section 382 of the Code that occurred on November 30, 2012 (“2012 Ownership Change”). The Company estimates that the annual limitation under section 382 of the Code with respect to the 2012 Ownership Change for the 2015 year was approximately $50 million and that the Company’s net operating loss for the 2015 year was approximately $72 million. The Company estimates that the annual limitation under section 382 of the Code with respect to the 2012 Ownership Change for the 2016 year will be approximately $50 million (for this purpose, not taking into account any ownership change under section 382 of the Code that may occur in connection with

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the Restructuring Transactions). The Company has had no ownership changes under section 382 of the Code since the 2012 Ownership Change, not taking into account any ownership change under section 382 of the Code that may occur in connection with the Restructuring Transaction.

Section 9.    Conditions to Closing.

       (a)    Conditions Precedent to Obligations of the Supporting Noteholders. The obligation of the Supporting Noteholders to consummate the Exchange Offer and the Restructuring Transactions to be consummated on the Closing Date is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Requisite Supporting Noteholders in whole or in part to the extent permitted by Applicable Law):

     (i)    the representations and warranties of the Company and Johnsrud set forth in the Operative Documents and the Restructuring Documents shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (A) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality; and (B) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

    (ii)    the Company and Johnsrud shall have performed and complied in all material respects with all obligations, covenants, and agreements required by the Operative Documents and the Restructuring Documents to be performed or complied with by them on or prior to the Closing Date;

  (iii)    the Company and Johnsrud shall have delivered or paid, or caused to be delivered or paid, all of the items set forth in the Operative Documents and the Restructuring Documents to be delivered or paid by the Company or Johnsrud to the respective Parties designated therein;

   (iv)    immediately prior to the Closing Date, the Company shall have delivered to the Supporting Noteholders a revised liquidity forecast that is materially consistent with the liquidity forecast the Company delivered to the Supporting Noteholders on March 7, 2016;

    (v)    all conditions to the Restructuring Transaction set forth in the Term Sheet shall have been satisfied or expressly waived;

   (vi)    there shall not be in effect any order by a governmental authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Restructuring Transaction;

 (vii)    to the extent that the Company or the Requisite Supporting Noteholders determine that a filing or filings is required under Applicable Law in connection with the transactions contemplated by the Restructuring Transaction, such filing or filings shall have been delivered to and received by the relevant government authority with which the filing or filings is required to be made;

(viii)    the Exchange Offer shall have expired in accordance with its terms, with (A) the Company having received valid tenders of ninety-five percent (95%) of principal amount of outstanding Notes (excluding the Johnsrud Notes) in the Exchange Offer, or such lesser percentage as agreed by the Requisite Supporting Noteholders; (B) the Company having received all of the necessary Consents; and (C) all interest due on the Notes shall have been paid when due in cash in accordance with the Indenture and all interest accrued on the Notes through the Closing Date shall be paid in cash on the Closing Date;

   (ix)    Johnsrud shall have irrevocably tendered the Johnsrud Notes to the Company and paid the $5,000,000 cash deposit in accordance with the terms of the Term Sheet;

    (x)    the Restructuring Documents shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders, and shall have been reviewed and expressly approved by the Requisite Supporting Noteholders in their reasonable discretion;

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   (xi)    the Restructuring Documents (other than the Exchange Offer documents) shall have been executed by all parties thereto (other than the Requisite Supporting Noteholders);

 (xii)    no Material Adverse Change shall have occurred since the date hereof; and

(xiii)    the Company shall have paid, by wire transfer of immediately available funds, all of the Supporting Parties’ Advisors’ Transaction Expenses incurred through the Closing Date plus a reasonable retainer on account of the Supporting Noteholders’ Transaction Expenses to be incurred through the Effective Date, subject to an aggregate cap of $200,000 for the Johnsrud Advisors’ Transaction Expenses.

       (b)    Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the Restructuring Transaction is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by Applicable Law):

     (i)    the representations and warranties of the Requisite Supporting Noteholders and Johnsrud set forth in the Operative Documents and the Restructuring Documents shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (A) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality; and (B) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

    (ii)    each Requisite Supporting Noteholder and Johnsrud shall have performed and complied in all material respects with all obligations, covenants, and agreements required by the Operative Documents and the Restructuring Documents to be performed or complied with by them on or prior to the Closing Date;

  (iii)    there shall not be in effect any order by a governmental authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Restructuring Transaction; and

   (iv)    the Restructuring Documents shall be in form and substance reasonably acceptable to the Company.

       (c)    Change of Control. To the extent that any Restructuring Transaction would trigger a “change of control” payment or similar payment payable to any employee of the Company, all such employees shall permanently waive such payment only for the purposes of the Restructuring Transaction.

       (d)    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 9 if such failure was materially caused by such Party’s failure to comply with any provision of this Agreement.

Section 10.    Amendments and Waivers. Except as provided in Section 6(a), the Operative Documents may not be modified, amended, or supplemented except in a writing signed by the Company and the Requisite Supporting Noteholders; provided, however, that, notwithstanding any provision herein to the contrary, if any such amendment, modification, waiver, or supplement would adversely affect any of the rights or obligations (as applicable) of any Supporting Party in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of Supporting Parties generally, or if any such amendment, modification, waiver, or supplement would impose any cost or liability upon any Supporting Party, such amendment, modification, waiver, or supplement shall also require the written consent of such affected Supporting Party. In determining whether any consent or approval has been given or obtained by the Requisite Supporting Noteholders, any then-existing Supporting Noteholder that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination.

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Section 11.    Transaction Expenses. So long as this Agreement has not been terminated and this Agreement remains in full force and effect, within fifteen (15) days of receipt of an invoice, the Company shall reimburse the Supporting Parties’ Advisors for all Transaction Expenses, subject to an aggregate cap of $200,000 for the Johnsrud Advisors’ Transactions Expenses.

Section 12.    Effectiveness. This Agreement shall become effective and binding upon each Party upon the delivery of duly authorized and executed signature pages hereto by (a) Nuverra; (b) the Subsidiary Guarantors; (c) Johnsrud; and (d) the Requisite Supporting Noteholders (the “Restructuring Support Effective Date”).

Section 13.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.    Specific Performance/Remedies. Subject to the Parties’ termination rights provided herein, each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, such nonbreaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants, including without limitation, to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.    Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 15.    Disclosure; Publicity.

       (a)    All public statements, in whatever form, regarding the Restructuring Transaction, shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders. The Company shall submit drafts to counsel of each Supporting Party of any press releases, public documents, and any and all filings with the SEC that (i) constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure; or (ii) any other disclosure that includes descriptions of the Restructuring Transaction or any Supporting Party and shall negotiate any proposed changes thereto in good faith.

       (b)    Upon execution of this Agreement, unless such information is otherwise publicly disseminated by means acceptable to the Requisite Supporting Noteholders, the Company shall file a Form 8-K, in accordance with applicable SEC regulations, which shall attach this Agreement and the Term Sheet and which shall also include all additional information previously received by the Supporting Noteholders necessary to permit the Supporting Noteholders to trade in the Company’s securities. Following execution of this Agreement, upon receipt by the Supporting Noteholders of any additional information provided by the Company, unless such information is otherwise publicly disseminated by means acceptable to the Requisite Supporting Noteholders, the Company shall promptly file, and in no event later than the Closing Date, in a Form 8-K in accordance with applicable SEC regulations all such information necessary to permit the Supporting Noteholders to trade in the Company’s securities.

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Section 16.    Survival. Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 16 and Section 5(d), Section 6(f), Section 11 (to the extent of accrued, outstanding obligations and for no other reason), Section 14, Section 15, Section 18, Section 19, Section 20, Section 23, Section 24, Section 25, Section 26, and Section 27 hereof and the last paragraph of Section 2 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 17.    Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 18.    Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 18 shall be deemed to permit sales, assignments, or other Transfers of the Claims and Interests other than in accordance with Section 4(b) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 18 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Noteholder Termination Event or any Company Termination Event.

Section 19.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

Section 20.    Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Supporting Party shall continue in full force and effect.

Section 21.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail, or otherwise, which shall be deemed to be an original for the purposes of this Section 21. Without in any way limiting the provisions hereof, additional Supporting Parties may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement.

Section 22.    Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail (“e-mail”); or (c) one Business Day after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Party as shall be specified by like notice):

If to the Company:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, AZ 35254

Attn: Joe Crabb

Phone: 602-903-7407

joe.crabb@nuverra.com

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with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Douglas Bartner, Esq.

Phone: 212-848-8190

Fax: 646-848-8190

douglas.bartner@shearman.com

If to the Supporting Noteholders:

To each Supporting Noteholder at the addresses or e-mail addresses set forth below the Supporting Noteholders’ signature page to this Agreement (or to the signature page to a Joinder Agreement in the case of any Supporting Noteholder that becomes a party hereto after the Restructuring Support Effective Date).

with a copy (which shall not constitute notice) to the Supporting Noteholders’ Advisors at:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Brad Eric Scheler, Esq.

Jennifer L. Rodburg, Esq.

Phone: 212-859-8019

Fax: 212-859-4000

brad.scheler@friedfrank.com

jennifer.rodburg@friedfrank.com

If to Johnsrud:

To Johnsrud at the address or e-mail address set forth below Johnsrud’s signature page to this Agreement.

with a copy (which shall not constitute notice) to Johnsrud’s Advisors at:

Haynes & Boone, LLP

1221 McKinney Street

Suite 2100

Houston, Texas 77010

Attn: Chris Wolfe

Phone: 713-547-2024

Fax: 713-236-5616

chris.wolfe@haynesboone.com

Section 23.    Reservation of Rights; No Admission. Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or Subsidiaries). Without limiting the foregoing sentence in any way, if the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses. This

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Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other Applicable Law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

Section 24.    Fiduciary Duties.

       (a)    Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Company or any directors or officers of the Company to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under Applicable Law; and (ii) to the extent that such fiduciary obligations require the Company or any directors or officers of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 24 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Party Termination Event that may arise as a result of any such action or omission.

       (b)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any directors or officers of the Company that did not exist prior to the execution of this Agreement.

Section 25.    Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement and the Restructuring Transaction. Accordingly, any Applicable Law that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. No Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any Applicable Law would, or might cause, any provision to be construed against such Party.

Section 26.    Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Parties under this Agreement shall be several, not joint. It is understood and agreed that no Supporting Party has any duty of trust or confidence of any kind or form with respect to any other Supporting Party or the Company, and, except as expressly provided in this Agreement, there are no commitments between or among them. In this regard, it is understood and agreed that any Supporting Party may trade in the Claims and Interests without the consent of the Company or any other Supporting Party, subject to Applicable Laws and the terms of this Agreement; provided, however, that no Supporting Party shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences between or among the Supporting Parties or the Company shall in any way affect or negate this Agreement. No Supporting Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Parties.

Section 27.    Tax Reporting. For all U.S. federal, state, and local income tax purposes, the Company agrees to treat and report the New Second Lien Notes as issued at an issue price as determined in accordance with Treas. Reg. §1.1273-2(b)(1) as mutually agreed by the Requisite Supporting Noteholders and the Company acting reasonably and in good faith.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:
Name:
Title:

Subsidiary Guarantors:

[●]

By:
Name:
Title:

[Restructuring Support Agreement Signature Pages]

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

Notice Information:

[Name]
[Address]
Attention:	[Name] ([email address])

$ aggregate outstanding principal amount of Notes

[Restructuring Support Agreement Signature Pages]

STRICTLY CONFIDENTIAL

MARK D. JOHNSRUD

By:
Title:

Notice Information:

[Address]
Attention:	[Name] ([email address])

$ aggregate outstanding principal amount of Notes

[Restructuring Support Agreement Signature Pages]

EXHIBIT A

TERM SHEET

SUMMARY OF PRINCIPAL TERMS FOR

FINANCIAL RESTRUCTURING OF

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

March 11, 2016

This non-binding indicative term sheet (the “Term Sheet”) sets forth certain principal terms and conditions of a proposed out-of-court restructuring (the “Restructuring”) of the outstanding indebtedness and equity of Nuverra Environmental Solutions, Inc. (together with its affiliates and subsidiaries, the “Company”).

This Term Sheet is confidential and shall not be disseminated to any person without the prior written consent of Ascribe Capital LLC, Gates Capital Management, Inc. and Phoenix Investment Adviser LLC (collectively, the “Supporting Noteholders”). This Term Sheet shall be governed by Rule 408 of the Federal Rules of Evidence and any and all similar and applicable rules and statutory provisions governing the non-admissibility of settlement discussions. Nothing herein and nothing contemplated by or resulting from any of the transactions contemplated herein will prejudice or act as waiver of any claims, causes of action or defenses of any party.

The proposed terms and conditions set forth in this Term Sheet are intended merely as an outline of certain material terms of the Restructuring and are provided for discussion purposes only and do not constitute an offer, agreement or binding commitment by or on behalf of any party. This Term Sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the Restructuring and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. In addition, this Term Sheet is subject to tax and accounting review. This Term Sheet is not a binding obligation to consummate the Restructuring. Any such obligation will be created only by definitive agreements, the provisions of which will supersede this Term Sheet.

I.	Assumptions

This Term Sheet is based on the following assumptions.

ABL Facility	The aggregate principal amount outstanding under the ABL Facility due January 2018 (as amended, restated or otherwise modified from time to time, the “ABL Facility”), inclusive of any revolving loans or letters of credit outstanding, as of January 31, 2016 is $96.8 million plus accrued and unpaid interest thereunder.

2018 Notes	The aggregate outstanding face amount of notes (the “2018 Notes”) issued pursuant to that certain Indenture, dated April 10, 2012, by and among Nuverra Environmental Solutions, Inc., as borrower, the Bank of New York Mellon Trust Company, N.A., as trustee and the guarantors thereof (as supplemented or amended prior to the date hereof) (the “2018 Notes Indenture”), is $400 million plus accrued and unpaid interest thereunder.

Equity	The Company has 28,181,083 shares of common stock outstanding. The Company is authorized to issue 50 million shares of common stock with a $0.001 par value and one million shares of preferred stock with a $0.001 par value. No preferred stock has been issued or is outstanding.

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II.	ABL Facility

ABL Facility Amendment

Upon the consummation of the Restructuring and the transactions contemplated thereby (excluding the Rights Offering (as defined below)) (the “Closing Date”), the ABL Facility shall be amended (the “Facility Amendment”) such that the $125 million commitment shall be reduced to $100 million. In addition:

1. The ABL advance rate shall be frozen at 80% from and after the Closing Date.

2. There shall be a 0.35% commitment fee payable to the lenders under the ABL Facility and a collateral management fee of $2,500/month payable to the agent under the ABL Facility.

3. The agent under the ABL Facility shall be granted cash dominion and the right to a daily cash sweep.

4. Replacement of existing secured leverage ratio covenant with minimum cumulative EBITDA based on a 20% cushion to the Company’s projections for the four months ending on April 30, 2016, and a 15% cushion to the Company’s projections thereafter, in each case, tested monthly.

5. Mandatory application of proceeds of the New First Lien Term Loan and the Rights Offering to pay down the ABL Facility.

III.	2018 Notes Exchange Offer

General Terms

The Company shall offer to exchange (the “Exchange Offer”) the $368.6 million of the 2018 Notes into $368.6 million of new second lien notes (“New Second Lien Notes”), the terms of which are set forth in Section VI hereof pursuant to an unregistered transaction pursuant to section 3(a)(9) exemption from registration or another available exemption from registration; provided, that, holders are entitled to customary registration rights to the extent necessary. The New Second Lien Notes, the Exchange Warrants (as defined below) and assuming a cashless exercise, the common stock issuable upon the exercise of the Exchange Warrants shall be freely tradable securities and unlegended when issued at closing.

All holders of the 2018 Notes, excluding the Company’s Chief Executive Officer, Mark D. Johnsrud, shall have the right to participate in the Exchange Offer. All holders of 2018 Notes that validly tender in the Exchange Offer within a specified period shall receive, as an early exchange fee, their pro rata share of penny warrants (the “Exchange Warrants”) to purchase 10% of the common shares of the Company subject to dilution by the shares issued or to be issued in connection with the MIP (defined below).

The Exchange Offer shall close on the Closing Date substantially concurrently with the closing of the other transactions described herein unless otherwise provided herein.

Exit Consents	Simultaneous with the commencement of the Exchange Offer, the Company agrees to seek consents (the “Consents”) from each holder of 2018 Notes for the amendment of the 2018 Notes Indenture so as to waive, modify or eliminate covenants, defaults, events of default and other provisions as agreed by the Company and the Supporting Noteholders. Holders of 2018 Notes shall be required to provide Consents as a condition to participating in the Exchange Offer. The Company shall not pay any fee or other consideration to the consenting holders of 2018 Notes in connection with the Consents. Any executed Consents shall become effective only upon the consummation of the Restructuring.

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IV.	2018 Notes Equity Conversion and Rights Offering

General Terms of Conversion

$31.4 million in aggregate principal amount of the 2018 Notes beneficially owned or controlled by Mark D. Johnsrud (the “2018 Notes Equity Conversion”) shall be converted into common shares of the Company at the Conversion Price (defined below). In addition, all other holders of the 2018 Notes shall have the right to elect to participate in the 2018 Notes Equity Conversion.

To the extent necessary to carry out the 2018 Notes Equity Conversion, the Company shall issue sufficient additional shares of common stock of the Company with a $0.001 par value as soon as practicable after the Closing Date of the Restructuring. The issuance of shares of common stock of the Company in respect of the 2018 Notes irrevocably tendered by or on behalf of Mark D. Johnsrud as provided herein shall not be a condition to the Closing Date.

Conversion Price	The Conversion Price for the 2018 Notes Equity Conversion shall be the higher of (x) the volume weighted, average closing price of the Company’s common stock for the fifteen (15) days preceding the public announcement of the Restructuring and (y) the volume weighted, average closing price of the Company’s common stock for the fifteen (15) days following the public announcement of the Restructuring (the “Conversion Price”).

Rights Offering	All holders of common stock of the Company shall be granted the right to participate in a rights offering (the “Rights Offering”) pursuant to which each holder shall have the right to subscribe for its pro rata share of $5.0 million of common stock in the Company, exercisable at a 20.00% discount to the Conversion Price, subject to dilution by the shares issued or to be issued in connection with the MIP. The Rights Offering will yield proceeds of $5.0 million. The rights may be exercised only in exchange for cash. Mr. Johnsrud will backstop the Rights Offering and shall deposit $5.0 million into escrow on the Closing Date. Upon the consummation of the Rights Offering, Mr. Johnsrud will receive a backstop fee of 5.00% payable in the form of additional common stock in the Company issued at the Conversion Price, subject to dilution by the shares issued or to be issued in connection with the MIP. The Rights Offering shall be registered with the SEC. It shall not be a condition to the Closing Date that the Rights Offering shall have closed.

V.	New First Lien Term Loan

General Terms

Ascribe Capital LLC and Gates Capital Management, Inc. (the “New First Lien Lenders”) shall fund a new last out first lien term loan in the aggregate amount of $24.0 million (the “New First Lien Term Loan”). Each New First Lien Lender shall fund its pro rata share of the New First Lien Term Loan based upon the amount of 2018 Notes held by such New First Lien Lender as of the date of the RSA compared to the total amount of 2018 Notes held by both New First Lien Lenders as of the date of the RSA. The New First Lien Term Loan shall be fully funded on the Closing Date.

If following the Closing Date a New First Lien Lender (or subsequent transferee) seeks to sell, assign, participate, transfer or otherwise dispose of all or any portion of its New First Lien Term Loan, then the non-selling New First Lien Lender shall have a right of first refusal to purchase the New First Lien Term Loan being offered for sale by the selling New First Lien Lender

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(the “ROFR”). The ROFR shall be subject to customary exceptions and, other than as provided in this paragraph, sales, assignments, participations, transfers or other dispositions of the New First Lien Term Loan shall not be subject to any consent rights in favor of the Company.

The New First Lien Lenders shall receive a commitment fee of penny warrants (the “NFLTL Warrants”, and together with the Exchange Warrants, the “Penny Warrants”) to purchase 5.00% of the common shares of the Company, subject to dilution by the shares issued or to be issued in connection with the MIP.

Interest Rate	The interest rate for the New First Lien Term Loan will be 13.00% per annum, paid in kind.

Collateral	The New First Lien Term Loan and the guaranties thereof will be secured by pari passu liens on the same collateral as the ABL Facility.

Pari Passu Intercreditor Agreement	The relative rights and priorities in the shared collateral among the administrative agent under the ABL Facility (the “First Lien Agent”) and the agent under the New First Lien Term Loan will be set forth in an intercreditor agreement (the “Pari Passu Intercreditor Agreement”), which shall contain terms that are customary for intercreditor agreements governing such facilities and reasonably satisfactory to the Borrower, the First Lien Agent and the New First Lien Lenders. Each of the First Lien Agent and the agent under the New First Lien Term Loan shall execute the Intercreditor Agreement on the Closing Date. It is understood that the New First Lien Term Loan will be subordinated in right of payment to the payment in full of the ABL Facility.

Other Terms	The New First Lien Term Loan will mature ninety (90) days after the ABL Facility and shall contain terms consistent with the ABL Facility (with such modifications as are necessary to reflect the term loan nature of the New First Lien Term Loan, including, without limitation, the elimination of availability based unlimited restricted payments basket and similar baskets) unless otherwise agreed to by the New First Lien Lenders.

VI.	New Second Lien Notes

Borrower	Nuverra Environmental Solutions, Inc.

Guarantors	The same parties that guarantee the Borrower’s obligations under the 2018 Notes Indenture shall guarantee the Borrower’s obligations under the indenture governing the New Second Lien Notes (the “Second Lien Notes Indenture”).

Second Lien Trustee	[TBD]

Type and Amount	Principal amount of $368.6 million (less the principal amount of 2018 Notes held by (i) holders that elect to participate in the 2018 Notes Equity Conversion and (ii) holders that do not elect to participate in the Exchange Offer) to be issued pursuant to the Second Lien Notes Indenture in connection with the Exchange Offer.

Ranking	The New Second Lien Notes will rank pari passu in right of payment to all senior indebtedness of the Borrower and senior to all subordinated indebtedness of the issuer.

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Collateral	The New Second Lien Notes and the guaranties thereof will be secured by junior liens on the same collateral as the ABL Facility.

Intercreditor Agreement	The relative rights and priorities in the collateral among the administrative agent under the ABL Facility (the “First Lien Agent”) and the Second Lien Trustee will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which shall contain terms that are customary for intercreditor agreements governing such facilities and reasonably satisfactory to the Borrower, the First Lien Agent and the Supporting Noteholders. Each of the First Lien Agent and the Second Lien Trustee shall execute the Intercreditor Agreement on the Closing Date.

Maturity	The New Second Lien Notes will mature on April 15, 2021 (the “Second Lien Maturity Date”).

Amortization	The New Second Lien Notes shall not be subject to amortization and final payment of all amounts outstanding, plus accrued interest, shall be due on the Second Lien Maturity Date.

Interest Rate	Interest on the New Second Lien Notes will be paid semi-annually on April 15 and October 15 of each year until the Second Lien Maturity Date at the following rate (the “Interest Rate”):

Period	Applicable Interest Rate
On or before October 15, 2016	12.50% per annum, paid in kind
After October 15, 2016 but on or before April 15, 2018	10% per annum, 50% of which shall be paid in kind and 50% of which shall be paid in cash
After April 15, 2018	10% per annum, paid in cash

Optional Prepayments	The New Second Lien Notes may not be prepaid in whole or in part before April 15, 2017. On or after April 15, 2017, the Company may redeem all or a part of the New Second Lien Notes at the redemption prices set forth below, plus accrued and unpaid interest on the New Second Lien Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Applicable Premium
2017	115%
2018	110%
2019	105%
2020	102.5%

Second Lien Documentation	Except as set forth herein and unless otherwise agreed to by the Supporting Noteholders, the definitive documentation for the New Second Lien Notes (the “Second Lien Documentation”) shall be consistent with the terms set forth in the definitive documentation for the 2018 Notes indenture (the “2018 Notes Documentation”) with changes and modifications that reflect the second lien note nature of the New Second Lien Notes. The Second Lien Documentation will be prepared by Fried Frank.

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Representations and Warranties	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes.

Affirmative Covenants	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes.

Negative Covenants	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes and tightening of the general baskets as agreed to by the Company and the Supporting Noteholders.

Events of Default	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes.

Expenses	Customary for financing of this type.

Governing Law	New York.

VII.	Other Terms of Restructuring

Consummation Deadline	The Closing Date shall occur no later than April 25, 2016.

Penny Warrants

The Penny Warrants shall be immediately exercisable and contain customary terms and conditions, including customary anti-dilution protections. At the option of the holder, the Penny Warrants may be cash settled or net share settled.

In addition, the agreement governing the Penny Warrants shall provide that if the Company undertakes a go-private transaction, the holders of the Penny Warrants or the common stock issued upon conversion of the Penny Warrants shall have tags and drags and, once the Company is private, the holders of the Penny Warrants or the common stock issued upon conversion of the Penny Warrants shall have customary shareholder protections including, among others, tags, drags, rights of first refusal, preemptive rights and registration rights.

Registration Rights	Promptly, but no later than fifteen (15) business days following the Closing Date, the Company shall prepare and file with the SEC one or more “shelf” registration statements covering the resale of the NFLTL Warrants and the Exchange Warrants and the shares of common stock issuable upon conversion of the NFLTL Warrants and Exchange Warrants.

Conditions to Restructuring

The Restructuring shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions satisfactory to the Supporting Noteholders, including, without limitation:

1.    Satisfaction (or waiver with the consent of the Supporting Noteholders) of all conditions to the Exchange Offer, including the following:

•    at least 95%, or such lesser amount as agreed to by the Company and the Supporting Noteholders, of the 2018 Notes held by holders that are entitled to participate in the Exchange Offer, elect to participate in the Exchange Offer, which for the avoidance of doubt shall not include the 2018 Notes beneficially owned or controlled by Mark D. Johnsrud;

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•    receipt of the necessary Consents; and

•    all interest due on the 2018 Notes shall be paid in cash when due in accordance with the 2018 Notes Indenture and all accrued interest due on the 2018 Notes through the Closing Date shall be paid in cash on the Closing Date.

2.    Receipt by the Company of a $5.0 million cash deposit from Mr. Johnsrud to be held in escrow in connection with the Rights Offering;

3.    All documents related to the Restructuring are in form and substance acceptable to the Company, the lenders under the ABL Facility and the Supporting Noteholders;

4.    Entry into new employment agreements, including appropriate non-compete agreements, with certain key employees on terms acceptable to the Company, the lenders under the ABL Facility and the Supporting Noteholders;

5.    To the extent that any Restructuring transaction would trigger a “change of control” payment or similar payment payable to any employee of the Company, all such employees shall permanently waive such payment;

6.    All requisite governmental or regulatory approvals for the Restructuring shall have been obtained and no governmental or regulatory authority shall have taken any action that could reasonably be expected to have a material adverse effect on the consummation of the Restructuring;

7.    From and after the execution of the RSA (defined below), there shall be no material adverse change to the assets, liabilities, businesses or prospects of the Company, excluding any changes affecting (i) economic or financial market conditions generally and (ii) the oil and gas industries generally, unless these changes have a disproportionate effect on the Company;

8.    Payment of the fees and expenses of the Supporting Noteholders (including for counsel and a financial advisor as set forth below);

9.    The tax structure is acceptable to the Supporting Noteholders;

10. Execution of the Facility Amendment; and

11. Execution of the Intercreditor Agreement.

Management Incentive Plan	Following the Closing Date, the Company shall implement a Management Incentive Plan, which shall be in form and substance acceptable to the Supporting Noteholders, that will provide for issuance of up to 5-10% of the outstanding common stock of the Company on a fully diluted basis (the “MIP”). The form of equity shall be stock options. Other material terms, including allocation of the Management Incentive Plan, shall be determined by the board of directors of the Company.

Board Observer Rights	For so long as a New First Lien Lender continues to hold a majority of the Penny Warrants (or the stock represented thereby) issued to such New First Lien Lender on the Closing Date, such New First Lien Lender, individually, shall have the right to have a non-voting observer attend meetings of the board of directors of the Company.

Press Release	All public statements by the Company related to the Restructuring (including press releases, Form 8-Ks or other statements) shall be in form and substance reasonably acceptable to the Supporting Noteholders, subject to applicable law or rules of any securities exchange.

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Upon execution of the RSA (defined below), the Company shall file a Form 8-K which shall attach the RSA and this Term Sheet and which shall also include all additional information received by the Supporting Noteholders necessary to permit the Supporting Noteholders to trade in the Company’s securities.

Restructuring Support Agreement/Supporting Noteholders Fees and Expenses

The Company and the Supporting Noteholders will enter into a Restructuring Support Agreement (the “RSA”). The RSA shall provide that the Supporting Noteholders shall, subject to the terms of the RSA, agree to participate in the Exchange Offer on the terms set forth herein and in the definitive documents. The Supporting Noteholders shall have the right to immediately terminate the RSA (i) if the Company fails to pay any amounts when due under the 2018 Notes Indenture, or (ii) upon the occurrence of an event of default under the 2018 Notes Indenture or the ABL Facility. The RSA shall also provide for the reimbursement of the Supporting Noteholders by the Company.

The Company will execute fees letters with advisors for the Supporting Noteholders pursuant to which the Company will reimburse the Supporting Noteholders all their reasonable fees and expenses (including the reasonable and documented legal fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) incurred in connection with the transaction contemplated hereby. In connection with the Supporting Noteholders retention of Fried Frank, the Company will provide Fried Frank with a reasonable advance payment in an amount to be agreed.

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SCHEDULE I

Potential Asset Sales

Asset / Location	Description	Legal Entity
Real Property Beach, North Dakota	Approximately 80 acres in Gold Valley County, North Dakota SW of Section 13 in Township 140, Beach, ND 58621	Badlands Power Fuels, LLC

Real Property Palermo, North Dakota	Approximately 40 acres in Mountrail County, North Dakota S of US Hwy #2 in Township 156, Palermo, ND 58769	Badlands Power Fuels, LLC

Real Property Williston, North Dakota	Approximately 145 acres in Williams County, North Dakota SW of Section 17 in Township 155 Williston, ND 58801	Badlands Power Fuels, LLC

Real Property Town of Millet, Texas	Approximately 173 acres in La Salle County, Texas Town of Millet, TX 78014	Heckmann Water Resources CVR, Inc.

Real Property Long Branch, Texas	Approximately 171 acres in Rusk County, Texas East Long Branch, TX 75669	Heckmann Water Resources CVR, Inc.

Real Property with Home Long Branch, Texas	Approximately 3 acres with home in Rusk County, Texas 8082 County Road 3124 East Long Branch, TX 75669	Heckmann Water Resources CVR, Inc.

Office, Shop and Real Property Carthage, Texas	Approximately 10 acres in Panola County, Texas 1607 NE Loop, Carthage, TX 75633	Heckmann Water Resources CVR, Inc.

Miss Lou SWD (Real Property, Well and Permit) Liberty, Mississippi	Salt Water Injection Well in Amite County, Mississippi 6074 MS Hwy 584, Liberty, MS 39645	Heckmann Water Resources CVR, Inc.

Dillard SWD (Well, Permit and Lease) Center, Texas	Salt Water Injection Well in Shelby County, Texas 13954 State Hwy 7, Center, TX 75935	Complete Vacuum and Rental, LLP (lessee only)

Smith SWD (Well, Permit and Lease) Pollok, Texas	Salt Water Injection Well in Angelina County, Texas 14848 Hwy 69 N. Pollok, TX 75969	Complete Vacuum and Rental, LLP (lessee only)

Harris SWD (Well, Permit and Lease) Carthage, Texas	Salt Water Injection Well in Panola County, Texas 107 CR 153 Carthage, TX 75633	Complete Vacuum and Rental, LLP (lessee only)

Real Property and Appleby SWD (Real Property, Well and Permit) Nacogdoches, Texas	Approximately 10 acres of real property and Salt Water Injection Well in Nacogdoches County, Texas 14936 US Highway 59 S, Nacogdoches, TX 75965	Heckmann Water Resources CVR, Inc.

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EXHIBIT B

JOINDER AGREEMENT

[●], 2016

The undersigned (“Transferee”) hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement, dated as of [●], 2016, a copy of which is attached hereto as Annex I (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Nuverra Environmental Solutions, Inc., a Delaware corporation (“Nuverra”), and each of the other subsidiary guarantors parties thereto (collectively, the “Company”) and the entities and persons named therein as “Supporting Parties”, and that it has been represented, or has had the opportunity to be represented, by counsel with respect to the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.    Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement. The Transferee shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Agreement and with respect to all Claims and Interests held by such Transferee.

2.    Representations and Warranties. The Transferee hereby makes the representations and warranties of the Supporting Parties set forth in Section 8 of the Agreement to each other Party or only the Company (as applicable).

3.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:
Name of Transferee:

By:
Name:
Title:

Notice Address:

Attention:

with a copy to:

Attention:

[Claim or Equity Interest Acquired]

[Joinder Agreement to Restructuring Support Agreement Signature Page]

ANNEX I

RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT C

CERTAIN PROVISIONS OF THE FORM OF TERM LOAN CREDIT AGREEMENT APPLICABLE DURING THE NON-CASH PAY PERIOD

5. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1. Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2. [Intentionally Omitted].

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5. Taxes. Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6. Insurance. Borrower will, and will cause each of its Subsidiaries to, at Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located and (b) with respect to all Real Property Collateral located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, maintain flood insurance with respect to such Real Property Collateral (including any personal property which is located thereon) in an amount satisfactory to Agent. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, each of Hartford Fire Insurance Company and ACE American Insurance Company is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection. Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.

5.8. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9. Environmental. Borrower will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10. Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries. Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than an

Immaterial Subsidiary) after the Closing Date, within 10 Business Days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation, or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12. Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $2,500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13. Lender Meetings. Borrower will, no less frequently than monthly, upon reasonable prior notice and subject to Section 17.9, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous month and the portion of the fiscal year then ended and the financial condition of Borrower and its Subsidiaries and the projections presented for the then-current fiscal month and such upcoming fiscal periods of Borrower as Agent may request.

5.14. Location of Equipment. Borrower will, and will cause each of its Subsidiaries to, keep its Equipment only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 5.14; provided, that (a) Borrower may amend Schedule 4.24 or Schedule 5.14 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and (b) Certificated Equipment may be moved within the United States.

5.15. [Intentionally Omitted].

5.16. Material Contracts. Borrower shall, and shall cause each of its Subsidiaries to maintain in full force and effect the Material Contracts and Borrower shall provide notice to Agent promptly, but in any event within 5 Business Days after the occurrence thereof, of any material amendments, supplements or other modifications to any Material Contract.

5.17. [Excess Proceeds Under Indenture. Subject in all respects to Section 2.4(f)(ii), no less than thirty (30) days prior to the date that Borrower and its Subsidiaries shall have Excess Proceeds and/or Net Bond Proceeds that are expected to become Excess Proceeds in the aggregate in excess of $25,000,000, Borrower shall (A) either (i) repay Revolving Credit Agreement Obligations, as required by the Revolving Credit Agreement, (ii) repay Term Loans in accordance with Section 2.4(c) or (iii) apply such funds in accordance with [clauses (2), (3) or (4) of Section 4.10(b)] of the New Bond Indenture (provided, that such application is not otherwise prohibited by this Agreement), in either case such that the result is that no such Excess Proceeds shall be used, and shall not be required to be used, to repurchase any of the New Bonds, and (B) deliver to Agent a certification by an Authorized Person that no such Excess Proceeds have or will be, and are not required to be, used to repurchase any of the New Bonds. Upon the request of Agent, Borrower shall deliver a report to Agent (i) describing each Asset Sale consummated since April 10, 2012 and the date of consummation thereof, (ii) setting forth the date of receipt and amount of Net Bond Proceeds in connection with each such Asset Sale, and (iii) setting forth the date and the application of the Net Bond Proceeds from each such Asset Sale in accordance with [clauses (2), (3) or (4) of Section 4.10(b)] of the New Bond Indenture. Not less than one hundred (120) days prior to the date that any Net Bond Proceeds of Asset Sales would become Excess Proceeds, Borrower shall provide written notification thereof to Agent, together with a certification by an Authorized Person certifying the amount of such Net Bond Proceeds that shall become Excess Proceeds.]

6. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1. Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to,

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Borrower that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4. Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5. Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6. Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Revolving Credit Agreement Obligations and (C) Permitted Intercompany Advances,

(ii) optionally prepay, redeem, defease, purchase, or otherwise acquire, any Existing Bond Debt or New Bond Debt, or

(iii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j), (k) and (t) of the definition of Permitted Indebtedness,

(ii) the Revolving Credit Agreement, if the effect of such amendment, modification or change is to increase the amount of borrowings available thereunder or to increase the obligations of Borrower, its Subsidiaries or its Affiliates thereunder, or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7. Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may make distributions to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Borrower on account of repurchases of the Equity Interests of Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Borrower.

6.8. Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9. Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, (ii) do not involve one or more payments by Borrower or its Subsidiaries in excess of $2,500,000 for any single transaction or series of related transactions, and (iii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

(c) so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(d) transactions permitted by clause (p) of the definition of “Permitted Investment”, and transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.

Notwithstanding anything contained in the Loan Documents to the contrary, no Loan Party shall make an Investment in, sell, lease, license, assign, contribute or otherwise transfer any assets to, make any distributions or payments to, or otherwise engage in, or enter into, any transaction with, any Immaterial Subsidiary, which involves in excess of $100,000 in any fiscal year for all such Investments, transfers, distributions, payments and transactions with all Immaterial Subsidiaries.

6.11. Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including the repurchase, redemption, prepayment or other acquisition of any New Bond Debt; provided, however, that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12. Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Borrower, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13. Immaterial Subsidiaries. Borrower will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.

6.14. Capital Expenditures. Borrower will not, and will not permit any of its Subsidiaries to make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business (x) for the fiscal years ending December 31, 2016 and December 31, 2017, in an aggregate amount for Borrower and its subsidiaries not exceeding $7,500,000 during such fiscal year, and (y) for each fiscal year ending thereafter, in an aggregate amount for Borrower and its subsidiaries not exceeding $10,000,000 during such fiscal year.

7. FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

(a) Minimum EBITDA. [Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto: [TO BE UPDATED BASED ON REVISED FORECAST.]

Applicable Amount	Applicable Period
$2,117,000	For the 4 month period ending April 30, 2016

$3,121,000	For the 5 month period ending May 31, 2016

$4,572,000	For the 6 month period ending June 30, 2016

$6,648,000	For the 7 month period ending July 31, 2016

$8,750,000	For the 8 month period ending August 31, 2016

$10,885,000	For the 9 month period ending September 30, 2016

$13,067,000	For the 10 month period ending October 31, 2016

$15,280,000	For the 11 month period ending November 30, 2016

$17,564,000	For the 12 month period ending December 31, 2016, and for each 12 month period ending each month thereafter]